SUBSCRIPTION AND DIRECT COMMUNITY OFFERING PROSPECTUS
Up to 1,653,125 Shares of common stock
                                                           Third Century Bancorp
                                                        80 East Jefferson Street
                                                         Franklin, Indiana 46131

--------------------------------------------------------------------------------


Mutual Savings Bank based in Franklin, Indiana, is converting from the mutual form to the stock form of organization. Upon completion of the conversion, Mutual Savings Bank will become a wholly-owned subsidiary of Third Century Bancorp, which was formed on March 15, 2004. The common stock of Third Century Bancorp is being offered to the public under the terms of a plan of conversion that must be approved by a majority of the votes eligible to be cast by members of Mutual Savings Bank. The offering will not go forward if Mutual Savings Bank does not receive this approval.


--------------------------------------------------------------------------------

                                TERMS OF OFFERING

     An independent appraiser has estimated the market value of the converted Mutual Savings Bank to be between $10,625,000 and $14,375,000, which establishes the number of shares to be offered based upon a price of $10.00 per share. The maximum number of shares to be offered may be increased to 1,653,125 shares. Based on these estimates, we are making the following offering of shares of common stock.

                                                                                        Maximum,
                                         Minimum       Midpoint         Maximum      As Adjusted


o  Price Per Share:                          $10            $10             $10              $10
o  Number of Shares                    1,062,500      1,250,000       1,437,500        1,653,125
o  Gross Offering Proceeds           $10,625,000    $12,500,000     $14,375,000      $16,531,250
o  Estimated offering expenses
     excluding underwriting
     commissions and expenses           $406,325       $414,200        $406,075         $405,731
o  Underwriting commissions
     and expenses (1)                   $135,675       $163,800        $191,925         $224,269
o  Net Proceeds to Third Century
     Bancorp                         $10,083,000    $11,922,000     $13,777,000      $15,901,250
o  Net Proceeds per share to
     Third Century Bancorp                 $9.49          $9.54           $9.58            $9.62
---------------------



(1) See "The Conversion - Marketing Arrangements" at page 91 for a discussion of Keefe, Bruyette & Woods, Inc.'s compensation for this offering.



          Investing in the common stock involves a high degree of risk. Please read "Risk Factors" beginning on page 12 of this document.


     These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. The securities are subject to investment risks, including possible loss of the principal invested.


     Neither the Securities and Exchange Commission, the Indiana Department of Financial Institutions, the Federal Deposit Insurance Corporation nor any state securities regulator has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

     Keefe, Bruyette & Woods, Inc. will use its best efforts to assist Third Century Bancorp in selling at least the minimum number of shares but does not guarantee this number will be sold. All funds received from subscribers will be held in an escrow savings account at Mutual Savings Bank earning interest at its passbook rate, which is currently 0.15% per annum, until the completion or termination of the conversion. Keefe, Bruyette & Woods, Inc. intends to apply for and maintain quotation of the common stock on the OTC "Electronic Bulletin Board."


     This offering will end at 12:00 p.m., Franklin time, on June 14, 2004, and may be extended, under certain circumstances, to no later than June 21, 2006. If we fail to sell 1,062,500 shares by July 29, 2004, you will receive a prompt refund of your payment to us, plus interest, unless you affirmatively elect to continue your subscription through any extension period. You will not be able to revoke your subscription for common stock unless we extend the offering beyond July 29, 2004. Shares purchased by our management will count toward the number of shares sold in the conversion.


     For information on how to subscribe,  call the Stock Information  Center at
(317) 736-7492.


                             KEEFE, BRUYETTE & WOODS
                          Prospectus dated May 13, 2004



                                TABLE OF CONTENTS
                                                                                             Page


Questions and Answers About the Stock Offering .....................................           4
Summary ............................................................................           6
Risk Factors .......................................................................          12
Recent Developments ................................................................          16
Proposed Purchases by Directors and Executive Officers .............................          20
Third Century Bancorp ..............................................................          21
Mutual Savings Bank ................................................................          21
Market Area ........................................................................          22
Use of Proceeds ....................................................................          22
Dividend Policy ....................................................................          23
Market for the Common Stock ........................................................          24
Competition ........................................................................          25
Capitalization .....................................................................          25
Pro Forma Data .....................................................................          27
Regulatory Capital Compliance ......................................................          30
Selected Consolidated Financial Data of Mutual Savings Bank and Subsidiary .........          31
Management's Discussion and Analysis or Plan of Operation ..........................          32
Business of Mutual Savings Bank ....................................................          47
Management .........................................................................          64
Executive Compensation and Related Transactions ....................................          66
Regulation .........................................................................          74
Taxation ...........................................................................          81
The Conversion .....................................................................          81
Restrictions of Acquisition of Third Century Bancorp ...............................          97
Description of Capital Stock .......................................................         103
Transfer Agent .....................................................................         104
Registration Requirements ..........................................................         104
Legal and Tax Matters ..............................................................         104
Experts ............................................................................         105
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure         105
Additional Information .............................................................         105
Mutual Savings Bank Financial Statements ...........................................         F-1


     This document contains forward-looking statements that involve risks and uncertainties. Third Century Bancorp's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 12 of this Prospectus.

             [Map of Indiana indicating branch locations omitted.]

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING


Q:   How do I purchase the stock?

A: You must complete and return the Stock Order Form to us, together with your payment, on or before 12:00 p.m., Franklin time, on June 14, 2004.


Q. How much stock may I purchase?

A: The minimum purchase is $250 (25 shares). No individual or individuals, through a single account, may purchase more than $150,000 (15,000 shares). Purchases cannot exceed $250,000 (25,000 shares) when made by any person or persons who may be acting together with you, such as your spouse or other relatives, or companies or trusts in which you have an interest. We may decrease or increase the maximum purchase limitation without notifying you.

     The following examples illustrate how these purchase limitations may apply to you.

          o If you hold more than one account at Mutual Savings Bank ("Mutual"), each in your individual capacity, you will be deemed to hold a single account and may only purchase up to 15,000 shares in the Subscription Offering.

          o If you hold only one joint account with one or more persons, you and such joint holders may only purchase in the aggregate up to 15,000 shares in the Subscription Offering with respect to that account.

          o If you have a single account and one joint account with another person (such as your spouse), you and that other person may each purchase up to 15,000 shares in the Subscription Offering subject to the overall maximum of 25,000 shares.

          o If you hold two separate joint accounts with another person, you and that other person may each purchase up to 15,000 shares in the Subscription Offering, subject to the overall maximum of 25,000 shares.


     These examples do not address every situation and do not modify the purchase limitations included in the plan of conversion described in this Prospectus. Due to the complexity of the rules governing the number of shares you may purchase, we encourage you to call the Stock Information Center at (317) 736-7492 if you have any questions.

     If we have a Direct Community Offering, each purchaser may purchase up to 15,000 shares in that offering. However, your total purchases in the conversion combined with persons associated with you may not exceed 25,000 shares (or $250,000).

     In certain instances, your purchase may be grouped together with purchases by other persons who are associated with you. We may increase or decrease the maximum purchase limitation. If the offering is oversubscribed, shares will be allocated based upon a formula.


Q.   Can I change my mind after I place an order to subscribe for stock?

A. No. After we receive your order form and payment, you may not cancel or modify your order unless we extend the offering beyond July 29, 2004. If you cancel your order, you will receive a prompt refund plus interest.


Q:   How may I pay for my shares of stock?

A: First, you may pay for stock by check or money order. Interest will be paid by Mutual on these funds at its passbook rate, which is currently 0.15% per annum, from the day the funds are received until the completion or termination of the conversion. Second, you may authorize us to withdraw funds from your savings account(s) or certificate(s) of deposit at Mutual for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the conversion.


Q:   Can I purchase shares using funds in any IRA accounts I hold?


A: You may use your IRA to purchase shares using your IRA funds if you have or establish a self-directed IRA. Please call our Stock Information Center for more information as soon as possible but no later than June 7, 2004.



Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire document. After reading this document, if you have questions or need assistance, you should contact:

                            Stock Information Center
                              Mutual Savings Bank
                            80 East Jefferson Street
                            Franklin, Indiana 46131
                                 (317) 736-7492

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the financial statements and the notes to the financial statements of Mutual Savings Bank.


The Companies

                             Third Century Bancorp
                            80 East Jefferson Street
                            Franklin, Indiana 46131
                                 (317) 736-7151

     Third Century Bancorp is not currently an operating company and has not engaged in any significant business to date. We were formed on March 15, 2004, as an Indiana corporation to be the holding company for Mutual Savings Bank. The holding company structure will provide us with greater flexibility in terms of operations, expansion and diversification. See page 21.

                              Mutual Savings Bank
                            80 East Jefferson Street
                            Franklin, Indiana 46131
                                 (317) 736-7151


     Mutual Savings Bank is a community- and customer-oriented Indiana mutual savings bank that provides financial services to individuals, families and small businesses. Historically, Mutual has attracted deposits from the general public and has made one- to four-family mortgage loans, commercial real estate loans, home equity loans, second mortgage loans, other consumer loans, real estate construction loans and commercial loans. On December 31, 2003, we had total assets of $106.6 million, deposits of $78.7 million and equity capital of $8.0 million. See page F-4.



The Stock Offering

     We are offering for sale between 1,062,500 and 1,437,500 shares of our common stock at $10.00 per share. This offering may be increased to 1,653,125 shares without further notice to you if market or financial conditions change prior to the completion of this stock offering.

     The offering means that you will have the opportunity to share in our future as a shareholder of the newly formed holding company named Third Century Bancorp that will own Mutual Savings Bank. The stock offering will increase our capital and the amount of funds available to us for lending and investment activities. This will give us greater flexibility to diversify operations and expand into other geographic markets if we choose to do so. As a stock savings bank operating through a holding company structure, we will have the ability to plan and develop long-term growth and improve our future access to the capital markets. In addition, our shareholders might also receive dividends and benefit from any long-term appreciation of our stock price if our earnings are sufficient in the future.


Stock Purchases

     We will offer shares of our common stock to our depositors who held deposit accounts as of certain dates and to our borrowers. The shares will be offered first in a Subscription Offering and any remaining shares may be offered in a Direct Community Offering to members of the general public with preference given to residents of Johnson County. See pages 86 to 91. We have engaged Keefe, Bruyette & Woods, Inc. to assist in the marketing of the common stock.

     You presently have voting rights while Mutual is in the mutual form; however, once Mutual converts to the stock form you will lose your voting rights unless you purchase stock. Even if you do purchase stock, your voting rights will depend on the amount of stock that you own and not on your deposit account or loan at Mutual. You are not required to purchase stock. Your deposit account, certificate accounts and any loans you may have with us will not otherwise be affected by the conversion.


The Amount of Stock You May Purchase

     The minimum purchase is $250 (25 shares). No individual or individuals, through a single account (including an IRA), may purchase more than $150,000 (15,000 shares). If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed $250,000:

     o    relatives of you or your spouse living in your house

     o    accounts  registered to the same address

     o companies, trusts or other entities in which you have an interest or hold a position

     o    other persons who may be acting together with you

     We may decrease or increase the maximum purchase limitation without notifying you.

     You might not receive any or all of the shares you want to purchase. If there is an over-subscription, the stock will be offered on a priority basis to the following persons:

     o Persons who had a deposit account with us on December 31, 2002 ("Eligible Account Holders"). Any remaining shares will be offered to:

     o The employee stock ownership plan of Third Century Bancorp. Any remaining shares will be offered to:

     o Persons who had a deposit account with us on March 31, 2004 ("Supplemental Account Holders"). Any remaining shares will be offered to:

     o Other depositors of ours and our borrowers, as of April 30, 2004 ("Other Members").

     If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public in a Direct Community Offering, with preference given to people who live in Johnson County, Indiana.


Prohibition on Transfer of Subscription Rights

     You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for yourself and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the Federal Deposit Insurance Corporation or the Indiana Department of Financial Institutions.


The Offering Range and Determination of the Price Per Share

     The offering range is based on an independent appraisal of the pro forma market value of the common stock by Keller & Company, Inc., an appraisal firm experienced in appraisals of savings banks. Keller & Company has estimated in its conversion appraisal that, as of February 27, 2004, the aggregate pro forma market value of the common stock ranged between $10,625,000 and $14,375,000 (with a mid-point of $12,500,000) (the "Estimated Value Range"). Based on this valuation and the $10.00 per share price, the number of shares of common stock being offered for sale in the offering will range from 1,062,500 to 1,437,500 shares. The appraisal was based in part upon our financial condition and operations, the effect of the additional capital raised by the sale of common stock in this offering and an analysis of a peer group of ten publicly traded thrift institutions.

     Compared to the average pricing of the peer group, Third Century's pro forma pricing ratios indicated a premium of 51.81% on a price-to-earnings basis and a discount of 45.48% on a price-to-book basis at the mid-point of the Estimated Valuation Range and a premium of 78.93% on a price-to-earnings basis and a discount of 42.44% on a price to-book basis at the maximum of the Estimated Valuation Range. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion. As of December 31, 2003, thrifts located in Indiana had as a group a price-to-earnings multiple of 22.66 and a price-to-book value ratio of 128.66%.

     The following table presents a summary of selected pricing ratios for the peer group companies and Third Century. This information is based on earnings for the twelve months ended December 31, 2003, and book value as of December 31, 2003.

                                    Pro forma           Pro forma           Pro forma
                                  price-to-core       price-to-book     price-to-tangible
                                 earnings multiple     value ratio       book value ratio
                                 -----------------    -------------     -----------------
Third Century
     Minimum ....................      20.68x            63.06%                63.06%
     Midpoint ...................      24.75             67.78                 67.71
     Maximum ....................      28.95             71.55                 71.55

Valuation of peer group companies
  as of December 31, 2003
     Averages ...................      18.88x           124.31%               126.07%
     Medians ....................      19.39            123.29                124.49

     The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings banks or associations. If the pro forma market value of the common stock changes to either below $10,625,000 or above $16,531,250, we will notify you and provide you with the opportunity to modify or cancel your order. See page 97.

     Our directors and officers are expected to purchase in the aggregate 158,000 shares of the common stock at the same $10.00 purchase price to be paid by all other subscribers in the offering. Assuming that 1,250,000 shares (the midpoint of the estimated value range) of the common stock will be sold, the 158,000 shares to be purchased by the directors and officers would represent 12.6% of the shares sold in the offering. See "Proposed Purchases by Directors and Executive Officers."

     Shares of common stock sold in the conversion may trade at a premium immediately following the offering. Based on information included in the appraisal, the trading price of all FDIC-insured thrifts that completed their conversions between January 1, 2003, and February 27, 2004 (the date of the appraisal), increased an average of 31.76% on the first day of trading.


Termination of the Offering

     The Subscription Offering will terminate at 12:00 p.m., Franklin time, on June 14, 2004. The Direct Community Offering, if any, may terminate at any time without notice but no later than July 29, 2004, without approval by the Indiana Department of Financial Institutions.

Benefits to Management from the Offering

     Mutual's full-time employees will participate in an employee stock ownership plan, which is a form of retirement plan to which we plan to lend enough money for it to purchase 8% of our shares issued to investors. We also intend to implement a management recognition and retention plan (for 4% of the shares issued in the conversion) and a stock option plan (reserving 10% of the shares issued in the conversion) following completion of the conversion, which will benefit our directors, directors emeriti and officers, in addition to other employees. We intend to buy shares under the recognition and retention plan on the open market. If we award shares under the stock option plan out of our authorized but unissued shares of common stock, your ownership and voting interests would be diluted by 9.1%, assuming the sale of 1,250,000 shares. Assuming the sale of 1,062,500 shares, and giving no effect to the use of proceeds received from the exercise of stock options, net income per share would decrease by $.06 or 11.8%, and net income per share would decrease by $.04 or 10.8% if 1,437,500 shares are sold in the offering and the options are awarded from authorized but unissued shares under the stock option plan. If we award shares under the recognition and retention plan out of our authorized but unissued shares of common stock, your ownership and voting interests would be diluted by 3.8%, assuming the sale of 1,250,000 shares in the conversion. The management recognition and retention plan and stock option plan may not be adopted until at least six months after the conversion and are subject to shareholder approval and compliance with the regulations of the Federal Deposit Insurance Corporation. See pages 71 to 73.

     If proposed changes to the accounting rules for stock options are adopted, Third Century would be required to recognize an additional expense at the time it grants the options. The following table estimates the fair value, and the related pre-tax expense, of (1) options granted for 10% of the shares sold in the conversion and (2) options expected to be granted to Third Century's executive officers, for a range of stock prices at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Value Range as they would be estimated pursuant to Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation, as currently in effect.


                                                                           15% Above
                                          Minimum   Midpoint     Maximum    Maximum
                                          -------   --------     -------   ---------
Fair value of total options granted:
------------------------------------
Options granted (10% of total
   shares issued)                         106,250    125,000     143,750    165,313
Date of grant fair value of options
   based on stock price of: (1)
                               $8.00     $   1.81   $   1.81     $  1.81   $   1.81
                              $10.00     $   2.27   $   2.27     $  2.27   $   2.27
                              $12.00     $   2.72   $   2.72     $  2.72   $   2.72


Pre-tax expense to be recognized
   over vesting period of options
   based upon fair value at date
   of grant of:
                               $8.00     $192,313   $226,250    $260,188   $299,217
                              $10.00     $241,188   $283,750    $326,313   $375,261
                              $12.00     $289,000   $340,000    $391,000   $449,651



                                       9

Fair value of options granted
-----------------------------
   to executive officers:
   ----------------------
                                                                           15% Above
                                          Minimum   Midpoint     Maximum    Maximum
                                          -------   --------     -------   ---------
Number of options granted
   (2.86% of total shares issued)          30,388     35,750      41,113     47,280
Fair value of options based on
   stock prices of:
                               $8.00     $ 55,001   $ 64,708    $ 74,414   $ 85,576
                              $10.00     $ 68,980   $ 81,153    $ 93,325   $107,325
                              $12.00     $ 82,654   $ 97,240    $111,826   $128,600
----------------------
(1)  The fair value is determined  utilizing the Black-Scholes  methodology with the followings assumptions:

        Risk free rate                           4.25%
        Volatility                               7.00%
        Dividend yield                           1.36%
        Expected life                         10 years

The exercise price of the options will equal the market value of the shares at the date of grant of the options.



     We also have entered into three-year employment contracts with Robert D. Heuchan, our President and Chief Executive Officer, and with David A. Coffey, our Chief Operating Officer, in connection with the conversion. The employment contracts provide for the payment of severance pay to Mr. Heuchan and Mr. Coffey in an amount up to three times their annual salary in the event their employment is terminated without cause following a change in control of Third Century Bancorp. See page 67.


Use of the Proceeds Raised from the Sale of Common Stock

     We will retain 50% of the net proceeds that remain after we pay expenses incurred in connection with the conversion and will use the other 50% of the net proceeds to purchase all of the capital stock to be issued by Mutual Savings Bank. We intend to use a portion of the proceeds that we will retain to make a loan to our employee stock ownership plan in the amount necessary to fund its purchase of 8% of the common stock to be issued to investors in the conversion. We will retain the balance of the net proceeds as a possible source of funds to increase our net worth, support future deposit growth, increase the amount of funds available for real estate-based and other lending, provide greater resources for possible branching and the expansion of customer services or for other general corporate purposes. On a short-term basis, both Third Century Bancorp and Mutual Savings Bank may invest the net proceeds that they retain in short- or intermediate-term investments. See pages 22 to 23.


Our Business Strategy

     Our business strategy is to operate a well-capitalized, profitable and independent community savings bank dedicated to offering a variety of banking services with an emphasis on personal services. Our banking services include:

     o    Residential lending
     o    Commercial lending
     o    Consumer lending
     o    Deposit services
     o    Trust services

     We have sought to implement this strategy by:

     o    Pursuing opportunities to expand our asset and deposit bases
     o Increasing the origination of one- to four-family residential mortgage loans in our market area of Johnson County
     o    Increasing commercial and consumer lending in Johnson County
     o    Maintaining   levels  of   capital   well  in  excess  of   regulatory
          requirements


     We currently have not adopted a policy regarding the payment of dividends, if any, on our outstanding shares of common stock. If we do decide to pay dividends following completion of the conversion, the payment of dividends will depend on a number of factors. These factors include the amount of the net proceeds we retain in the conversion and the investment opportunities available for those proceeds. Other factors include the financial condition and results of operations of Third Century Bancorp and Mutual Savings Bank, tax considerations, statutory and regulatory limitations, capital requirements and general economic conditions. There can be no assurances that we will in fact pay dividends on the common stock, or that we will not in future periods reduce or eliminate any dividends that we elect to pay. See pages 23 to 24.


Market for the Common Stock

     Keefe, Bruyette & Woods intends to apply for and maintain quotation for the common stock over-the-counter through the OTC "Electronic Bulletin Board." Since the size of the offering is relatively small, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. The common stock may not be appropriate as a short-term investment. If you purchase shares, you may not be able to sell them when you want to at a price that is equal to or more than the price you paid. See page 24.


Important Risks in Owning Third Century Bancorp's Common Stock

     Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages 12 to 15 of this document.


How You May Obtain Additional Information Regarding the Stock Offering

     If you have any questions regarding the stock offering or the conversion, please call the Stock Information Center at (317) 736-7492 Monday through Friday between 8:30 a.m. and 4:30 p.m. Franklin, Indiana time.

                                  RISK FACTORS

     Before investing in shares of the common stock offered by this Prospectus, prospective investors should consider carefully the matters presented below.

Mutual's Commercial Real Estate, Commercial Business, Construction and Consumer Loans Expose It to Increased Credit Risk

     At December 31, 2003, only $56.1 million, or 57.25%, of Mutual's total loans were one- to four-family real estate mortgage loans. As of that date, Mutual's portfolio of commercial real estate loans totaled $15.6 million, or 15.88%, of total loans; its portfolio of commercial business loans totaled $7.1 million, or 7.21%, of total loans; its portfolio of residential and commercial construction loans totaled $5.4 million, or 5.46%, of total loans; and its portfolio of consumer loans totaled $9.3 million, or 9.51%, of total loans. Commercial real estate, commercial business and construction loans generally involve a higher degree of credit risk compared to first mortgage loans on one- to four-family, owner-occupied residential properties because the repayment of the loans often depends on the successful business operations of the borrowers. Consumer lending also is generally considered to have a higher degree of credit risk than long-term financing of residential real estate because the loans are collateralized, if at all, with assets that may not provide an adequate source of payment of the loans due to depreciation, damage or loss.

     Mutual's portfolio of commercial and construction loans and to a lesser extent consumer loans is relatively unseasoned. Although net charge-offs for these loans were only $6,000 and $14,000 for 2003 and 2002, nonperforming commercial, construction and consumer loans increased from $154,000 at December 31, 2002, to $359,000 at December 31, 2003, and substandard loans in these loan categories increased from $133,000 to $1.8 million during 2003. Because of the increase in these loan types and related substandard loans, Mutual added $251,000 to the allowance for loan losses during 2003 for these loans.

     For further information concerning the risks associated with commercial real estate, commercial business, construction and consumer loans, see "Business of Mutual Savings Bank - Lending Activities" and "- Non-Performing and Problem Assets."


Changes in Interest Rates Could Adversely Affect Our Earnings

     Our ability to make a profit, like that of most financial institutions, substantially depends upon Mutual's net interest income, which is the difference between the interest income Mutual earns on interest-earning assets, such as mortgage loans, and the interest expense it pays on interest-bearing liabilities, such as deposits. Because interest rates on deposit liabilities generally re-price more quickly than the interest rates on fixed-rate loans, Mutual's net interest income generally improves during periods of declining interest rates and decreases during periods of rising interest rates. In an environment of decreasing interest rates, however, the average life of the loans in Mutual's portfolio may decrease as the result of borrowers refinancing their mortgage loans to reduce their borrowing costs. Under these circumstances, Mutual is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates that Mutual previously earned on the prepaid loans or securities. Further, during periods of rapidly declining interest rates, Mutual's interest expense may adjust more slowly in the short term than its interest income because a majority of its deposit accounts consist of certificates of deposit that have fixed terms and generally higher interest rates than its other deposit products, while its adjustable-rate mortgage loans may adjust as frequently as every six months. Mutual uses the net portfolio value methodology as part of its efforts to monitor and manage interest rate risk. For example, if Mutual had experienced an immediate 300 basis point increase in interest rates as of March 31, 2004, under the net portfolio method, we estimate that Mutual's net portfolio value would have decreased by 2.16% and that in the event of an immediate 75 basis point decrease in interest rates the net portfolio value would have decreased 0.35%. This would not have been in compliance with Mutual's interest rate policy and Mutual is taking steps to bring itself into compliance with that policy. See "Management's Discussion and Analysis of Financial Condition or Plan of Operation--Asset/Liability Management" and "Recent Developments--Asset/Liability Management."


The  Future  Price  of Our  Stock  May Be Less  than the  Purchase  Price in the
Offering

     The shares of common stock offered by this Prospectus are not savings accounts or deposits, are not insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC"), the Savings Association Insurance Fund or any other governmental agency, and involve investment risk, including the possible loss of principal. Due to various factors, including certain risk factors discussed in this document, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above the initial per share offering price. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of our common stock in the offering is based on the independent appraisal by Keller & Company. After our shares begin trading, the trading price of our common stock will be determined by the marketplace and may be influenced by many factors, including prevailing interest rates, investor perceptions and general industry and economic conditions.

     We have never issued common stock to the public. Consequently, there is no established market for the common stock. Even though Keefe Bruyette & Woods intends to apply for and maintain quotation of the common stock on the OTC "Electronic Bulletin Board," there can be no guarantee that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for the shares. The common stock may not be appropriate as a short-term investment. See "Market for the Common Stock."


Our Return on Stockholders' Equity Will Be Reduced as a Result of the Offering and Could Negatively Impact the Price of Our Stock.

     Net income divided by average stockholders' equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution with its peers. Mutual's return on equity historically has been below that of its peers. The proceeds we receive in the conversion will significantly increase our capital and it will take time for us to use this capital in our business operations. Our compensation expenses also will increase because of the costs associated with the employee stock ownership plan and stock-based incentive plans. We expect our return on equity to decrease following the conversion as compared to our performance in recent years until we are able to leverage the additional capital raised in the offering. Therefore, until we can increase our income, we expect our return on equity to continue to be below historical levels and below our peers, which may negatively affect the value of our common stock. At December 31, 2003, our return on average equity was 6.22% while the return on average equity of our peer group was 7.06%. As of December 31, 2003, our pro forma return on average equity assuming the issuance of 1,250,000 shares at the midpoint of the Offering Range (and assuming that equity of $18,462,000 is average equity) was 2.56%.


Competition in Our Primary Market Area May Limit Our Growth and Profitability

     Mutual faces increasingly stronger competition in its primary market area from state and federal banks, a federal savings association, credit unions and certain nonbanking consumer lenders currently in the market area, and from new entrants into the market area. Mutual also faces competition from mutual funds and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources than are available to us and may offer services that we do not or cannot provide. According to the FDIC Market Share Report (available at www2.fdic.gov/sod) based on the amount of deposits held on June 30, 2003 (the most recent date for which information is available), Mutual Savings Bank held 6.45% of the deposits held by the FDIC-insured institutions in Johnson County, Indiana, and 0.33% of the deposits held by such institutions in the Indianapolis Metropolitan Statistical Area. The competitive environment for both loans and deposits may limit Mutual's ability to significantly increase its market share in its primary market area and to leverage quickly the net proceeds we receive in this offering. As a result, Mutual's return on equity in the near term is likely to be modest or could even decline from present levels because we likely will invest a large portion of the net proceeds of the offering in short- or intermediate-term investment securities. These types of investments generally carry a lower yield than residential mortgage loans. Any increase in the proportion of our assets consisting of these securities would adversely affect Mutual's asset yield and interest rate spread. See "Competition."


We Intend to Remain Independent Which May Mean You Will Not Receive a Premium for Your Common Stock

     We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.


Our Stock Value May Suffer from Our Ability to Impede Potential Takeovers

     Provisions in our articles of incorporation and bylaws, the corporation law of the state of Indiana, the Indiana Financial Institutions Act, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our management opposes. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current board of directors or management, or the appointment of new directors to the board, more difficult. For example, our by-laws provide that directors must be residents of Johnson County or Bartholomew County, Indiana, must have maintained a deposit or loan relationship with us for at least nine months prior to their nomination to the Board (or in the case of existing directors, prior to March 16, 2004), and, with respect to a non-employee director, must have served as a member of a civic or community organization in Johnson County for at least 12 months in the five-year period prior to being nominated to the board. Our board may waive one or more of these requirements for new directors appointed in connection with the acquisition of another financial institution or the acquisition or opening of a new branch. Further restrictions include: restrictions on the acquisition of our equity securities and limitations on voting rights; certain provisions relating to meetings of shareholders; denial of cumulative voting by shareholders in the election of directors; the issuance of preferred stock and additional shares of common stock without shareholder approval; and super majority provisions for the approval of certain business combinations. In addition, our articles of incorporation provide for the classification of the terms of the members of the board of directors. The Indiana Business Corporation Law provides that the terms of initial directors of a corporation expire at the first shareholders' meeting at which directors are elected even if the corporation's articles of incorporation provide for a classified board. Therefore, at the first shareholders' meeting, shareholders will be voting on the election of five director nominees to serve terms ranging from one to three years. These provisions may adversely affect the trading price of our stock. See "Restrictions on Acquisition of Third Century Bancorp."


Expected  Voting  Control by  Directors  and  Officers  Could  Impede  Potential
Takeovers

     Our directors and executive officers intend to subscribe for 158,000 shares of common stock which, at the midpoint of the Estimated Valuation Range, would constitute 12.6% of the outstanding shares.

These shares purchased by our management will count toward the minimum number of shares we must sell in this offering. When aggregated with the shares of common stock our executive officers and directors expect to acquire through the stock option plan and recognition and retention plan, subject to shareholder approval at the first shareholder meeting following the conversion, our executive officers and directors would own approximately 272,075 shares of common stock, or 20.56% of the outstanding shares at the midpoint of the Estimated Valuation Range (assuming that shares issued pursuant to the recognition and retention plan are acquired on the open market and shares issued pursuant to the stock option plan are issued from authorized but unissued shares). This ownership of common stock by our management could make it difficult to obtain majority support for shareholder proposals that are opposed by management. In addition, by voting these shares, our management could likely block the approval of transactions requiring the approval of 80% or more of the shareholders. Examples of transactions that could be blocked include certain business combinations or amendments to our articles of incorporation. See "Proposed Purchases by Directors and Executive Officers," "Executive Compensation and Related Transactions," "Description of Capital Stock," and "Restrictions on Acquisition of Third Century Bancorp."


The Implementation of Stock-based Employee Benefit Plans Will Increase Future Compensation Expense, Reduce Earnings and Cause Dilution

     If the conversion is completed and shareholders approve the recognition and retention plan and stock option plan, we intend to issue shares to our officers and other employees and our directors through these plans. It is anticipated that shares for the recognition and retention plan will be acquired on the open market. If the shares for the stock option plan are issued from our authorized but unissued stock, your voting control could be diluted by up to approximately 9.1% at the midpoint of the Estimated Valuation Range. We also have established an employee stock ownership plan for employees of Mutual. We plan to loan the employee stock ownership plan the amount it needs to purchase 8% of the shares issued to investors in the conversion. If insufficient shares are available after filling the subscriptions of Eligible Account Holders, the employee stock ownership plan may purchase all or some of its shares following the conversion in the open market or in private transactions. The subsequent purchase of shares in the open market or in private transactions rather than in the conversion is likely to increase the amount of the loan that we make to the employee stock ownership plan. These plans will increase our future costs of compensating our officers, employees and directors, thereby reducing our earnings. See "Pro Forma Data" and "Executive Compensation and Related Transactions."


A Delay in Completing the Conversion Could Significantly Increase Our Costs

     Although we expect to complete the conversion within the time periods indicated in this Prospectus, it is possible that adverse market, economic or other factors could significantly delay the completion of the conversion, which could significantly increase our conversion costs. In this case, however, you would have the right to modify or rescind your subscription and to have your subscription funds returned to you promptly, with interest. In the event that the conversion is not completed, Mutual will remain a mutual savings bank, and all subscription funds will be promptly returned to subscribers, with interest. See "The Conversion."


A Determination by the Internal Revenue Service that Subscription Rights Are Taxable Could Increase Your Taxable Income

     If the Internal Revenue Service were to determine that the subscription rights offered to you in connection with the conversion have an ascertainable value, your exercise of your subscription rights could result in the recognition of taxable income. In the opinion of Keller & Company, however, the subscription rights do not have an ascertainable fair market value. See "The Conversion -- Principal Effects of Conversion -- Tax Effects."

A Downturn in the Indiana Economy May Adversely Affect Our Earnings

     At December 31, 2003, substantially all of our real estate mortgage loans were secured by properties located in Indiana. A substantial portion of such loans is located in our primary market area of Johnson County. The local economic conditions in our market area have a significant impact on the ability of the borrowers to repay loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would affect these local economic conditions. While we currently believe that Mutual's loans are adequately secured or reserved for, in the event that real estate prices in Johnson County substantially weaken or economic conditions in our primary market area deteriorate, reducing the value of properties securing Mutual's loans, it is possible both that some borrowers may default and that the value of the real estate collateral may be insufficient to fully secure the loans. In either event, Mutual may experience increased levels of delinquencies and related losses having an adverse impact on net income.



                               RECENT DEVELOPMENTS

     The following tables contain certain information concerning the financial position and results of operations of Mutual Savings Bank at the date and for the periods indicated. The data presented at March 31, 2004 and 2003 and for the three month periods then ended are derived from unaudited condensed consolidated financial statements but, in the opinion of management, reflect all adjustments necessary to present fairly the results for these interim periods. These adjustments consist only of normal recurring adjustments. The information set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, our financial statements and related notes beginning on page F-1. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2004.




                                                                      At                At
                                                                   March 31,        December 31,
                                                                     2004              2003
                                                                   ---------        ------------
                                                                          (In Thousands)
Summary of Financial Condition Data:
Total assets ...................................................  $106,994           $106,561
Loans receivable ...............................................    94,312             98,010
Allowance for loan losses ......................................    (1,033)            (1,055)
                                                                  --------           --------
Net loans receivable ...........................................    93,279             96,955
Cash and cash equivalents ......................................     7,350              4,739
Securities to be held to maturity ..............................     1,699                689
FHLB advances ..................................................    17,000             19,500
Deposits .......................................................    81,282             78,708
Retained Earnings-substantially restricted .....................     8,158              8,040





                                       16



                                                                       For the Three Months
                                                                          Ended March 31,
                                                                    --------------------------
                                                                     2004               2003
                                                                    ------             ------
Summary of Operating Data:
Total interest income ..........................................    $1,474             $1,469
Total interest expense .........................................       466                493
                                                                    ------             ------
   Net interest income .........................................     1,008                976
Provision for loan losses ......................................        12                 --
                                                                    ------             ------
   Net interest income after provision for loan loss ...........       996                976
Noninterest income:
   Service charges on deposit accounts .........................        53                 42
   Other service charges and fees ..............................        47                 71
   Net gains on loan sales .....................................        50                 11
   Other .......................................................        52                 44
                                                                    ------             ------
      Total noninterest income .................................       202                168
                                                                    ------             ------
Noninterest expense:
   Salaries and employee benefits ..............................       561                484
   Net occupancy and equipment expense .........................       116                100
   Data processing fees ........................................        97                102
   Service bureau conversion expense ...........................       (11)                15
   Other .......................................................       211                184
                                                                    ------             ------
      Total noninterest expense ................................       974                885
                                                                    ------             ------
Income before income taxes .....................................       224                259
Income tax expense .............................................       106                 97
                                                                    ------             ------
      Net income ...............................................      $118               $162
                                                                    ======             ======

Supplemental Data:
Interest rate spread during period .............................      3.61%              3.81%
Net yield on interest-earning assets (1) .......................      3.83               4.05
Return on assets (2) ...........................................       .44               0.65
Return on equity (3) ...........................................      5.76               8.44
Equity to assets (4) ...........................................      7.62               7.68
Average interest-earning assets to average interest-bearing
   liabilities .................................................    112.47             111.85%
Non-performing assets to total assets (4) ......................       .47               0.31
Allowance for loan losses to total loans outstanding (4) .......      1.10               1.01
Allowance for loan losses to non-performing loans (4) ..........    662.18             276.28
Net charge-offs to average total loans outstanding .............      0.03               0.02
Other expenses to average assets ...............................      3.60               3.57
Number of full service offices (4) .............................         6                  6
--------------------------
(1)  Net interest income divided by average interest-earning assets.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5)  Other expenses divided by average assets.

Comparison of Financial Condition at March 31, 2004 and December 31, 2003.

     Total assets increased $433,000 or 0.40% to $107.0 million at March 31, 2004 from $106.6 million at December 31, 2003. The growth in total assets was primarily due to increases in our cash and cash equivalents by $2.6 million and investments held to maturity by $1.0 million. The growth in total assets was funded by the increase in deposits outstanding by $2.5 million and the sale of $2.9 million in fixed-rate mortgages to the secondary market. Currently, Mutual is selling all fixed rate mortgage loans with terms of 15 years or more. During the first quarter of 2004, Mutual adopted a policy that if an applicant applies for a first mortgage loan of 15 years or longer and it is determined that a fixed-rate loan made to that applicant would not qualify for sale to the secondary market, then Mutual will offer the applicant only an adjustable rate mortgage product.

     Retained earnings at March 31, 2004 increased to $8.1 million as compared to $8.0 million at December 31, 2003. The change consisted of Mutual's net income for the three months ended March 31, 2004 of $118,000.


Comparison of Operating Results for the Quarters Ended March 31, 2004 and March 31, 2003.

     General. Net income for the quarter ended March 31, 2004 was $118,000 compared to a net income of $162,000 for the quarter ended March 31, 2003. The decrease was primarily the result of an increase of $77,000 in salaries and employee benefits which was offset by an increase in noninterest income of $34,000. See below for more details regarding these fluctuations.

     Interest Income. Interest income for the quarter ended March 31, 2004, and the quarter ended March 31, 2003, was held at $1.5 million compared to interest income for the quarter ended March 31, 2003. The lack of change was primarily the result of an increase in the average balance of interest earning assets to $105.3 million for the quarter ended March 31, 2004 from $96.2 million for the quarter ended March 31, 2003. The average yield earned on interest-earning assets decreased 51 basis points to 5.60% for the quarter ended March 31, 2004 from 6.11% for the same period last year.

     Interest Expense. Interest expense for the quarter ended March 31, 2004 was $466,000 compared to $493,000 for the quarter ended March 31, 2003, a decrease of $27,000 or 5.48%. The decrease in interest expense was primarily the result of an increase in the average balance of interest-bearing liabilities of $93.6 million for the quarter ended March 31, 2004 from $86.0 million for the quarter ended March 31, 2003. The average cost of funds on interest-bearing liabilities decreased 30 basis points to 1.99% for the quarter ended March 31, 2004 from 2.29% for the same period last year.

     Net Interest Income. Net interest income of $1.0 million for the quarter ended March 31, 2004 reflects an increase of $32,000 or 3.28% from the same period in 2003. The increase in net interest income was primarily the result of the decrease in Mutual Savings Bank's interest-earning assets and interest-earning liabilities. The net interest spread of 3.61% for the quarter ended March 31, 2004 was a decrease from 3.81% for the quarter ended March 31, 2003. In addition, the net interest margin fell to 3.83% from 4.05% for the same period.


     Provision for Loan Losses. Mutual Savings Bank's provision for loan losses for the quarter ended March 31, 2004 increased $12,000 while no provision was made during the quarter ended March 31, 2003 primarily due to an increase in loans outstanding and non-performing loans. In evaluating the adequacy of loan loss allowances, management considers factors such as delinquency trends, portfolio composition, past loss experience and other factors such as general economic conditions. During the past year, Mutual Savings Bank's level of nonperforming assets increased from $315,000 at March 31, 2003, to $508,000 at March 31, 2004 and the percentage of nonperforming assets to total assets increased from 0.31% to 0.47% for the same respective time periods. The increase in nonperforming assets is due to a foreclosure in the first quarter of 2004 on the commercial real estate property of $352,000 noted on the books as non-performing as of December 31, 2003. At March 31, 2004 the allowance for loan losses to nonperforming loans was 662.18% as compared to 276.28% at March 31, 2003.

     Noninterest Income. Noninterest income for the quarter ended March 31, 2004 was $202,000 compared to $168,000 for the quarter ended March 31, 2003, an increase of $34,000 or 20.24%. The increase in noninterest income was primarily the result of a $39,000 increase in net gains on loan sales.

     Noninterest Expense. Noninterest expense for the quarter ended March 31, 2004 was $974,000 compared to $885,000 for the same period last year, an increase of $89,000 or 10.06%. The increase in noninterest expense was attributable to a $77,000 increase in compensation and benefits and a $27,000 increase in other expense.

     Income Taxes. Mutual recognized income tax expense of $106,000 for the quarter ended March 31, 2004, as compared to $97,000 for the quarter ended March 31, 2003, which represents an increase in the effective tax rate from 37.45% to 47.32%.

     Asset/Liability Management. The following table presents interest rate risk information for Mutual as of March 31, 2004:


                           2004                                 2004
       2004        Net Portfolio Value                NPV as % of PV of Assets
    Change in     --------------------      2004      ------------------------
      Rates       $ Amount    $ Change    % Change    NPV Ratio         Change
   ------------   --------    --------    --------    ---------         ------
     +300 bp*       5,472      (2,390)      -30.4%      5.39%           -2.16%
        0 bp        7,862                               7.10%
      -75 bp        7,478        (384)       -4.9%      6.66%           -0.35%


     Based upon the March 31, 2004, estimation, Mutual's net portfolio value would decrease by 2.16% of assets in the event of an immediate 300 basis point increase in interest rates and decrease 0.35% of assets in the event of an immediate 75 basis point decrease in interest rates. Therefore, as of March 31, 2004, Mutual was not in compliance with its interest rate policy. Mutual also was not in compliance with its interest rate policy at December 31, 2003.

     Management views its present non-compliance with its interest rate policy as a temporary situation. As part of its strategy to bring Mutual within interest rate limits, Mutual has made changes in its mortgage pricing strategy for mortgage loans not sold to the secondary market and has sold mortgage loans in excess of $2.9 million to the Federal Home Loan Mortgage Corporation during the first quarter of 2004. Although Mutual was not in compliance with its interest rate policy as of March 31, 2004, it did decrease its interest rate risk in the case of an immediate 300 basis point increase from 2.69% to 2.16% of assets. Mutual sold loans and a percentage of the loan portfolio to total assets declined during the first quarter of 2004. See "Management's Discussion and Analysis or Plan of Operation--Asset/Liability Management."

     Liquidity and Capital Resources. In the period December 31, 2003 to March 31, 2004, Mutual has seen a significant improvement in its liquidity levels. This is the result of increased deposits and the sale of existing loans to the secondary market. Total loans declined $3.7 million during the first quarter of 2004, due to the secondary market sales and payoffs in the commercial loan department. Since the end of 2003, Mutual has paid off $2.5 million in Federal Home Loan Bank advances, and management believes that liquidity and cash are at reasonable levels.

     Management does not expect the volume of mortgage lending experienced in 2003 to be equaled in 2004. The first reason for this is that Mutual is now selling all loans mortgage loans of 15 years or longer that are eligible for sale to the secondary market. Also, all first mortgage loans of 15 years or longer that would not qualify for sale to the secondary market are now being made using an adjustable rate mortgage product. Finally, recent increases in interest rates have greatly reduced the level of refinancing that Mutual has experienced in recent years. See "Management's Discussion and Analysis or Plan of Operation--Liquidity and Capital Resources."

             PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the intended purchases of common stock in the conversion by each director and executive officer of Mutual Savings Bank and their associates. All directors and executive officers will pay the same purchase price of $10.00 per share as all subscribers and will be subject to the same terms and conditions. In addition, directors and executive officers may not re-sell the shares of common stock that they purchase in the conversion for at least one year from the date of the conversion. All shares will be purchased for investment purposes and not for purposes of resale. The table assumes that 1,250,000 shares (the midpoint of the estimated value range) of the common stock will be sold at $10.00 per share. Shares purchased by management will count towards the minimum number of shares that we must sell in this offering.

                                                          Aggregate     Total Shares
                                                          Price of      Proposed to
                                                          Intended     be Subscribed    Percent of
Name                         Position                     Purchases       For (1)       Shares (2)
---------------------------  --------------------------   ---------    -------------    ----------
David A. Coffey              Chief Operating Officer,      $250,000        25,000          2.0%
                             Executive Vice
                             President and Director
Robert L Ellett              Director                      $250,000        25,000          2.0%
Debra K. Harlow              Chief Financial Officer       $ 50,000         5,000          0.4%
Robert D. Heuchan            President, Chief Executive    $250,000        25,000          2.0%
                             Officer and Director
Jerry D. Petro               Director                      $250,000        25,000          2.0%
Robert D. Schafstall         Director                      $250,000        25,000          2.0%
David B. Ditmars             Director Emeritus             $ 25,000         2,500          0.2%
Sterling M. Haltom           Director Emeritus             $250,000        25,000          2.0%
Robert G. Smith              Director Emeritus             $  5,000           500          0.04%
All Directors and
Executive Officers
   as a group (9 persons)(3)                                              158,000         12.6%
----------------------
(1)  Does not include  shares subject to stock options that may be granted under the stock option plan or shares that may be awarded  under the  recognition and retention plan.
(2)  Based upon the  midpoint  of the  Estimated  Valuation  Range of  1,250,000 shares.
(3)  Assuming that all shares awarded under the  recognition  and retention plan are  purchased on the open market and all shares  subject to stock  options are issued  from  authorized  but  unissued  shares,  and upon (i) the full vesting of the restricted stock awards to directors and executive  officers contemplated under the recognition and retention plan during the first year following  the  conversion  and (ii) the  exercise  in full of all  options expected to be granted to directors and executive  officers under the stock option plan during the first year following the  conversion,  all directors and executive  officers as a group would  beneficially  own 254,964  shares
     (22.67%),  272,075 shares (20.56%),  289,187 shares  (19.00%),  and 308,864 shares (17.65%) upon sales at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range, respectively.  See "Executive
     Compensation  and Related  Transactions  -- Recognition And Retention Plan"
     and "-- Stock Option Plan."


                              THIRD CENTURY BANCORP

     Third Century Bancorp was formed on March 15, 2004, as an Indiana corporation to be the holding company for Mutual. Third Century Bancorp, which is referred to at times in this Prospectus as "Third Century," has not engaged in any significant business to date and, for that reason, its financial statements are not included in this Prospectus. The holding company structure will provide increased flexibility in conducting future business activities related to Mutual. Prior to the closing of the conversion, Third Century must receive the approval from the Federal Reserve Board to become a bank holding company through the acquisition of all of the common stock of Mutual to be issued upon completion of the conversion.

     As an Indiana corporation, Third Century is authorized to engage in any activity that is permitted by the Indiana Business Corporation Law, as amended. The board of directors of Third Century anticipates that, after completion of the conversion, Third Century will conduct its business initially as a bank holding company and its activities will be limited to those permitted by Federal Reserve Board regulations. The holding company structure will provide Third Century with greater flexibility than Mutual to diversify its business activities, either through newly-formed subsidiaries or through acquisitions. Neither Mutual nor Third Century has any arrangements, discussions or agreements, written or oral, regarding any such business activities or acquisitions at this time. However, after the conversion Third Century will be able to take advantage of favorable business or acquisition opportunities that may arise. The assets of Third Century will initially consist of the common stock of Mutual and 50% of the net proceeds of the conversion.

     We intend to use a portion of the net proceeds of the conversion to make a loan to the employee stock ownership plan in the amount needed to allow the employee stock ownership plan to purchase 8% of the shares of common stock issued to investors in the conversion. We may also use such funds for general corporate purposes, including the payment of dividends and repurchases of shares of our common stock in the future, subject to regulatory restrictions on repurchases. Our activities will initially be funded from such net proceeds and through future dividends from Mutual, which are subject to certain limitations. See "Dividend Policy," "Regulation -- Dividend Limitations," "Use of Proceeds" and "The Conversion--Restrictions on Repurchase of Stock by Third Century."

     Our executive office is located at 80 East Jefferson Street, Franklin, Indiana, 46131. Our telephone number is (317) 736-7151.



                               MUTUAL SAVINGS BANK


     Mutual has been open in Franklin, Indiana for more than 114 years. Mutual was founded in 1890 as a mutual building and loan association under the name Mutual Building and Loan Association. In 1994, Mutual converted to a state-chartered savings bank and changed its name to the current name of Mutual Saving Bank. Mutual's main office continues to be in Franklin, Indiana. We believe that Mutual developed a solid reputation among its loyal customer base because of its commitment to personal service and its strong support of the local community. Mutual offers a variety of lending, deposit and other financial services to its retail and commercial customers.

     Mutual attracts deposits from the general public and primarily from residents of Johnson County. Mutual originates loans secured generally by one- to four-family residential real property in Johnson County and the surrounding counties. Mutual also offers commercial real estate loans, commercial business loans, construction loans and consumer loans. Mutual derives most of the funds for its lending from deposits of its customers consisting primarily of certificates of deposit, savings accounts and checking accounts.

     Mutual has attained its good capital position by focusing on residential real estate mortgages in Johnson County. At December 31, 2003, Mutual had total assets of $106.6 million, deposits of $78.7 million and equity capital of $8.0 million. For the fiscal year ended December 31, 2003, Mutual had net income of $495,000, a return on assets of 0.48% and a return on equity of 6.22%.



                                   MARKET AREA

     Mutual's primary market area for both lending and deposits is Johnson County in central Indiana. Mutual's main office is located in Franklin, Indiana, and Mutual has five other offices in Franklin and at other locations in Johnson County. Mutual's offices in Franklin are on North Main Street and at the Franklin United Methodist Community (retirement community) and the Indiana Masonic Home (retirement community). Mutual also has offices in Trafalgar and Nineveh. As of June 30, 2003, the most recent date for which information is available, Mutual's share of deposits among Johnson County financial institutions was 6.45%.

     Franklin, the county seat of Johnson County, is approximately 20 miles south of Indianapolis. According to the U.S. Bureau of Census, Franklin had a population of 19,463, and Johnson County had a population of 115,209 at the time of the 2000 census.

     According to the Indiana Department of Workforce Development, the total work force in Johnson County was 66,130 as of November 2003. As of the same date, 63,800 persons were employed, resulting in an unemployment rate for Johnson County of approximately 3.5%. As of the same date, the unemployment rate for Indiana was 4.7%, and the nationwide unemployment rate was 5.9%.


     Johnson County's largest employer with approximately 750 employees, is Musicland/Best Buy, which distributes CDs, videos and cassettes. Johnson County's second largest employer with approximately 550 employees, is Mitsubishi Heavy Industry Climate Control, which manufactures air conditioning units.



                                 USE OF PROCEEDS

     We will retain 50% of the net proceeds that remain after we pay expenses incurred in connection with the conversion and will use the other 50% of the net proceeds to purchase all of the capital stock to be issued by Mutual. A portion of the net proceeds we retain will be loaned to our employee stock ownership plan to provide it with the amount needed to purchase of 8% of the shares sold to investors in the conversion. On a short-term basis, the balance of the net proceeds we retain initially may be invested in cash and short-term investments. We may also use the proceeds as a source of funds to pay dividends, if any, to shareholders or to repurchase shares of common stock, although we do not intend to repurchase shares for one year following the conversion.

     Mutual intends to use a portion of the net proceeds that it receives from us to support its lending activities and deposit growth. Mutual also may use a portion of the net proceeds to fund the purchase of up to 4% of our shares for the recognition and retention plan, which it anticipates will be adopted by its board following the conversion, subject to the approval of our shareholders. We anticipate that Mutual will use the remainder of the net proceeds it receives for general corporate purposes, including the possible repayment of Federal Home Loan Bank advances and future branch expansion. On an interim basis, we may use some of the net proceeds to invest in short- or intermediate-term U.S. government securities and other federal agency securities. See "Business of Mutual Savings Bank - Investments and Federal Home Loan Bank Stock." Neither Third Century nor Mutual has any current intention to acquire any other financial institutions or other entities.



The following table shows estimated gross and net proceeds based upon shares of common stock being sold in the conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.

                                                                                                              15% Above
                                Minimum    Percentage   Midpoint,     Percentage    Maximum,   Percentage      Maximum    Percentage
                               1,062,500       of       1,250,000        of        1,437,500       of         1,653,125      of
                                Shares       Gross        Shares        Gross        Shares      Gross          Shares      Gross
                                Sold at     Proceeds     Sold at       Proceeds      Sold at    Proceeds       Sold at     Proceeds
                               Price of        of        Price of         of        Price of       of          Price of       of
                                $10.00      $10,625       $10.00       $12,500       $10.00     $14,375        $10.00(1)    $16,531
------------------------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in Thousands)

Gross Proceeds                  $10,625      100.0%      $12,500        100.0%      $14,375      100.0%        $16,531      100.0%
Less:
Estimated Underwriting
   Commissions and
   Other Expenses (2)              (542)      (5.1%)        (578)         (4.6%)       (598)      (4.2%)          (630)      (4.2%)
                                -------      -----       -------        ------      -------      -----         -------      -----
Estimated net conversion
   proceeds (2)                  10,083       94.9%       11,922          95.4%      13,777       95.8%         15,901       95.8%
Less:
Purchase of 100% of
   capital stock of Bank         (5,042)     (47.5%)      (5,961)        (47.7%)     (6,889)     (47.9%)        (7,951)     (47.9%)
Loan to employee stock
   ownership plan                  (850)      (8.0%)      (1,000)         (8.0%)     (1,150)      (8.0%)        (1,322)      (8.0%)
                                -------      -----       -------        ------      -------      -----         -------      -----
Net proceeds retained by
   Third Century  Bancorp       $ 4,191       39.4%      $ 4,961          39.7%     $ 5,738       39.9%        $ 6,628       39.9%
                                =======      =====       =======        ======      =======      =====         =======      =====
--------------------
(1)  As adjusted  to give  effect to an  increase in the number of shares  which could occur due to an increase in the  Estimated  Valuation  Range of up to
     15% to reflect  changes in market and  financial  conditions  following the
     commencement  of  the  Subscription   Offering  and  the  Direct  Community
     Offering, if any.
(2)  In calculating  estimated net conversion proceeds, it has been assumed that no sales will be made through selected dealers.




     The actual net proceeds may differ from the estimated net proceeds calculated above for various reasons, including variances in the actual amount of legal and accounting expenses incurred in connection with the conversion, commissions paid for any sales made through other dealers, and the actual number of shares of common stock sold in the conversion. Any variance in the actual net proceeds from the estimates provided in the table above is not expected to be material.


                                 DIVIDEND POLICY

     Upon conversion, our board of directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. The board of directors may consider a policy of paying cash dividends on the common stock in the future. However, no decision has been made as to the amount or timing of any such dividends. The declaration and payment of dividends, if any, will depend upon a number of factors, including our then-current and projected consolidated operating results and financial condition, regulatory restrictions, future growth plans and such other factors as the board of directors deems relevant.

     After the conversion, Mutual will be the sole direct subsidiary of Third Century. Initially, Third Century will have no independent operations or other subsidiaries to generate income. Consequently, other than the net proceeds of the conversion that we will retain (after funding the loan to the employee stock ownership plan) and repayments of the employee stock ownership plan loan, our ability to accumulate earnings for the payment of cash dividends to our shareholders or possible repurchases of shares of common stock will depend upon the ability of Mutual to pay dividends to us.

     In connection with the conversion, Mutual will establish a liquidation account which will serve to protect Eligible Account Holders and Supplemental Eligible Account Holders in the unlikely event of a liquidation of Mutual. Mutual will not pay dividends to Third Century to the extent the liquidation account would be impaired. The balance of the liquidation account will initially be $8,158,000 and will gradually decline. See "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights." In addition, the extent to which Mutual may pay dividends or make capital distributions is subject to other regulatory restrictions. See "Regulation -- Dividend Limitations."

     Income of Mutual appropriated to bad debt reserves and deducted from gross income for federal income tax purposes is not available for payment of cash dividends or other distributions to Third Century without the payment of federal income taxes by Mutual at the then-current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation--Federal Taxation" and the Notes to Consolidated Financial Statements beginning on page F-8. We do not contemplate any distribution by Mutual that would result in a recapture of its bad debt reserve or otherwise create federal tax liabilities.

     Generally, there is no regulatory restriction on the payment of dividends by Third Century. Under Federal Reserve Board supervisory policy, a bank holding company generally should not maintain its existing rate of cash dividends on common shares unless (i) the organization's net income available to common shareholders over the past year has been sufficient to fully fund the dividends and (ii) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. Indiana law, however, would prohibit Third Century from paying a dividend, if, after giving effect to the payment of that dividend, Third Century would not be able to pay its debts as they become due in the usual course of business or Third Century's total assets would be less than the sum of its total liabilities plus preferential rights of holders of preferred stock, if any. See "Regulation -- Dividend Limitations."



                           MARKET FOR THE COMMON STOCK

     Third Century has never issued common stock to the public. Consequently, there is no established market for the common stock. Keefe, Bruyette & Woods, Inc. intends to apply for and maintain quotation of the common stock over-the-counter on the OTC "Electronic Bulletin Board" upon the successful closing of the offering, and Third Century intends to request that Keefe, Bruyette & Woods, Inc. undertake to match offers to buy and offers to sell the common stock. There can be no assurance that timely or accurate quotations will be available on the OTC "Electronic Bulletin Board."

     The existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither Third Century nor any broker or dealer has control. Although the shares issued in the conversion are expected to be traded on the OTC "Electronic Bulletin Board," there can be no guarantee that an active or liquid trading market for the common stock will be developed and be maintained. Further, the absence of an active and liquid trading market may make it difficult to sell the common stock and may have an adverse effect on the price of the common stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the shares offered hereby.

     The aggregate price of the common stock is based upon an independent appraisal of the pro forma market value of the common stock. However, there can be no assurance that an investor will be able to sell the common stock purchased in the conversion at or above $10.00 per share.

                                   COMPETITION

     Mutual originates most of its loans to and accepts most of its deposits from residents of Johnson County, Indiana, and the counties surrounding Johnson County. Mutual is subject to competition from various financial institutions, including state and federal banks and a federal savings association, and credit unions and certain nonbanking consumer lenders that provide similar services in those counties with significantly greater resources than are available to us. Fourteen banks, one savings association and two credit unions are located in Johnson County. We also compete with money market funds with respect to deposit accounts and with insurance companies with respect to individual retirement accounts.

     The primary factors influencing competition for deposits are interest rates, service and convenience of office locations. Mutual competes for loan originations primarily through the efficiency and quality of the services that it provides borrowers and through interest rates and loan fees charged. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that we cannot readily predict.



                                 CAPITALIZATION

     The following table presents the historical capitalization of Mutual at December 31, 2003, and the pro forma consolidated capitalization of Third Century as of that date, giving effect to the sale of common stock offered by this Prospectus based on the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, and subject to the other assumptions set forth below. The pro forma data set forth below may change significantly at the time Third Century completes the conversion due to, among other factors, a change in the Estimated Valuation Range for the shares or a change in the current estimated expenses of the conversion. If the Estimated Valuation Range changes so that between 1,062,500 and 1,653,125 shares are not sold in the conversion, subscriptions will be returned to subscribers who do not affirmatively elect to continue their subscriptions during the offering at the revised Estimated Valuation Range.

                                                                     At December 31, 2003
                                                    ------------------------------------------------------
                                                                  Pro Forma Holding Company
                                                               Capitalization Based on Sale of
                                                    ------------------------------------------------------
                                                    1,062,500    1,250,000        1,437,500      1,653,125
                                                      Shares       Shares          Shares          Shares
                                                     Sold at      Sold at         Sold at         Sold at
                                       Bank          Price of     Price of        Price of        Price of
                                    Historical        $10.00       $10.00          $10.00          $10.00
                                    ----------------------------------------------------------------------
                                                       (In thousands, except share data)
Deposits (2) ......................  $78,708        $78,708       $78,708         $78,708        $78,708
Federal Home Loan Bank advances ...  $19,500        $19,500       $19,500         $19,500        $19,500
Equity Capital:
   Preferred stock, without par
      value, 2,000,000 shares
      authorized, none issued .....  $    --        $    --       $    --         $    --        $    --
   Common stock, without par
      value, 20,000,000 shares
      authorized:
         sold in conversion (3) ...       --         10,083        11,922          13,777         15,901
      Equity capital (4) ..........    8,040          8,040         8,040           8,040          8,040
   Common stock acquired by
      employee stock ownership
      plan (5) ....................       --           (850)       (1,000)         (1,150)        (1,322)
   Common stock acquired by
      the recognition and retention
      plan (6) ....................       --           (425)         (500)           (575)          (661)
Equity Capital ....................  $ 8,040        $16,848       $18,462         $20,092        $21,958
-----------------------
(1)  As  adjusted  to give  effect to an  increase  in the number of shares  which could occur due to an increase in the Estimated  Valuation  Range of up to 15% to reflect changes in market and financial conditions  following the commencement of the Subscription  Offering and Direct Community Offering,
     if any.
(2)  Excludes accrued  interest.  Withdrawals from deposit accounts for the purchase of common stock are not reflected. Such withdrawals will reduce pro forma deposits by the amount thereof.
(3)  The number of shares to be issued in the conversion  may be increased or decreased  based on market and financial  conditions prior to the completion of the conversion.  Assumes estimated expenses of
     $542,000,  $578,000,  $598,000  and $630,000 at the  minimum,  midpoint,  maximum and 15% above the maximum of the Estimated Valuation Range. See "Use of Proceeds."
(4)  Equity capital is substantially restricted. See Notes to the Consolidated Financial Statements. See
     also "The  Conversion -- Principal  Effects of Conversion -- Effect on Liquidation  Rights." Equity
     capital  does not reflect the  federal  income tax  consequences  of the  restoration  to income of
     Mutual's  special bad debt reserve for income tax purposes  which would be required in the unlikely event of a liquidation  or if a substantial  portion of equity  capital were  otherwise  used for a purpose  other than  absorption of bad debt losses and are required as to post-1987  reserves.  See
     "Taxation -- Federal Taxation."
(5)  Assumes  purchases by the employee  stock  ownership  plan of a number of shares equal to 8% of the shares sold in the  conversion.  The funds used to acquire the employee stock ownership plan shares will be borrowed from Third Century. See "Use of Proceeds." Mutual intends to make contributions to the employee stock ownership plan sufficient to service and ultimately  retire its debt. The common stock acquired by the employee stock  ownership plan is reflected as a reduction of equity capital.
     See "Executive Compensation and Related Transactions -- Employee Stock Ownership Plan and Trust."
(6)  Assuming the receipt of shareholder  approval,  Third Century  intends to implement the recognition and retention plan. Assuming such implementation,  the recognition and retention plan will purchase an amount of shares  equal to 4% of the common  stock sold in the  conversion.  Such  shares may be purchased  from  authorized  but unissued  shares or on the open market.  Third  Century  currently intends that the recognition and retention plan will purchase the shares on the open market.  Under the terms of the  recognition  and retention  plan,  assuming it is adopted  within one year of the conversion,  shares will



                                       26

     vest at the rate of 20% per year. The common stock to be purchased by the recognition and retention plan represents unearned compensation and is, accordingly, reflected as a reduction to pro forma equity capital. As shares of the common stock granted pursuant to the recognition and retention plan vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired, the interests of existing shareholders will be diluted. Assuming that 1,250,000 shares of common stock are issued in the conversion, the midpoint of the estimated valuation range, and that all awards under the recognition and retention plan are from authorized but unissued shares, Third Century estimates that the per share book value for the common stock would be diluted $.57 per share, or 3.9% on a pro forma basis as of December 31, 2003. The dilution would be $.61 per share (3.8%) and $.53 per share (3.8%) at the minimum and maximum levels, respectively, of the estimated valuation range on a pro forma basis as of December 31, 2003.




                                 PRO FORMA DATA

     We estimate that we will receive net conversion proceeds in an amount ranging from $10.1 million to $15.9 million. This estimate assumes that all shares of common stock are sold in the Subscription Offering. The following tables set forth the pro forma combined consolidated net income of Third Century for the year ended December 31, 2003, as though the conversion offering had been consummated at the beginning of that period and the investable net proceeds had been invested at 1.25% for the year ended December 31, 2003. The actual net proceeds to Third Century from the sale of common stock cannot be determined until the conversion is completed. Pro forma yield has been calculated assuming a yield based on one-year U.S. government securities. The pro forma after-tax return for Third Century on a consolidated basis is assumed to be .75% for the year ended December 31, 2003, after giving effect to (i) the yield on investable net proceeds from the conversion offering and (ii) adjusting for taxes using a federal statutory tax rate of 34% and a net state statutory income tax rate of 6%. Historical and per share amounts have been calculated by dividing historical amounts and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the employee stock ownership plan, assuming that such number of shares had been outstanding during each of the entire periods.

     Book value represents the difference between the stated amount of consolidated assets and consolidated liabilities of Third Century computed in accordance with generally accepted accounting principles. Book value does not necessarily reflect current market value of assets and liabilities, or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. See "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights." Book value also does not reflect the federal income tax consequences of the restoration to income of our special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation or if a substantial portion of retained earnings were otherwise used for a purpose other than absorption of bad debt losses. See "Taxation -- Federal Taxation." Pro forma book value includes only net proceeds from the conversion offering as though it occurred as of the indicated dates and does not include earnings on the proceeds for the periods then ended.

     The pro forma book values at the dates indicated should not be considered as reflecting the potential trading value of Third Century's stock. There can be no assurance that an investor will be able to sell the common stock purchased in the conversion at prices within the range of the pro forma book values of the common stock or at or above $10.00 per share. The pro forma net income derived from the assumptions set forth above should not be considered indicative of the actual results of operations of Third Century that would have been attained for any period if the conversion had been actually consummated at the beginning of such periods and the assumptions regarding investment yields should not be considered indicative of the actual yield expected to be achieved during any future period. Actual conversion expenses may vary from the estimates set forth below. In addition, the following tables do not reflect withdrawals from deposit accounts for the purchase of common stock. Such withdrawals will reduce pro forma deposits by the amount thereof.

                                                       1,062,500      1,250,000       1,437,500       1,653,125
                                                        Shares         Shares          Shares          Shares
                                                        Sold at        Sold at         Sold at         Sold at
                                                        $10.00         $10.00          $10.00          $10.00
                                                       Per Share      Per Share       Per Share       Per Share
                                                     ----------------------------------------------------------
                                                         Year           Year            Year            Year
                                                         ended          ended           ended           ended
                                                      12/31/2003     12/31/2003      12/31/2003      12/31/2003
                                                     ----------------------------------------------------------
                                                                  (In thousands, except share data)


Gross proceeds ..............................        $  10,625      $   12,500      $  14,375      $   16,531
Less offering expenses ......................             (542)           (578)          (598)           (630)
                                                     ---------      ----------      ---------      ----------
Estimated net conversion proceeds (2) .......           10,083          11,922         13,777          15,901
   Less:
      Common Stock acquired by ESOP (3) .....             (850)         (1,000)        (1,150)         (1,322)
      Common Stock acquired by the RRP (4) ..             (425)           (500)          (575)           (661)
                                                     ---------      ----------      ---------      ----------
Investable net proceeds .....................        $   8,808      $   10,422      $  12,052      $   13,918
                                                     =========      ==========      =========       =========

Consolidated net income:
   Historical ...............................        $     495      $      495      $     495      $      495
   Proforma income on investable
      net proceeds (5) ......................               66              78             90             104
Pro forma ESOP adjustment (3) ...............              (34)            (40)           (46)            (53)
Pro forma RRP adjustment (4) ................              (51)            (60)           (69)            (79)
                                                     ---------      ----------      ---------      ----------
Pro forma net income ........................        $     476      $      473      $     470      $      467
                                                     =========      ==========      =========       =========

Consolidated net income per share (7):
   Historical ...............................        $    0.53      $     0.45      $    0.39      $     0.34
Pro forma income on investable net proceeds .             0.07            0.07           0.07            0.07
Pro forma ESOP adjustment (3) ...............            (0.04)          (0.04)         (0.04)          (0.04)
Pro forma RRP adjustment (4) ................            (0.05)          (0.05)         (0.05)          (0.05)
                                                     ---------      ----------      ---------      ----------
Pro forma earnings per share ................        $    0.51      $     0.43      $    0.37      $     0.32
                                                     =========      ==========      =========       =========


Consolidated book value (6):
   Historical ...............................        $   8,040      $    8,040      $   8,040      $    8,040
Estimated net conversion proceeds (2) .......           10,083          11,922         13,777          15,901
   Less:
      Common Stock acquired by ESOP (3) .....             (850)         (1,000)        (1,150)         (1,322)
      Common Stock acquired by the RRP (4) ..             (425)           (500)          (575)           (661)
                                                     ---------      ----------      ---------      ----------
Pro forma book value ........................        $  16,848      $   18,462      $  20,092      $   21,958
                                                     =========      ==========      =========       =========


Consolidated book value per share (6)(8):
   Historical ...............................        $    7.57      $     6.43      $    5.59      $     4.86
Estimated net conversion proceeds ...........             9.49            9.54           9.58            9.62
   Less:
      Common Stock acquired by ESOP (3) .....            (0.80)          (0.80)         (0.80)          (0.80)
      Common Stock acquired by the RRP (4) ..            (0.40)          (0.40)         (0.40)          (0.40)
                                                     ---------      ----------      ---------      ----------
Pro forma book value per share ..............        $   15.86      $    14.77      $   13.97      $    13.28
                                                     =========      ==========      =========       =========
Offering price as a percentage of pro forma
   book value per share .....................            63.05%          67.70%         71.58%          75.30%
                                                     =========      ==========      =========       =========
Ratio of offering price to pro forma earnings
   per share ................................            19.61x          23.26x         27.03x          31.25x
                                                     =========      ==========      =========       =========
Number of shares used in calculating book
   value ....................................        1,062,500       1,250,000      1,437,500       1,653,125
Average unearned employee stock ownership
   shares ...................................          (82,167)        (96,667)      (111,167)       (127,842)
Average unearned recognition and retention
   shares ...................................          (38,250)        (45,000)       (51,750)        (59,513)
                                                     ---------      ----------      ---------      ----------
Number of shares used in calculating EPS (7)           942,083       1,108,333      1,274,583       1,465,770
                                                     =========      ==========      =========       =========

Footnotes on following page.

                                       28


(1)  As adjusted  to give effect to an increase in the number of shares  which could occur due to an increase in the Estimated  Valuation  Range of up to 15% to reflect changes in  market  and  financial  conditions  following  commencement  of the  Subscription
     Offering and the Direct Community Offering, if any.
(2)  See "Use of Proceeds"  for  assumptions  utilized to  determine  the  investable  net proceeds of the sale of common stock.
(3)  It is assumed  that 8% of the shares of common stock sold in the  conversion  will be purchased  by the  employee  stock  ownership  plan.  The funds used to  acquire  the employee stock ownership plan shares will be borrowed by the employee stock ownership plan from Third  Century  (see "Use of  Proceeds").  Mutual  intends  to make  annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest  requirements  on the debt.  Mutual's  total annual expense in payment of the  employee  stock  ownership  plan debt is based  upon 15 equal  annual installments  of  principal  with an assumed  tax  benefit of 40%.  The pro forma net income assumes:  (i) Mutual's total  contributions are equivalent to the debt service requirement  for the year;  (ii) that  5,667,  6,667,  7,667 and 8,817  shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, were committed to be released  during the year ended  December 31, 2003 at an average fair value of $10.00 per share in accordance with SOP 93-6;  (iii) only the employee stock ownership  plan shares  committed  to be released  were  considered  outstanding  for purposes of the net income per share  calculations;  and (iv) the  effective tax rate applicable to the debt was 40%. Expense for the employee stock ownership plan will be based on the number of shares  committed to be released to participants  for the year at the average  market  value of the shares  during the year.  Accordingly,  Mutual's total annual expense in payment of the employee  stock  ownership plan for such years may be higher than that discussed  above.  The loan to the employee  stock  ownership plan is reflected as a reduction of book value.
(4)  Assuming the receipt of shareholder approval,  Third Century intends to implement the recognition and retention  plan.  Assuming such  implementation,  the recognition and retention plan will purchase an amount of shares equal to 4% of the common stock sold in the conversion, or 42,500, 50,000, 57,500 and 66,125 shares of common stock at the minimum,  midpoint,  maximum and 15% above the maximum of the Estimated  Price Range, respectively,  for issuance to directors, officers and key employees of Third Century and Mutual.  Such shares may be purchased from  authorized but unissued  shares or on the open market.  Third Century  currently intends that the recognition and retention plan will purchase the shares on the open market,  and the  estimated net  conversion proceeds  have been reduced for the purchase of the shares in  determining  estimated proceeds  available for investment.  Under the terms of the recognition and retention plan,  if it is adopted  within one year of the  conversion,  shares will vest at the rate of 20% per year. A tax benefit of 40% has been  assumed.  The common stock to be purchased by the recognition and retention plan represents unearned  compensation and is,  accordingly,  reflected as a reduction to pro forma book value. As shares of the common  stock  granted  pursuant  to the  recognition  and  retention  plan  vest,  a corresponding  reduction in the charge against  capital will occur. In the event that authorized but unissued  shares are acquired by the  recognition  and retention plan, the  interests of existing  shareholders  will be diluted.  Assuming  that  1,250,000 shares of common stock are issued in the  conversion,  the midpoint of the  estimated valuation  range,  and that all awards under the  recognition  and retention plan are from authorized but unissued shares,  Third Century estimates that the per share book value for the common  stock would be diluted  $.57 per share,  or 3.9% on a pro forma basis as of December 31, 2003.  The dilution  would be $.61 per share (3.8%) and $.53 per share (3.8%) at the minimum and maximum  levels,  respectively,  of the estimated valuation range on a pro forma basis as of December 31, 2003.
(5)  Assuming  investable net proceeds had been invested since the beginning of the period at 1.25% for the year ended December 31, 2003 (the yield on one-year U.S.  government securities) and an assumed effective tax rate of 40%.
(6)  Book  value  represents  the  excess of assets  over  liabilities.  The effect of the
     liquidation  account  is  not  reflected  in  these  computations.   (For  additional
     information  regarding  the  liquidation  account,  see "The  Conversion  --Principal
     Effects of Conversion -- Effect on Liquidation Rights.")
(7)  The number of shares used in calculating  net income per share was  calculated  using the  indicated  number of shares  sold  reduced  by the  assumed  number of  unearned employee  stock  ownership  plan shares and unearned  recognition  and retention plan shares for the period.
(8)  Assuming the receipt of shareholder approval,  Third Century intends to implement the stock option plan. Assuming such implementation,  common stock in an aggregate amount equal to 10% of the shares sold in the  conversion  will be reserved  for issuance by
     Third Century upon the exercise of the stock  options  granted under the stock option plan.  No effect has been given to the shares of common  stock  reserved for issuance under the stock option plan.  Upon the exercise of stock  options  granted  under the stock  option  plan,  the interest of existing  shareholders  will be diluted.  Third
     Century estimates that the per share book value for the common stock would be diluted
     $.43 per share,  or 2.9% on a pro forma basis as of December 31,  2003,  assuming the sale of 1,250,000 shares in the conversion,  the midpoint of the Estimated  Valuation
     Range and the exercise of 125,000  options at an exercise  price of $10.00 per share.
     This dilution  further  assumes that the shares will be issued from  authorized,  but unissued,  shares.  The  dilution  would be $.54 per share  (3.4%) and $.35 per share
     (2.5%) at the minimum and maximum levels,  respectively,  of the Estimated  Valuation
     Range on a pro forma basis as of December 31, 2003.


                                       29


                          REGULATORY CAPITAL COMPLIANCE

     The following table compares Mutual's historical and pro forma regulatory capital levels as of December 31, 2003, to Mutual's capital requirements historically and after giving effect to the conversion.


                                                                       At December 31, 2003
                                                               Pro Forma Capital Based on Sale of
                                      ------------------------------------------------------------------------------------------
                                                        1,062,500 Shares  1,250,000 Shares  1,437,500 Shares  1,653,125 Shares
                                            Bank        Sold at Price of  Sold at Price of  Sold at Price of  Sold at Price of
                                         Historical           $10.00           $10.00            $10.00            $10.00
                                       Amount   Ratio    Amount   Ratio    Amount   Ratio    Amount   Ratio    Amount   Ratio
                                      ------------------------------------------------------------------------------------------
                                                                      (Dollars in thousands)
Equity capital based upon
   generally accepted
   accounting principles .........    $8,040      7.5%   $11,807   10.7%   $12,501  11.2%   $13,204   11.8%   $14,008   12.4%
                                      ======     ====    =======   ====    =======  ====    =======   ====    =======   ====

Tier 1  to adjusted total assets
   Historical or pro forma .......    $8,040      7.5%   $11,807   10.7%   $12,501  11.2%   $13,204   11.8%   $14,008   12.4%
   Required ......................     4,274      4.0%     4,425    4.0%     4,452   4.0%     4,481    4.0%     4,513    4.0%
                                      ------     ----    -------   ----    -------  ----    -------   ----    -------   ----
     Excess ......................    $3,766      3.5%   $ 7,382    6.7%   $ 8,049   7.2%   $ 8,723    7.8%   $ 9,495    8.4%
                                      ======     ====    =======   ====    =======  ====    =======   ====    =======   ====

Tier 1 to adjusted risk wtd assets
   Historical or pro forma .......    $8,040     10.6%   $11,807   15.4%   $12,501  16.3%   $13,204   17.2%   $14,008   18.2%
   Required ......................     3,038      4.0%     3,068    4.0%     3,068   4.0%     3,073    4.0%     3,078    4.0%
                                      ------     ----    -------   ----    -------  ----    -------   ----    -------   ----
     Excess ......................    $5,002      6.6%   $ 8,739   11.4%   $ 9,433  12.3    $10,131   13.2%   $10,930   14.2%
                                      ======     ====    =======   ====    =======  ====    =======   ====    =======   ====

Total risk-based capital (3):
   Historical or pro forma .......    $8,991     11.8%   $12,758   16.6%   $12,702  16.6%   $13,292   17.3%   $13,967   18.2%
   Required ......................     6,076      8.0%     6,137    8.0%     6,136   8.0%     6,145    8.0%     6,156    8.0%
                                      ------     ----    -------   ----    -------  ----    -------   ----    -------   ----
     Excess ......................    $2,915      3.8%   $ 6,621    8.6%   $ 6,566   8.6%   $ 7,147    9.3%   $ 7,811   10.2%
                                      ======     ====    =======   ====    =======  ====    =======   ====    =======   ====
---------------------------
(1)  As adjusted  to give  effect to an  increase in the number of shares  which could occur due to an increase in the  Estimated  Valuation  Range of up to
     15% and to reflect  changes in market and  financial  conditions  following
     commencement  of  the  Subscription   Offering  and  the  Direct  Community
     Offering, if any.
(2)  Tangible and core capital levels are shown as a percentage of total assets;
     risk-based  capital  levels  are  shown as a  percentage  of  risk-weighted assets.
(3)  Pro forma  risk-based  capital amounts and percentages  assume net proceeds have been invested in 20% risk-weighted assets.  Computations of ratios are based on historical adjusted total assets of $106,851,000 and risk-weighted assets of $75,956,000.
(4)  Capital  levels are increased for  contribution  of the net proceeds of the
     Offering not  retained by Third  Century and reduced for charges to capital resulting  from the  employee  stock  ownership  plan and  recognition  and retention  plan.  See notes (3) and (4) to the  table in "Pro  Forma  Data"
     beginning on page 27.






                                       30


                     SELECTED CONSOLIDATED FINANCIAL DATA OF
                       MUTUAL SAVINGS BANK AND SUBSIDIARY

     The following selected consolidated financial data of Mutual Savings Bank is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements, including notes thereto, included elsewhere in this Prospectus.

                                                                                   At or For the Twelve
                                                                                 Months Ended December 31
                                                                               ----------------------------
                                                                                 2003                2002
                                                                               ----------------------------
                                                                                     (In Thousands)
Summary of Financial Condition Data:
Total assets ..........................................................         $106,561           $ 96,509
Loans receivable ......................................................           98,010             80,220
Allowance for loan losses .............................................           (1,055)              (884)
                                                                                --------           --------
Net loans receivable ..................................................           96,955             79,336
Cash and cash equivalents .............................................            4,739              7,186
Securities to be held to maturity .....................................              689              6,124
FHLB advances .........................................................           19,500             10,500
Deposits ..............................................................           78,708             78,127
Retained Earnings-substantially restricted ............................            8,040              7,545

Summary of Operating Data:
Total interest income .................................................           $6,012             $5,840
Total interest expense ................................................            1,954              2,257
                                                                                --------           --------
   Net interest income ................................................            4,058              3,583
Provision for loan losses .............................................              200                140
                                                                                --------           --------
   Net interest income after provision for loan loss ..................            3,858              3,443
Noninterest income:
   Service charges on deposit accounts ................................              204                178
   Other service charges and fees .....................................              223                233
   Net gains on loan sales ............................................               72                 49
   Other ..............................................................              225                282
                                                                                --------           --------
      Total noninterest income ........................................              724                742
                                                                                --------           --------
Noninterest expense:
   Salaries and employee benefits .....................................            2,122              1,788
   Net occupancy and equipment expense ................................              423                366
   Data processing fees ...............................................              345                289
   Service bureau conversion expense ..................................              117                 --
   Other ..............................................................              749                730
                                                                                --------           --------
      Total noninterest expense .......................................            3,756              3,173
                                                                                --------           --------
Income before income taxes ............................................              826              1,012
Income tax expense ....................................................              331                402
                                                                                --------           --------
      Net income ......................................................         $    495           $    610
                                                                                ========           ========

Supplemental Data:
Interest rate spread during period ....................................             3.79%              3.13%
Net yield on interest-earning assets (1) ..............................             4.04               3.69
Return on assets (2) ..................................................             0.48               0.61
Return on equity (3) ..................................................             6.22               8.29
Equity to assets (4) ..................................................             7.54               7.82
Average interest-earning assets to average interest-bearing liabilities           112.82%            124.24%
Non-performing assets to total assets (4) .............................             0.40               0.30
Allowance for loan losses to total loans outstanding (4) ..............             1.08               1.10
Allowance for loan losses to non-performing loans (4) .................           245.92             532.53
Net charge-offs to average total loans outstanding ....................             0.03               0.03
Other expenses to average assets ......................................             3.63               3.18
Number of full service offices (4) ....................................                6                  6
-------------------------------
(1)  Net interest income divided by average interest-earning assets.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4)  At end of period.
(5)  Other expenses divided by average assets.






                                       31

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

Forward-Looking Statements

     This Prospectus contains forward-looking statements, which can be identified by the use of such words such as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and words of similar meaning. These forward-looking statements include, but are not limited to:

     o    statements of our goals, intentions and expectations;

     o statements regarding our business plans, prospects, growth and o operating strategies;

     o statements regarding the asset quality of our loan and investment portfolios; and

     o    estimates of our risks and future costs and benefits.

     These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

     The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

     o general economic conditions, either nationally or in our market area, that are worse than expected;

     o    competition among depository and other financial institutions;

     o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

     o    adverse changes in the securities markets;

     o changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

     o our ability to enter new markets successfully and capitalize on growth opportunities;

     o    our ability to successfully integrate acquired entities;

     o    changes in consumer spending, borrowing and savings habits;

     o changes in accounting policies and practices, as may be adopted by Mutual regulatory agencies and the Financial Accounting Standards Board; and

     o    changes in our organization, compensation and benefit plans.

     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see "Risk Factors" beginning on page 12.


General

     Third Century Bancorp ("Third Century" or "we") was formed as an Indiana corporation on March 15, 2004, for the purpose of issuing common stock and owning all of the outstanding common stock of Mutual Savings Bank (the "Bank") to be issued in the conversion as a bank holding company. As a newly formed corporation, Third Century Bancorp has no operating history. All information in this section should be read in conjunction with the consolidated financial statements of Mutual and notes thereto included beginning on page F-1 of this document.

     The principal business of Mutual has historically consisted of attracting deposits from the general public and making loans secured by residential real estate. Our earnings are primarily dependent upon our net interest income, which is the difference between our interest income and interest expense. Interest income is a function of the balances of loans and investments outstanding during a given period and the yield earned on such loans and investments. Interest expense is a function of the amount of deposits and borrowings outstanding during the same period and interest rates paid on such deposits and borrowings. Our earnings are also affected by provisions for loan losses, service charges and other non-interest income, operating expenses and income taxes.

     We also are significantly affected by prevailing economic conditions, as well as government policies and regulations concerning, among other things, monetary and fiscal affairs, housing and financial institutions. See "Regulation." Deposit flows are influenced by a number of factors, including interest rates paid on competing investments, account maturities and level of personal income and savings within our market. In addition, deposit growth is affected by how customers perceive the stability of the financial services industry amid various current events such as regulatory changes, failures of other financial institutions and financing of the deposit insurance fund. Lending activities are influenced by the demand for and supply of housing lenders, the availability and cost of funds and various other items. Sources of funds for our lending activities include deposits, payments on loans, borrowings and income provided from operations.


Current Business Strategy

     Our business strategy is to operate a well-capitalized, profitable and independent community savings bank dedicated to offering a variety of banking services, including residential lending, commercial and consumer lending, deposit services and trust services, all of this with an emphasis on personal service. We have sought to implement this strategy by (i) pursuing opportunities to expand our asset base and deposit base, (ii) emphasizing the origination of one- to four-family residential mortgage loans in our market area and (iii) maintaining levels of capital well in excess of regulatory requirements. As outlined in other sections of this Prospectus, Mutual meets all regulatory capital requirements. However, management believes that it is in the best long-term interest of Mutual to improve its capital position. This will better position Mutual to take advantage of market opportunities which may arise, or to expand into other markets. Additional capital will also assist in protecting Mutual from adverse consequences of a downturn in the economic environment.

     The highlights of our business strategy are as follows:

     o Growth. We intend to focus on continuing the growth of our business. Although no assurance can be made regarding future growth, we have grown at a steady rate over the last 10 years, including growth in assets from $52.7 million to $106.6 million and growth in deposits from $46.1 million to $78.7 million. Our management, which has overseen this growth, intends to continue to emphasize increasing our assets while maintaining our historical emphasis on conservative underwriting standards and the safe and sound operation of our business.

     o Origination of One- to Four-Family Residential Loans. We intend to continue to emphasize the origination of one- to four-family residential mortgage loans by expanding our range of products. Our primary lending activity is the origination of one- to four-family residential loans secured by property in our primary market area. As of December 31, 2003, substantially all of the loans in this category in our portfolio were secured by property located in Johnson County, Indiana, and the counties contiguous to Johnson County.

          Mortgage lending activities significantly increased during 2003 with the continuation of the interest in refinancings due to historically low interest rates. As of December 31, 2003, total mortgage loans held and those serviced for the secondary market increased by $10.6 million, from $56.5 million to $67.1 million, representing a 18.71% increase. In the year prior, total mortgage loans held and serviced increased from $50.9 million to $56.5 million, an increase of $5.6 million, or 11.0%. In 2003 Mutual moved its entire mortgage operations into the new Mortgage Center, adjacent to the Main Street Branch in Franklin. The addition of another mortgage lender in late 2001, the moving of two of the mortgage lenders to a salary-plus-incentive based pay structure (as opposed to strictly salary based), the continuing low interest rate environment, and the introduction of a lower-rate 10 and 12 year mortgage product all contributed to a significant increase in mortgage originations in 2003.


          During 2003, Mutual followed a policy of retaining all first mortgage loans of 15 years or longer that would not qualify for sale to the secondary market. Mutual changed this policy during the first quarter of 2004 and currently will make fixed-rate first mortgage loans for 15 years or longer only if they will qualify for resale to the secondary market. See "Recent Developments." Mutual plans to continue to be aggressive in the origination of mortgage loans in the future. This is one of the reasons Mutual invested in the Mortgage Center. Mutual's management plans for Mutual to become more proactive in working with area builders to promote construction lending, which leads to home financing. Additional incentive-based mortgage lenders may be considered in order to move into additional mortgage markets in our area.

     o Consumer, Commercial and Commercial Real Estate Loans. We intend to continue our recent emphasis on originating higher-yielding consumer, commercial real estate and commercial loans. We believe that the yields that we earn on consumer, commercial real estate and commercial loans will increase our profitability, although there can be no assurances that they will do so. In the two years ended December 31, 2003, these loans have decreased $5.1 million, or 14.13%. As a percentage of total loans, consumer loans decreased from 16.31% to 9.51% and commercial loans decreased from 33.44% to 23.09% over that two-year period. The decline in these categories as a percent of our gross loans receivable is primarily due to the rapid growth of the mortgage portfolio during the same time period. The forty-year low in mortgage interest rates allowed consumers to pay off consumer debt with the refinancing of their mortgages. The same trend occurred with commercial real estate loans. Consumer lending continues to be mostly real estate based; however, we offer vehicle and other consumer loans. Mutual is not involved in any indirect financing of any kind.

     o Capital Position. In recent years, Mutual, while exceeding regulatory capital requirements, has trended down in comparison to similar financial institutions in the state of Indiana. This is primarily attributable to Mutual's growth in total assets exceeding comparable growth in capital. We intend to continue to emphasize maintaining a strong capital position. At December 31, 2003, we exceeded all of our regulatory capital requirements. Assuming net proceeds at the midpoint of the Estimated Valuation Range, our pro forma equity to assets ratio (excluding 50% of net proceeds to be retained by Third Century Bancorp) at such date would have been 11.2%. Assuming net proceeds at the minimum, maximum and 15% above the maximum of the Estimated Valuation Range, our pro forma equity to assets ratio (excluding the proceeds to be retained by Third Century Bancorp) at such date would have been 10.7%, 11.8% and 12.4%, respectively. This increase in our equity capital, along with the likely increase in our expenses following the conversion, will likely cause our return on equity to decline, which could adversely affect the trading price of the shares of common stock.

Critical Accounting Policy

     Generally accepted accounting principles require management to apply significant judgment to certain accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply those principles where actual measurement is not possible or practical. For a complete discussion of Mutual's significant accounting policy, see the notes to the consolidated financial statements (beginning on page F-8) and discussion throughout this Prospectus. Below is a discussion of Mutual's critical accounting policy for determining the adequacy of the allowance for loan losses. This policy is critical because it is highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on Mutual's financial statements. Management has reviewed the application of this policy with Mutual's Audit Committee.

     Allowance for Loan Losses. The allowance for loan losses represents management's estimate of probable losses inherent in Mutual's loan portfolios. In determining the appropriate amount of the allowance for loan losses, management makes numerous assumptions, estimates and assessments.

     The strategy also emphasizes diversification on an industry and customer level, regular credit quality reviews and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality.

     Mutual's allowance consists of three components: probable losses estimated from individual reviews of specific loans, probable losses estimated from historical loss rates, and probable losses resulting from economic or other deterioration above and beyond what is reflected in the first two components of the allowance.

     Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to Mutual. Included in the review of individual loans are those that are impaired as provided in SFAS No. 114, Accounting by Creditors for Impairment of a Loan. Any allowances for impaired loans are determined by the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the underlying collateral.
Mutual evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations.

     Homogenous smaller balance loans, such as consumer installment and residential mortgage loans are not individually risk graded. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history by loan category.

     Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and nonaccrual loans), changes in mix, asset quality trends, risk management and loan administration, changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and Mutual's internal loan review.

     An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Allowances on individual loans are reviewed quarterly and historical loss rates are reviewed annually and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

     Mutual's primary market area for lending is Johnson County. When evaluating the adequacy of allowance, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on Mutual's customers.

     Mutual has not substantively changed any aspect of its overall approach in the determination of the allowance for loan losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period allowance.


Asset/Liability Management

     Mutual, like other financial institutions, is subject of interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. As part of its effort to monitor and manage interest rate risk, Mutual uses the net portfolio value ("NPV") methodology. Mutual utilizes the services of an outside consulting firm to assist management in the monitoring and management of its interest rate sensitivity.

     Generally, NPV is the difference between discounted present value of incoming cash flows on interest-earning assets and the present value of outgoing cash flows on interest-bearing liabilities. Interest rate risk is evaluated by stressing the balance sheet by applying hypothetical instantaneous parallel shifts in market interest rates of plus and minus 300 basis points (one basis point equals a .01%). Due to the current low level of market interest rates, the down 300 basis point case is temporarily limited to down 75 basis points. The resulting NPV's are compared with the NPV in a base case of no change in market rates. Management uses this information to determine what actions should be taken to maximize profits within the guidelines of an acceptable level of interest rate risk.

     Federally chartered thrifts are required to provide standardized asset liability management data on their call reports and are provided asset liability management reports by their regulator using interest rate scenarios of -300 basis points (b.p.) to +300 b.p. in increments of 100 b.p. However, as a state chartered, FDIC insured savings bank, there is no standard set of rate scenarios required, nor provided, by our regulators. All of our asset liability management policies, reports, and analyses typically use an instantaneous, parallel shift in the yield curve of plus and minus 300 b.p. We believe that these extreme cases are most important in evaluating our interest rate risk, and that the intermediate cases would provide little additional information about our risk while adding significant complexity and cost.

     Recently, the very low interest rates have necessitated a temporary adjustment in the minus 300 b.p. scenario. Since short-term interest rates used in our asset liability management model, e.g. the 3-month Treasury bills, are currently below 1%, it is impossible to evaluate a parallel shift in the entire yield curve of minus 1% or more. So out of necessity we have temporarily reduced our down rate case to -75 b.p. Similarly in 2002, the low interest rates necessitated an adjustment to the model and it could only accommodate a down rate case to -100 b.p. We will return to the use of the minus 300 b.p. scenario once rates rise to the level which will accommodate such a parallel shift.


     If estimated changes in NPV exceed the guidelines established by the Board, management implements a program to adjust Mutual's asset and liability mix to bring interest rate risk within the Board's guidelines. The current Board approved limit is a two percent decrease in NPV relative to assets for a 300 basis point instantaneous change in interest rates. Presented below, as of December 31, 2003 and 2002, are analyses prepared by the outside consulting firm of Mutual's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of +300/-75 basis point and +300/-100 basis point changes in market interest rates for 2003 and 2002, respectively.

                             2003                               2003
        2003         Net Portfolio Value               NPV as % of PV of Assets
     Change in       -------------------     2003      ------------------------
       Rates         $ Amount   $ Change   % Change      NPV Ratio     Change
   -------------     --------   --------   ---------    ---------      ------
     +300 bp*         $5,963    $(2,983)    -33.3%        5.90%        -2.69%
        0 bp           8,946                              8.08
      -75 bp           8,604       (342)     -3.8         7.67         -0.31


                             2002                               2002
        2002         Net Portfolio Value               NPV as % of PV of Assets
     Change in       -------------------     2002      ------------------------
       Rates         $ Amount   $ Change   % Change      NPV Ratio     Change
   -------------     --------   --------   ---------    ---------      ------
     +300 bp*         $8,540    $(1,017)     -10.6%        8.81%       -0.98%
        0 bp           9,557                               9.24
     -100 bp           8,357     (1,200)     -12.6         8.01        -1.16
----------------------------------
*Basis points.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented above. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rate. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could likely deviate significantly from those assumed in calculating the table.

     Based upon the December 31, 2003 estimation, Mutual's NPV would decrease by
2.69 percent of assets in the event of an immediate 300 basis point increase in interest rates and decrease 0.31 percent in the event of an immediate 75 basis point decrease in interest rates. Therefore, as of December 31, 2003, Mutual was not in compliance with its interest rate policy. This deviation was primarily due to a significant expansion of Mutual's mortgage portfolio last year as we seized an opportunity to grow due to the unprecedented refinancing of mortgages that occurred in response to record low interest rates. Mutual views the present non-compliance with its interest rate policy as a temporary situation. See "Recent Developments."

     Management has implemented a program to bring the interest rate risk within established guidelines over time. This program includes:

     1. Selling a portion of its fixed-rate mortgages with maturities greater than twelve years to the secondary market;

     2. Borrowing long-term fixed-rate advances from the Federal Home Loan Bank of Indianapolis; and

     3.   Continuing the origination of variable,  non-residential  loans.

     These routine actions by management help offset the interest rate risk associated with Mutual's fixed-rate mortgage portfolio. Management will continue to follow this strategy until the interest rate risk measurement for an immediate 300 basis point increase complies with the policy established by the Board.

     The data in the above table are based, in part, upon assumptions about the future behavior of borrowers, depositors and investors. While these assumptions are reasonable based upon past behavior, it is important to be mindful that any such projections are subject to error.

Average Balances and Interest Rates and Yields

     The following table presents Mutual's interest-earnings assets and interest-bearing liabilities and the yields and rates on such balances for 2003 and 2002 and at December 31, 2003 and the average daily balances of each category of Mutual's interest-earning assets and interest-bearing liabilities, the interest earned or paid on those balances and the average yields earned and interest rates paid on such balances. Such yields and costs are determined by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

                                              At December 31,                        Year Ended December 31,
                                            ----------------------------------------------------------------------------------
                                                   2003                       2003                          2002
                                            ----------------------------------------------------------------------------------
                                                                            Interest    Average            Interest    Average
                                                        Yield/    Average    Earned/    Yield/    Average   Earned/     Yield/
                                            Balance      Rate     Balance     Paid       Rate     Balance    Paid        Rate
                                            ----------------------------------------------------------------------------------
                                                                              (Dollars in thousands)
Assets
   Interest-earning assets:
      Interest-bearing deposits ........    $  3,959     0.95%   $  4,854    $   37      0.76%    $ 7,643   $   99       1.30%
      Securities held to maturity ......         689     1.43       3,599        62      1.72       6,901      197       2.85
      Loans receivable (1) .............      98,010     5.99      91,268     5,877      6.44      81,920    5,512       6.73
Stock in FHLB of Indianapolis ..........         975     5.00         771        36      4.67         550       33       6.00
                                            --------             --------    ------               -------   ------
   Total interest-earning assets .......     103,633     5.76     100,492     6,012      5.98      97,014    5,841       6.02
                                                                             ------                         ------
Non-interest earning assets,
   net of allowance for loan
   losses ..............................       2,928                2,902                           2,858
                                            --------             --------                         -------
      Total assets .....................    $106,561             $103,394                         $99,872
                                            ========             ========                         =======
Liabilities and retained earnings:
   Interest-bearing liabilities
      Savings deposits .................    $ 35,779     0.50    $ 36,798      $236      0.64     $35,713   $  392       1.10
   Interest-bearing demand deposits ....       1,041     0.98         400         2      0.50         110        1       0.91
      Certificates of deposit ..........      35,940     2.69      36,633     1,109      3.03      36,982    1,587       4.29
      FHLB advances ....................      19,500     3.79      15,244       607      3.98       5,280      277       5.25
                                            --------             --------    ------               -------   ------
      Total interest-bearing liabilities      92,260     2.05      89,075     1,954      2.19      78,085    2,257       2.89
                                                                             ------                         ------
Other liabilities ......................       6,261                6,361                          14,424
                                            --------             --------                         -------
Total liabilities ......................      98,521               95,436                          92,509
Retained earnings ......................       8,040                7,958                           7,363
                                            --------             --------                         -------
   Total liabilities and retained
      earnings .........................    $106,561             $103,394                         $99,872
                                            ========             ========                         =======
Net earning assets .....................    $ 11,373             $ 11,417                         $18,929
                                            ========             ========                         =======
Net interest income ....................                                     $4,058                         $3,584
                                                                             ======                         ======
Interest rate spread ...................                 3.71%                           3.79%                           3.13%
                                                         ====                            ====                            ====
Net yield on average earning assets ....                                                 4.04%                           3.69%
                                                                                         ====                            ====
Interest-earning assets to
   interest-bearing liabilities ........      113.22%                                  112.82%                         124.24%
--------------------
(1)  Nonaccruing loans have been included in the average balances.



Interest Rate Spread

     Mutual's  results  of  operations  have been  determined  primarily  by net interest income and, to a lesser extent,  non-interest  income and  non-interest expenses.  Net interest income is determined by the interest rate spread between
the   yields   earned  on   interest-earning   assets  and  the  rates  paid  on
interest-bearing  liabilities  and by the relative  amounts of  interest-earning assets and interest-bearing liabilities.


                                       38


     The following table sets forth the weighted average effective interest rate
earned   by   Mutual   on  its  loan  and   investment   portfolios   and  other
interest-earning  assets,  the  weighted  average  effective  cost  of  Mutual's deposits and borrowings,  the interest rate spread of Mutual,  and the net yield on weighted average  interest-earning  assets for the periods and as of the date shown. Average balances are based on average daily balances.


                                                          At December 31,    Year Ended December 31,
                                                          ---------------    -----------------------
                                                              2003              2003       2002
                                                          ------------------------------------------
Weighted average interest rate earned on:
   Interest-bearing deposits ........................         0.95%             0.76%      1.30%
   Securities to be held to maturity ................         1.43              1.72       2.85
   Loans receivable .................................         5.99              6.44       6.73
   FHLB Stock .......................................         5.00              4.67       6.00
      Total interest-earning assets .................         5.76              5.98       6.02

Weighted average interest rate cost of
         Savings, NOW and money market ..............         0.50              0.64       1.10
   Interest-bearing demand deposits .................         0.98              0.50       0.91
   Certificates .....................................         2.69              3.03       4.29
   FHLB advances ....................................         3.79              3.98       5.25
      Total interest-bearing liabilities ............         2.05              2.19       2.89

Interest rate spread ................................         3.70              3.79       3.13
Net yield on weighted average interest-earning assets          N/A              4.04       3.69





     The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Mutual's interest income and expense during the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (1) changes in rate (changes in rate multiplied by old volume) and (2) changes in volume (changes in volume multiplied by old rate). Changes attributable to both rate and volume which cannot be segregated have been allocated proportionally to the change due to volume and the change due to rate.

                                      Increase (Decrease) in Net Interest Income
                                      ------------------------------------------
                                                                   Total
                                          Due to       Due to       Net
                                           Rate        Volume      Change
                                      ------------------------------------------
                                                       (In thousands)
Year ended December 31, 2003, compared to
 year ended December 31, 2002
   Interest-earning assets:
      Interest-earning deposits.           $ (33)       $ (29)      $ (62)
      Securities to be held to maturity      (61)         (74)       (135)
      Loans receivable                      (244)         609         365
      FHLB stock                              (8)          11           3
                                           -----        -----       -----
         Total                              (346)         517         171


   Interest-bearing liabilities:
      Savings deposits                      (170)          12        (158)
      Interest-bearing demand deposits        (1)           2           1
      Certificates of deposits              (461)         (15)       (476)
      FHLB advances                          (81)         411         330
                                           -----        -----       -----
         Total                              (713)         410        (303)
                                           -----        -----       -----
Net change in net interest income          $ 367        $ 107       $ 474
                                           =====        =====       =====

Financial Condition at December 31, 2003 Compared to Financial Condition at December 31, 2002

     Total assets increased $10.1 million at December 31, 2003 from December 31, 2002. The increase was primarily a result of an increase in net loans of $17.6 million, or 22.20%, offset by decreases in cash and cash equivalents of $2.4 million and decreases in investments of $5.4 million.

     Average assets increased from $99.9 million for 2002, to $103.4 million for 2003, an increase of 3.53%. Average interest-earning assets represented 97.19% and 97.14% of average assets for 2003 and 2002 respectively. During 2003, average loans increased $9.3 million. Average interest-earning assets as a percentage of average interest-earning liabilities were 112.82% and 124.24% for 2003 and 2002 respectively. This decrease was largely a result of the rapid growth of the borrowings in proportion to the slower growth of the mortgage portfolio.

     Investment Securities. Total securities decreased approximately $5.4 million from December 31, 2002 to December 31, 2003 which represents a decrease of 88.76%. The reduction was the result of scheduled maturities and repayments, with the proceeds from these maturities and repayments used to assist in funding the growth in loans. Historically, Mutual has not maintained a significant investment portfolio due to its high percentage of loans to deposits.

     Loans and Allowance for Loan Losses. Average loans increased $9.3 million or 11.41% during 2003. The growth in loans was funded primarily by increased average borrowings of $10.0 million. Average loans were $91.3 million for 2003 and $81.9 million for 2002. The average yield on loans was 6.44% for 2003 and 6.73% for 2002, a decrease of 29 basis points.

     The majority of loan growth was within the category of one- to four-family residential loans. This growth was driven by the continued low rate interest environment and the related refinancing of loans. During 2002, Mutual began to retain all originated mortgages. At that time, Mutual's interest rate risk rate was relatively low based on the policy guidelines set by the Board. Mutual experienced strong growth in its fixed-rate mortgage portfolio during the last quarter of 2002. Mutual's Asset Liability Committee re-examined the interest rate risk position of Mutual as of December 31, 2002 and found it remained well within Board policy guidelines. The Asset Liability Committee continued to monitor its ability to offset the interest rate risk associated with newly originated fixed-rate mortgages with the interest rate risk associated with newly borrowed funds from the Federal Home Loan Bank of Indianapolis. In March 2003, the Asset Liability Committee decided to sell all newly originated fixed-rate mortgages with maturities of twenty years or more to the secondary market and offer ten-year and twelve-year fixed rate mortgages in an attempt to shorten the average weighted maturity of Mutual's fixed-rate mortgage portfolio. In May 2003, the Asset Liability Committee reviewed the interest rate risk measurement for the first quarter of 2003 and noted Mutual's increased sensitivity to an instantaneous 300 basis point change in rates. The Asset Liability Committee decided to sell all newly originated fixed-rate mortgages with maturities greater than twelve years effective June 2003. The Asset Liability Committee has continued the strategy of selling these fixed-rate mortgages to the secondary market and borrowing wholesale funds from the Federal Home Loan Bank of Indianapolis to reduce Mutual's interest rate risk in a rising rate environment.

     The allowance for loan losses as a percentage of gross loans decreased to 1.08% at December 31, 2003 from 1.10% a year earlier. The ratio of the allowance for loan losses to non-performing loans was 245.92% at December 31, 2003 compared to 532.53% at December 31, 2002. In 2003, Mutual continued to increase the amount of allowance for loan losses to assure adequate reserves as Mutual continues its loan portfolio diversification into commercial real estate, other commercial, and consumer lending.

     Deposits. Deposits increased $600,000 from $78.1 million to $78.7 million during 2003. Average total deposits increased $1.0 million to $73.8 million for 2003 contrasted to $72.8 million for 2002.

     Borrowed Funds. Borrowed funds increased $9.0 million from December 31, 2002 to December 31, 2003. Management continued to fund a portion of Mutual's loan growth with advances from the FHLB of Indianapolis. Average borrowed funds increased to $15.2 million for the year ended December 31, 2003 compared to $5.3 million for the year ended December 31, 2002. During 2002 and 2003, Mutual offered higher rates on certificates of deposit with a five-year maturity to offset the interest rate risk associated with its mortgage portfolio. Mutual received little response from its customer base due to a forty-year low in interest rates. Management exercised its next option by offsetting the interest rate risk associated with the mortgage growth with borrowed funds from FHLB of Indianapolis.

     Mutual does not have any additional long-term commitments beyond the FHLB advances.

     Equity Capital. Equity capital increased $500,000 to $8.0 million at December 31, 2003 compared to $7.5 million at December 31,2002. The increase was due to net income during the period.


Comparison of Operating Results for Years Ended December 31, 2003 and 2002

     General. Net income for 2003 decreased $115,000, or 18.92%, to $495,000 compared to $610,000 for 2002. Return on average assets for 2003 and 2002 was ..48%, and .61%, respectively. Return on average equity was 6.22% for 2003 and 8.29% for 2002.

     The decline in net income for the year ended December 31, 2003 resulted from a combination of factors that included an increase in net interest income as higher volumes on interest-earning assets outpaced the decline in overall rates earned on these assets. Conversely, the higher volumes on interest-bearing liabilities were offset by the decline in interest rates on these liabilities. This increase in net interest income was similar to that experienced by many community banks in 2003 as interest-bearing liabilities are typically repricing faster than interest-earning assets.

     Non-interest income remained relatively stable from 2002 to 2003. Mutual experienced declining revenue in the area of fiduciary activities as the 2002 year included fee income related to a large estate trust that was settled during 2002. This decrease in fiduciary activity was offset by increased gains on loan sales as a result of the high levels of mortgage loan refinancing activity experienced in 2003.

     Non-interest expense increased approximately $583,000 during 2003 as additional personnel were added to enhance Mutual's ability to originate commercial loans as well as in response to the volume of mortgage loan refinancing handled by Mutual. During 2003, Mutual also elected to change vendors for its core processing and accordingly incurred approximately $117,000 in expense directly related to this conversion in 2003 that will not recur in 2004.

     Interest Income. Mutual's total interest income was $6.0 million for 2003 compared to $5.8 million for 2002. Increased volume, primarily on loans, accounted for $517,000 of the increase and was offset by decreases resulting from lower interest rates totaling $346,000 with the majority of this decrease relating to declining yields on loans. Average earning assets increased $3.5 million from $97.0 million to $100.5 million from 2002 to 2003. The increase in average earning assets was accompanied by a decrease in average yields to 5.98% in 2003 from 6.02% in 2002. The yield on loans decreased from 6.73% for 2002 to 6.44% for 2003 and this decrease in the yield on loans accounted for the majority of the total decrease in yield on earning assets.

     Interest Expense. Interest expense decreased $303,000 during 2003 compared to 2002. Average interest-bearing liabilities increased to $89.1 million for 2003 from $78.1 million for 2002, with advances from the FHLB accounting for approximately $10.0 million of this increase as Mutual utilized these advances to fund loan growth. The decrease in interest expense was primarily a result of a decrease in the average cost of interest-bearing liabilities due to declining rates. The average cost of interest-bearing liabilities decreased from 2.89% for 2002 to 2.19% for 2003. Declining rates accounted for $713,000 of the decrease and was offset by an increase of $410,000 due to volume increases of interest-bearing liabilities.

     Net Interest Income. Net interest income increased approximately $475,000 for 2003 to approximately $4.1 million compared to $3.6 million for 2002. As previously discussed, the increase was primarily due to increased volumes on interest bearing assets and decreased rates on interest bearing liabilities. There is no assurance that Mutual can continue to increase the volume of interest-earning assets in the future to the extent attained during 2003 and this may negatively affect net interest income. Mutual's interest spread for 2003 was 3.79% compared to 3.13% for 2002.

     Provision for Loan Losses. Mutual's provision for loan losses for 2003 was $200,000 compared to $140,000 for 2002. The increase in the provision for 2003 was based on management's analysis of the adequacy of the allowance for loan losses, total net charge offs of $29,000, the level of the allowance and other factors including the size, condition and components of the loan portfolio, economic conditions, trends national and local bankruptcies as well as other qualitative factors. In recent years, Mutual has significantly increased the loan loss provision and Mutual continues its loan portfolio diversification into commercial real estate, other commercial and consumer loans.

     Non-interest Income. Non-interest income remained relatively level from 2002 to 2003. However, there were several fluctuations within the overall classification of non-interest income and the more significant of those are discussed below.

          Service Charges. Service charges on deposit accounts increased to $204,000 for 2003 from $178,000 for 2002 which represents an increase of 14.78%. This increase was a result of continued growth in the number of fee-oriented checking accounts. Mutual also implemented a revised service charge schedule in 2003, which is responsible for a large portion of the increase.

          Fiduciary Activities. Income from fiduciary activities decreased $45,000 from $126,000 for the year ended 2002 to $81,000 for the year ended 2003 which represents a decrease of 35.99%. In 2002, Mutual served as trustee for a large estate and received fees from this estate of approximately $56,450 which was included in non-interest income. Management views 2003 as a more typical year for trust fee income.

          Gains on Loan Sales. Gains on the sales of loans increased $23,000 from $49,000 in 2002 to $72,000 in 2003. This increase resulted from higher volumes of loan sales throughout 2003 due to the management's decision in June 2003 to sell all newly originated fixed-rate mortgages with maturities greater than twelve years.

     Non-interest Expense. Non-interest expense increased $583,000 from $3.2 million in 2002 to $3.8 million in 2003 which represents an increase of 18.37%. The significant fluctuations in non-interest expense included salaries and employee benefits, data processing and conversion costs and income tax expense.

     Mutual's non-interest expense for 2003 was higher than that of its peer group. Mutual's higher non-interest expense is largely due to Mutual having more offices than its peers. Also, Mutual's salary expense increased in 2003 because of the additional hours employees worked to cover the significant increase in Mutual's mortgage loan production and to complete a data processing conversion. In addition, because of its geographic proximity to Indianapolis and the extremely competitive nature of commercial banking and mortgage lending activities in its market area, Mutual found it necessary in 2003 to make significant adjustments to the salaries of officers and employees so that it could remain competitive from a compensation standpoint.

     Management has been taking, and intends to continue to take, steps to reduce non-interest expense. Mutual expects to achieve significant expense reduction as a consequence of its conversion in 2003 of its data processing services from BISYS to Intrieve and also from the transfer of all check processing and statement production from the Federal Home Loan Bank to Intrieve. Management also expects salary expense increases to moderate in 2004 due to significant reductions in overtime pay and to the fact that its more competitive salary structure is in place.

          Salaries and Employee Benefits. Salaries and benefits increased $334,000 to $2.1 million for 2003 compared to $1.8 million for 2002 which represents an increase of 18.7%. This increase was the result of several factors: Mutual's merit and other increases to employees as of January 1, 2003 totaled $61,100 for 2003; Mutual hired a mortgage originator and a commercial loan originator; two part-time employees began working full-time schedules due to the mortgage refinancing volume and the data-processing conversion, respectively; Mutual increased its matching of employees' 401(k) contributions from 100% on the first 6% of gross salaries to 100% on the first 8% of gross salaries; health insurance premiums paid by Mutual increased by $22,728 (or 14.1%); pensions costs increased by $19,661 (or 23.6%); and Mutual paid more in commissions to its mortgage loan originators due to increased volume of originations during 2003.

          Data Processing and Conversion Expense. Data processing and conversion costs increased $173,000, or 60.0%, in 2003 compared to 2002. During 2003, management evaluated Mutual's data processing needs and made a change in core processors. Expenses related to this conversion totaled $117,000 in 2003. There were no conversion related costs in 2002. Data processing costs increased $56,000 in 2003 from $289,000 to $345,000 in connection with the system conversion. It is anticipated that these costs will decrease in 2004 as the conversion was completed in the fourth quarter of 2003.

     Income Tax Expense. Income tax expense was $331,000 for 2003 compared to $402,000 for 2002. The level of tax expense was consistent with the level of taxable income in each year. The effective tax rate was 40.1%, and 39.7% for 2003 and 2002 respectively.


Liquidity and Capital Resources

     Liquidity refers to the ability of a financial institution to generate sufficient cash to fund current loan demand, meet savings deposit withdrawals and pay operating expenses. Mutual Savings Bank's primary sources of funds are deposits, borrowings from the FHLB, proceeds from principal and interest payments on loans and proceeds from maturing securities. While FHLB advances and maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and the restructuring of the thrift industry.

     The primary investing activity of Mutual is the origination of loans. During 2003 and 2002, Mutual originated one- to four-family mortgage loans in the amounts of $26.4 million, and $17.0 million, respectively.

     Management does not expect the volume of mortgage lending experienced in 2003 to continue. See "Recent Developments."

     During 2003 and 2002, Mutual also originated consumer loans of $5.5 million and $6.4 million, commercial and commercial real estate loans of $10.0 million and $10.5 million, land loans of $878,000 and $269,000, and construction loans of $2.0 million and $1.2 million during these periods. Loan repayments and other deductions were $27.0 million and $29.4 million during the respective years.

     During 2003 and 2002, Mutual purchased securities (including mortgage-backed securities) in the amounts of $711,000 and $12.4 million, respectively. No securities were purchased after March 21, 2003. Maturities and repayments of securities were $6.0 million in 2003 and $6.3 million in 2002.

During 2003, deposits grew approximately $581,000. FHLB advances increased $9.0 million and $5.5 million during 2003 and 2002, respectively.

     Mutual had outstanding loan commitments of $212,000 and unused lines of credit of $4.5 million at December 31, 2003. We anticipate that Mutual will have sufficient funds from loan repayments and access to FHLB advances if needed to meet its current commitments. Certificates of deposit scheduled to mature in one year or less at December 31, 2003 totaled $23.0 million. Our management believes that a significant portion of such deposits will remain with Mutual based upon historical deposit flow data and Mutual's competitive pricing in its market area, although there can be no guarantee that this will be the case.

     Mutual intends to continue selling new fixed-rate mortgage loans as part of its strategy of achieving compliance with its interest rate policy and will continue to sell those loans as long as necessary for interest rate risk purposes. Mutual may sell portfolio loans as management deems necessary and as opportunities arise. Loans will be sold for a gain, if available, or at par.

     Liquidity management is both a daily and long-term function of Mutual's management strategy. In the event that Mutual should require funds beyond its ability to generate them internally, additional funds are available through the use of FHLB advances. Mutual regularly monitors its interest rate spread position to determine the appropriate mix between retail and wholesale funds available to fund its loan activities. From time-to-time, Mutual offers higher cost deposit products to generate funds for loans. Mutual also relies on advances from the FHLB of Indianapolis to fund its lending activities when the cost of alternative sources of funds makes it prudent to do so. Mutual will continue to monitor its interest rate spread position and mix of deposits and alternative sources of funds. FHLB advances were $19.5 million at December 31, 2003. Mutual had approximately $57.3 million in eligible assets available as collateral for advances from the FHLB of Indianapolis as of December 31, 2003. Based on Mutual's blanket collateral agreements, advances from the FHLB of Indianapolis must be collateralized by 145% of eligible assets. Therefore, Mutual's eligible collateral would have supported approximately $39.5 million in advances from the FHLB of Indianapolis as of December 31, 2003. Accordingly, Mutual had approximately $20.0 million available to borrow from the FHLB at December 31, 2003. Mutual's Board of Directors has by resolution limited the amount of authorized borrowings to $40.0 million at December 31, 2003. As liquidity needs present themselves, the Board of Directors may elect to increase the amount of authorized borrowings from the FHLB through a Board resolution.

     The following is a summary of cash flows for Mutual, which are of three major types. Cash flows from operating activities consist primarily of net income generated by cash. Investing activities generate cash flows through the origination and principal collection on loans as well as purchases and sales of securities. Investing activities will generally result in negative cash flows when Mutual is experiencing loan growth. Cash flows from financing activities include savings deposits, withdrawals and maturities and changes in borrowings. The following table summarizes cash flows for each of the years ended December 31, 2003 and 2002.


                                                                Year Ended December 31,
                                                                ------------------------
                                                                    2003           2002
                                                                ------------------------
                                                                      (In thousands)

Operating Activities                                            $    922       $     730
Investing Activities:
   Purchase of held-to-maturity securities                          (711)        (12,373)
   Proceeds from maturities to held-to-maturity securities         6,037           6,335
   Net change in loans                                           (17,819)         (5,982)
   Purchases of premises and equipment                               (73)           (494)
   Purchase of FHLB stock                                           (425)             --
                                                                -------------------------
   Net cash used by investing activities                          (12,991)       (12,514)
                                                                -------------------------

Financing Activities:
         Net change in demand deposits, money market,
            NOW and savings accounts                                  364          2,315
   Net changes in certificates deposit                                217         (2,929)
   Proceeds from FHLB advances                                     12,000          6,500
   Payments on FHLB advances                                       (3,000)        (1,000)
   Other                                                               41             19
                                                                -------------------------
   Net cash provided by financing activities                        9,622          4,905
                                                                -------------------------

Net decrease in cash and cash equivalents                       $ (2,447)      $  (6,879)
                                                                =========================


     During 2003, operating activities provided $922,000 of cash flows with $495,000 of this representing net income from operations. The majority of the remainder of the $922,000 was provided by certain "non-cash" items which in effect did not require a cash outlay in 2003 but reduced net income from operations such as depreciation and amortization expenses and the provision for loan losses. Investing activities resulted in negative cash flows of $13.0 million primarily due to the net originations of loans. Investment security maturities, net of new purchases, provide $5.3 million of investing cash flows. During 2003, financing activities provided $9.6 million of cash flows for Mutual. These financing cash flows were primarily generated by additional net borrowings from the FHLB of $9.0 million. Increases in deposits provided approximately $581,000 of cash flows during 2003.

     During 2002, operating activities provided $730,000 of cash flows with $610,000 representing net income from operations. Investing activities resulted in negative cash flows of $12.5 million with $6.0 million representing the net increases in loans and $6.0 million representing net investment increases. Additionally during 2002, Mutual invested approximately $494,000 for purchases of premises and equipment primarily related to Mutual's Loan Center. Financing activities provided cash flows of $4.9 million primarily as a result of net additional borrowings from the FHLB of $5.5 million. Deposits that were withdrawn from Mutual resulted in negative cash flows of $614,000 during 2002.

     Mutual is subject to certain capital requirements set by regulatory agencies and it is management's policy to maintain a "well capitalized" rating from regulatory authorities. Mutual was classified as "well capitalized" at December 31, 2003, under the criteria established by the FDIC and exceeded all capital requirements. The following table provides the minimum regulatory capital requirements and Mutual's capital ratios as of December 31, 2003.



                                                      At December 31, 2003

                                                                               Mutual's Capital Levels
                                                                   --------------------------------------------------
                                                                                           Amount of Excess Over
                                  Minimum       Well Capitalized                       ------------------------------
                                Requirement       Requirement                            Minimum     Well-Capitalized
                              Ratio   Amount    Ratio    Amount    Ratio     Amount    Requirement      Requirement
                              -----   ------    -----    ------    -----     ------    -----------   ----------------
                                                          (Dollars in thousands)
Tier I Capital to
   Risk-Weighted Assets        4.0%   $3,038     6.0%    $4,557    10.6%    $8,040       $5,002            $3,483
Total Risk-Based to
   Risk-Weighted Assets        8.0     6,076    10.0      7,596    11.8      8,991        2,915             1,395
Tier I Leverage Assets         4.0     4,274     5.0      5,343     7.5      8,040        3,766             2,697





     As of December 31, 2003, management is not aware of any current recommendations by regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material adverse effect on Mutual's liquidity, capital resources, or results of operations.


Off-Balance Sheet Arrangements

     Third Century does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect of its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

     Mutual evaluates the need for the establishment of reserves for loan commitments based on each customer's credit worthiness on a case by case basis. If management determines a reserve is required based upon its evaluation, a reserve is established and maintained as an other liability. There were no reserves recorded at December 31, 2003 or 2002 for loan commitments or any other off-balance sheet items.


Current Accounting Issues

     In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability. The FASB's Staff Position 150-3 deferred indefinitely the guidance in SFAS No. 150 on certain mandatorily redeemable noncontrolling interests.

     In January of 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, and in December 2003 the FASB deferred certain effective dates of
Interpretation No. 46. For all variable interest entities other than special purpose entities, the revised Interpretation is effective for periods ending after March 15, 2004. For variable interest entities meeting the definition of special purpose entities under earlier accounting rules, the Interpretation remains effective for periods ending after December 31, 2003. The Interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entity's expected losses, receives a majority of the entity's expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling interest through ownership of a majority voting interest in the entity. In December 2003 the FASB deferred certain effective dates for Interpretation No. 46. For all variable interest entities other than special purpose entities, the revised Interpretation is effective for periods ending after March 15, 2004. For variable interest entities meeting the definition of special purpose entities under earlier accounting rules, the Interpretation remains effective for periods ending after December 31, 2003. Third Century has determined that it has no such instruments.

     In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement clarifies reporting of contracts as either derivatives or hybrid instruments. Third Century has determined that it has no such instruments.

     In November 2002, FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others was issued. FIN 45 requires the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The most significant FIN45 instruments of the Company are standby letters of credit. Third Century has determined that its standby letters of credit obligations under FIN 45 are not material for disclosure.


Impact of Inflation

     The consolidated financial statements presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

     The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.


                         BUSINESS OF MUTUAL SAVINGS BANK
General

     Mutual was originally organized in 1890 as the Mutual Building and Loan Association. In 1994, Mutual became an Indiana savings bank and changed its name to "Mutual Savings Bank." Mutual currently conducts its business from six offices in Johnson County, Indiana. Its main office and three other offices are in Franklin and it also has offices in Trafalgar and Nineveh. Mutual's principal business consists of attracting deposits from the general public, originating long-term, fixed-rate loans secured primarily by first mortgage liens on one- to four-family real estate and other commercial and consumer loans. Its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund of the FDIC.

     Mutual is one of the oldest continuously operating financial institutions headquartered in Johnson County, Indiana. We believe that Mutual has developed a solid reputation among its loyal customer base because of its commitment to personal service and its strong support of the local community. Mutual offers a number of financial services, including: (i) one- to four-family residential real estate loans; (ii) consumer loans, including home equity loans, lines of credit and automobile loans; (iii) commercial real estate loans;  (iv) real estate  construction  loans; (v) commercial loans;
(vi) multi-family residential loans; (vii) certificates of deposit; (viii) savings accounts, including passbook accounts; (ix) money market saving accounts; (x) negotiable order of withdrawal accounts; (xi) business checking;
(xii) merchant services; (xiii) online banking; and (xiv) trust services.


Lending Activities

     Mutual  has  historically   concentrated  its  lending  activities  on  the
origination of loans secured by first mortgage liens for the purchase, construction or refinancing of one- to four-family residential real property. One- to four-family residential mortgage loans continue to be the major focus of its loan origination activities, representing 57.25% of its total loan portfolio at December 31, 2003. Mutual also offers commercial real estate loans, real estate construction loans and consumer loans. Mortgage loans secured by commercial real estate totaled approximately 15.88% of Mutual's total loan portfolio at December 31, 2003, while residential construction loans totaled approximately 3.00%, commercial construction loans totaled approximately 2.40%, and consumer loans totaled approximately 9.51% of its total loans at December 31, 2003. To a limited extent, Mutual also offers multi-family and commercial loans.

     Under Indiana law, the total loans and extensions of credit by an Indiana-chartered savings bank to a borrower outstanding at one time and not fully secured may not exceed 15% of such bank's capital and unimpaired surplus. At December 31, 2003, 15% of Mutual's capital and unimpaired surplus was $1.2 million. Assuming we sell shares at the maximum of the Estimated Valuation Range, this amount would increase to $2.0 million. An additional amount up to 10% of our capital and unimpaired surplus may be loaned to the same borrower if such loan is fully secured by readily marketable collateral having a market value, as determined by reliable and continuously available price quotations, at least equal to the amount of such additional loans outstanding.

     Loan Portfolio Data. The following table sets forth the composition of Mutual's loan portfolio by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses and loans in process.



                                                                    At December 31,
                                               --------------------------------------------------------
                                                         2003                           2002
                                               --------------------------------------------------------
                                                                 Percent                       Percent
                                               Amount            of Total    Amount            of Total
                                               --------------------------------------------------------
                                                                       (Dollars in thousands)


TYPE OF LOAN
Real estate mortgage loans:
   Land ................................      $ 4,234               4.32%   $ 2,561               3.19%
   One- to four-family .................       56,133              57.25     41,011              51.10
   Multi-family ........................          363               0.37        386               0.48
   Commercial ..........................       15,567              15.88     13,562              16.90
Construction ...........................        5,352               5.46      4,755               5.92
Consumer loans:
   Home equity .........................        3,413               3.48      3,100               3.86
   Automobiles .........................        2,483               2.53      2,835               3.53
   Lines of credit .....................        3,102               3.16      2,924               3.64
   Other ...............................          329               0.34        212               0.27
Commercial loans .......................        7,076               7.21      8,914              11.11
                                              -------             ------    -------            -------
      Gross loans receivable ...........      $98,052             100.00%   $80,260             100.00%
                                              =======             ======    =======            =======


TYPE OF SECURITY
Land ...................................      $ 4,234               4.32%   $ 2,561               3.19%
One- to four-family ....................       62,548              63.79     46,318              57.71
Multi-family ...........................          363               0.37        386               0.48
Commercial real estate .................       15,567              15.88     13,562              16.90
Automobiles ............................        2,483               2.53      2,835               3.53
Other security .........................       11,245              11.47     11,994              14.95
Unsecured ..............................        1,612               1.64      2,604               3.24
                                              -------             ------    -------            -------
    Gross loans receivable .............      $98,052             100.00%   $80,260             100.00%
                                              -------             ======    -------            =======


Deduct:
   Deferred loan fees ..................           42                                            40
   Allowance for loan losses ...........        1,055                                           884
                                              -------                                    ----------
      Net loans receivable .............      $96,955                                    $   79,336
                                              =======                                    ==========

Mortgage loans:
   Adjustable-rate .....................      $23,448                                    $   23,780
   Fixed-rate ..........................       52,849                                        33,739
                                              -------                                    ----------
      Total ............................      $76,297                                    $   57,519
                                              =======                                    ==========


     The following table sets forth certain information at December 31, 2003, regarding the dollar amount of loans maturing in Mutual's loan portfolio based on the contractual terms to maturity. Demand loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. Management expects prepayments will cause actual maturities to be shorter.


                                                                    Due During Years Ended December 31,
                                  Balance       ------------------------------------------------------------------------
                               Outstanding at                 2005         2007         2009        2014         2024
                                December 31,                   to           to           to          to           and
                                    2003        2004          2006         2008         2013        2023       following
------------------------------------------------------------------------------------------------------------------------

Real estate mortgage loans:
   Land ....................      $ 4,234      $ 1,536          889      $    24      $   338      $ 1,447      $    --
   One- to four-family loans       56,133            2          110          551        7,918       33,675       13,877
   Multi-family loans ......          363           --            9           --           --          354
   Commercial loans ........       15,567          733        1,531          154        1,229       11,676          244
Construction loans .........        5,352        4,210          516           --          626           --           --

Consumer loans:
   Home equity loans .......        3,413          133          240          193        2,847           --           --
   Automobiles .............        2,483           69          952        1,300          139           23           --
   Lines of credit .........        3,102        2,946           76           80           --           --           --
   Other consumer loans ....          329          250           25           34           20           --           --
Commercial loans ...........        7,076        2,930        1,144          520          518        1,071          893
                                  -------------------------------------------------------------------------------------
      Total ................      $98,052      $12,809      $ 5,492      $ 2,855      $13,635      $48,246      $15,014
                                  =====================================================================================

     The following table sets forth as of December 31, 2003, the dollar amounts of all loans due after one year that have fixed interest rates or adjustable rates.

                                                            Due after December 31, 2004
                                                ----------------------------------------------
                                                Fixed Rates       Variable Rates        Total
                                                ----------------------------------------------
Real estate mortgage loans:
   Land ..........................               $  1,868           $   830            $ 2,698
   One- to four-family loans......                 47,615             8,516             56,131
   Multi-family loans ............                     --               363                363
   Commercial loans ..............                  2,842            11,992             14,834
Construction loans ...............                    663               479              1,142

Consumer loans:
   Home equity loans .............                     --             3,280              3,280
   Automobiles ...................                  2,414                --              2,414
   Lines of credit ...............                    140                16                156
   Other consumer loans ..........                     79                --                 79

Commercial loans .................                  2,519             1,626              4,146
                                                 ---------------------------------------------

    Total .......................                $ 58,141           $27,102            $85,243
                                                 =============================================


     One- to Four-Family Residential Loans. Mutual's primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in its primary market area. Mutual generally does not originate one- to four-family residential mortgage loans if the ratio of the loan amount to the lesser of the current cost or appraised value of the property exceeds 95%. Mutual generally requires private mortgage insurance on loans with a loan-to-value ratio in excess of 80%. The cost of such insurance is factored into the annual percentage rate on such loans. All properties also have title and, to the extent applicable, flood insurance.

     Mutual also offers second mortgages on one- to four-family residential properties at a fixed rate. Second mortgages are generally written for up to 80% of the available equity (the appraised value of the property less any first mortgage amount).

     Mutual's current underwriting criteria for one- to four-family residential loans focus on the collateral securing the loan, income, debt-to-income ratio, stability of earnings and credit history of a potential borrower, in making credit decisions. Mutual also has incorporated uniform underwriting criteria based on the Federal Home Loan Mortgage Corporation ("FHLMC") lending criteria, recognizing that the sale of mortgage loans has become an important tool in liquidity and interest rate risk management. Mutual originates fixed-rate loans which provide for the payment of principal and interest over a period of up to 30 years.

     In addition, Mutual offers loans that are fixed for the first one, three, five or seven years and then have an adjustable rate for subsequent years. The adjustable-rate mortgage loans that it originates provide for a maximum interest rate adjustment of 2% over a one-year period and a maximum adjustment of 5% over the life of the loan. Mutual's residential adjustable-rate mortgages are amortized for terms up to 30 years. Although Mutual would generally prefer to originate mortgage loans that have adjustable rather than fixed interest rates, the current low-interest rate environment has reduced borrower demand for adjustable-rate mortgage loans. Mutual also offers fixed-rate second mortgages.

     All of the fixed-rate loans that Mutual originates for sale are written to FHLMC standards. Mutual generally sells any owner-occupied mortgages that are for terms of more than 12 years. It retains the servicing rights on the loans that it sells.

     Adjustable-rate mortgage loans decrease the risk associated with changes in interest rates by periodically repricing but involve other risks because, as interest rates increase, the underlying payments by the borrower also increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. Mutual retains all adjustable-rate mortgage loans that its originates and, at December 31, 2003, approximately 15.17% of its one- to four-family residential loans had adjustable rates of interest.

     All of the one- to four-family residential mortgage loans that Mutual originates include "due-on-sale" clauses, which give it the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. However, Mutual occasionally permits assumptions of existing residential mortgage loans on a case-by-case basis.

     At December 31, 2003, approximately $56.1 million, or 57.25% of Mutual's portfolio of loans, consisted of one- to four-family residential loans. Approximately $70,000, or .12% of total one- to four-family residential loans, were included in nonperforming assets as of that date. See "-- Non-Performing and Problem Assets."

     Commercial Real Estate Loans. Our commercial real estate loans at December 31, 2003, were secured by churches, office buildings and other commercial properties ($14.8 million), agricultural properties ($784,000) and apartments consisting of five or more units ($363,000). Mutual originates commercial real estate loans with terms no greater than 20 years. Mutual generally requires a loan-to-value ratio of no more than 80% on commercial real estate loans. Mutual originates both fixed-rate and adjustable-rate commercial loans.

     Commercial real estate loans generally are larger than one- to four-family residential loans and involve a greater degree of risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate. In addition, balloon loans may involve a greater degree of risk to the extent the borrower is unable to obtain financing or cannot repay the loan when the loan matures or a balloon payment is due.

     At December 31, 2003, approximately $15.6 million, or 15.88% of Mutual's total loan portfolio, consisted of commercial real estate loans. On the same date, no commercial real estate loans were included in nonperforming assets.

     At December 31, 2003, approximately $363,000, or 0.37%, of Mutual's total loan portfolio, consisted of mortgage loans secured by multi-family dwellings. Multi-family residential real estate loans generally are secured by multi-family rental properties, such as walk-up apartments. At December 31, 2003, there were no multi-family loans included in nonperforming assets.

     Multi-family loans, like commercial real estate loans, involve greater risk than do residential loans and carry larger loan balances This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the related real estate property. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. Also, the loans-to-one-borrower limitation limits Mutual's ability to make loans to developers of apartment complexes and other multi-family units.

     Construction Loans. Mutual offers construction loans to individuals for the purpose of constructing one- to four-family residences, but only where the borrower commits to permanent financing on the finished project with Mutual or another qualified lender. During the construction phase, the loan agreement requires monthly interest payments by the borrower on the amount drawn on the loan. When the construction of the residence is completed, the construction rider terminates and the loan converts into a one- to four-family residential mortgage loan.

     Mutual also offers construction loans to builders or developers who are on Mutual's approved list for the construction of residential properties on a speculative basis (i.e., before the builder/developer obtains a commitment from a buyer), or for the construction of commercial or multi-family properties. In such cases, Mutual typically structures the loan as a short-term loan with a fixed interest rate, with interest payable quarterly. Construction loans to builders or developers typically have a higher interest rate than residential construction loans to individuals unless Mutual has the long-term commitment for financing. Mutual also offers construction loans to businesses and organizations for the purpose of constructing business-related facilities, including, but not limited to, the new construction and remodeling of small office buildings and church facilities. At December 31, 2003, approximately 3.0 million or 3.00% of Mutual's total loan portfolio consisted of residential construction loans and $2.4 million or 2.40% of its total loan portfolio consisted of commercial construction loans. At December 31, 2003, there were construction loans in the aggregate of $359,000 included in nonperforming assets.

     The maximum loan-to-value ratio for a construction loan is based upon the nature of the construction project. For example, a construction loan to an individual for the construction of a one- to four-family residence may be written with a maximum loan-to-value ratio of 95%, while a construction loan for a commercial project may be written with a maximum loan-to-value ratio of 80%. Inspections generally are made prior to any disbursement under a construction loan, and Mutual normally charges a commitment fee for construction loans.

     While providing Mutual with a comparable, and in some cases higher, yield than conventional mortgage loans, construction loans sometimes involve a higher level of risk. For example, if a project is not completed and the borrower defaults, Mutual may have to hire another contractor to complete the project at a higher cost. Also, a project may be completed, but may not be salable, resulting in the borrower defaulting and Mutual's taking title to the project.

     Consumer Loans. Mutual's consumer loans at December 31, 2003, consisted primarily of variable- and fixed-rate home equity loans ($3.4 million representing 3.48% of our total loan portfolio) and lines of credit ($3.1 million representing 3.16% of our total loan portfolio) and automobile loans ($2.5 million representing 2.53% of our total loan portfolio). Consumer loans tend to have shorter terms and higher yields than permanent residential mortgage loans. At December 31, 2003, Mutual's consumer loans aggregated approximately $9.3 million, or 9.51%, of its total loan portfolio.

     Home equity lines of credit are generally written for up to 80% of the appraised value less any first mortgage amount. Mutual generally will write automobile loans for up to 100% of the acquisition price for a new automobile and the lower of the purchase price or the trade-in value for a used automobile. The repayment schedule of loans covering both new and used vehicles is consistent with the expected life and normal depreciation of the vehicle.

     Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or are secured by rapidly depreciable assets, such as automobiles. Further, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance. In addition, consumer loan collections depend on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. See "-- Non-Performing and Problem Assets."

     Commercial Loans. Mutual offers commercial loans, which consist primarily of loans to businesses that are secured by assets other than real estate, with examples of such assets being equipment, inventory and receivables. In some cases the loans are unsecured. As of December 31, 2003, commercial loans amounted to $7.1 million, or 7.21%, of Mutual's total loan portfolio. Commercial loans tend to bear somewhat greater risk than residential mortgage loans, depending on the ability of the underlying enterprise to repay the loan. As of December 31, 2003, no commercial loans were included in nonperforming assets.

     The following table shows Mutual's loan origination, purchase and repayment activity for during the periods indicated.


                                                  Year Ended December 31,
                                                  -----------------------
                                                    2003         2002
                                                  -----------------------
                                                      (In thousands)
Loans Originated:
  Real estate mortgage loans:
     Land ..................................      $   878      $   269
     One- to four-family loans .............       26,429       16,986
     Commercial loans ......................        6,384        4,745
     Construction loans ....................        2,045        1,187
  Consumer loans:
     Home equity and home improvement loans         1,668        1,779
     Other consumer loans ..................        3,809        4,616
  Commercial loans .........................        3,643        5,737
                                                  --------------------
     Total originations ....................       44,856       35,319

Reductions:
   Principal loan repayments ...............       27,065       29,473
   Transfers from loans to real estate owned           --           16
                                                  --------------------
       Total reductions ....................       27,065       29,489

Decrease in other items ....................          172          109
                                                  --------------------

Net increase ...............................      $17,619      $ 5,721
                                                  ====================

     Origination and Other Fees. Mutual realizes income from origination fees, late charges, checking account service charges and fees for other miscellaneous services. Late charges are generally assessed if payment is not received within a specified number of days after it is due. The grace period depends on the individual loan documents.


Non-Performing and Problem Assets

     Mutual reviews loans on a regular basis and loans are placed on a non-accrual status when the loans become contractually past due ninety days or more. Mutual's policy is that all earned but uncollected interest on all loans be reviewed monthly to determine if any portion thereof should be classified as uncollectible for any loan past due less than 90 days. Mutual sends a written notice when loans are 30 days past due and sends a letter or makes verbal contact when loans are 60 days past due. Loans that reach 90 days past due are brought before the Asset Classification Committee. The Asset Classification Committee discusses all delinquent loans at its monthly meetings and decides what additional actions should be taken with respect to each delinquent loan. Management is authorized to commence foreclosure proceedings for any loan upon making a determination that it is prudent to do so. All loans for which foreclosure proceedings have been commenced are placed on non-accrual status.

     Non-performing assets. At December 31, 2003, $429,000, or 0.40% of Mutual's total assets, were non-performing assets (loans delinquent more than 90 days, non-accruing loans and foreclosed assets) compared to $286,000, or 0.30%, of our total assets at December 31, 2002.

     The table below sets forth the amounts and categories of our non-performing assets.

                                                    At December 31,
                                                ----------------------
                                                  2003           2002
                                                ----------------------
                                                (Dollars in thousands)
Non-performing assets:
   Non-performing loans .................       $   429          $166
   Foreclosed assets ....................            --           120
                                                ---------------------
      Total non-performing assets .......       $   429          $286
                                                =====================

Non-performing loans to total loans .....          0.44%         0.21%

Non-performing assets to total assets ...          0.40%         0.30%

     At December 31, 2003, Mutual held loans delinquent from 30 to 89 days totaling $1.2 million.


     There were no loans past due 90 days or more and still accruing interest at December 31, 2003. At December 31, 2002, loans totaling $104,000 were 90 days past due and still accruing interest. Loans totaling $70,000 at December 31, 2003, were on non-accrual but were not considered impaired as the loans were deemed to be well collateralized. Additionally, at December 31, 2002, loans totaling $62,000 were on non-accrual and were not deemed impaired as those loans were well collateralized.

     The following table reflects the amount of loans in a delinquent status as of the dates indicated:

                                                At December 31, 2003                               At December 31, 2002
                                      ----------------------------------------------------------------------------------------------
                                         30-89 Days               90 Days or More          30-89 Days              90 Days or More
                                      ----------------------------------------------------------------------------------------------
                                                 Principal                  Principal                Principal            Principal
                                       Number    Balance of     Number      Balance of   Number      Balance of  Number   Balance of
                                      of Loans     Loans       of Loans      Loans      of Loans      Loans     of Loans    Loans
                                      ----------------------------------------------------------------------------------------------
                                                                        (Dollars in thousands)
Real estate mortgage loans
   One- to four-family loans ..          15       $  846            2       $   70            9       $  295         1       $   12
   Multi-family loans .........           1            9           --           --            1           14        --           --
   Construction loans .........           1          130            1          359            2          313         1          104
Home equity and home
   improvement loans ..........           9          102           --           --            2           25        --           --
Other consumer loans ..........           6           42           --           --            1            5        --
Commercial loans ..............           4           92           --           --            5          479         2           50
                                      ----------------------------------------------------------------------------------------------
   Total ......................          36       $1,221            3       $  429           20       $1,131         4       $  166
                                      ==============================================================================================
Delinquent loans to total loans        1.98%        1.24%        0.17%        0.44%        1.15%        1.41%     0.23%        0.21%

     Classified assets. Mutual's Asset Classification Policy provides for the classification of loans and other assets such as debt and equity securities considered to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

     An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

    At December 31, 2003 and 2002, the aggregate amount of Mutual's classified assets, and of its general and specific loss allowances were as follows:


                                               Year Ended December 31,
                                               -----------------------
                                                 2003         2002
                                                ------------------
                                                  (In thousands)

Substandard loans ................              $1,950      $  246
Doubtful loans ...................                  30          --
Loss loans .......................                  14          12
                                                ======      ======
   Total classified loans.........              $1,994      $  258

General loss allowance ...........              $  692      $  779
Specific loss allowances .........                 363         105
                                                ------      ------
   Total allowances ..............              $1,055      $  884
                                                ======      ======

     Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention" by management. At December 31, 2003 and 2002, Mutual classified $828,000 and $1.1 million of loans as "special mention." The "special mention" classification refers to assets that do not currently expose Mutual to a significant degree of risk but do possess credit deficiencies or potential weakness deserving management's close attention. There is a significant increase in the number of substandard assets as shown above for the years 2002 and 2003. The significant increase from 2002 to 2003 can be attributed to several factors, including the unusually low amount of substandard assets for 2002, and the addition of two commercial loans at December 31, 2003, which had balances of $232,677 and $242,609. Another factor was the addition of one borrower in December 2003. This borrower had loans totaling $931,296 which counted toward the 2003 substandard asset total. The loan to the borrower that constitutes a significant part of the total amount was made for one project. Mutual expects the project to be completed satisfactorily. Mutual added the borrower's loans to the watch list for monitoring purposes. As of December 31, 2003, and as of March 31, 2004, this borrower had no loans in which any payment was past due over 30 days.


     The above table shows one loan in the amount of $14,000 and one loan in the amount of $12,000 for the years 2003 and 2002, respectively, classified in the "loss" category. Even though these loans were classified as "loss," neither had been charged off as of their respective year end dates. While management recognized the probability of a charge-off on both loans in their entire amounts, the circumstances to warrant the actual charge to the loan loss provision had not yet occurred. The $14,000 in loan losses were charged off in the first quarter of 2004. Additionally, beginning in 2004, Third Century has implemented procedures whereby loans that are identified as losses are charged off in the period the loans are deemed uncollectible.


     Mutual regularly reviews its loan portfolio to determine whether any loans require classification in accordance with applicable regulations. Not all of Mutual's classified assets constitute non-performing assets.


Allowance for Loan Losses

     The allowance for loan losses is maintained to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the probable estimated losses inherent in the loan portfolio. The allowance is increased by the provision for loan losses, which is charged against current period operating results and decreased by the amount of chargeoffs, net of recoveries. Mutual's methodology for assessing the appropriateness of the allowance consists of several key elements, which include the general allowance, specific allowances for identified problem loans, and the unallocated allowance.

     The general allowance is calculated by applying loss factors to outstanding loans based upon Mutual's historical loss experience and may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. The general allowance is utilized to estimate incurred losses on Mutual's homogeneous unclassified loan pools.

     Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred in excess of the amount determined by the application of the formula allowance. The loans that are reviewed for specific allowances are generally those loans internally classified as substandard, doubtful or loss.

     The unallocated allowance is based upon management's evaluation of various conditions, the effects of which are not directly measured in the determination of the formula and specific allowances. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific credits. The conditions evaluated in connection with the unallocated allowance may include existing general economic and business conditions affecting Mutual's key lending areas, credit quality trends, collateral values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle, bank regulatory examination results, and findings of an independent third party conducting reviews of the loan portfolio.

     Summary of Loan Loss Experience. The following table analyzes changes in the allowance for loan losses during the years ended December 31, 2003 and 2002.


                                                                      Year Ended December 31,
                                                                      -----------------------
                                                                         2003          2002
                                                                      -----------------------
                                                                           (In thousands)

Balance at beginning of period ...................................      $  884       $  772
Charge-offs:
   One- to four-family mortgage loans ............................          23           14
   Consumer loans ................................................           8           19
   Commercial loans ..............................................          --           19
                                                                        -------------------
      Total charge-offs ..........................................          31           52

Recoveries:
   One- to four-family mortgage loans ............................          --           --
   Consumer loans ................................................           2           14
   Commercial loans ..............................................          --           10
                                                                        -------------------
      Total recoveries ...........................................           2           24


Net charge-offs ..................................................          29           28


Provision for losses on loans ....................................         200          140
                                                                        -------------------

Balance end of period ............................................      $1,055       $  884
                                                                        ===================

Allowance for loan losses as a percent of total  loans outstanding        1.08%        1.10%

Ratio of net charge-offs to average loans outstanding ............        0.03%        0.03%


     Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of Mutual's allowance for loan losses at the dates indicated.



                                                                 At December 31,
                                               ------------------------------------------------------
                                                      2003                         2002
                                               ------------------------------------------------------
                                                              Percent of                 Percent of
                                                             loans in each              loans in each
                                                              category to                category to
                                               Amount         total loans    Amount      total loans
                                               ------------------------------------------------------
                                                              (Dollars in thousands)
Balance at end of period applicable to:
   Land .................................      $   --             4.32%      $   13           3.19%
   Real estate mortgage loans
       One- to four-family ..............         122            57.25           83          51.10
       Commercial .......................         372            16.25          311          17.38
   Construction loans ...................         102             5.46            9           5.92
   Home equity and home improvement loans           1             3.48           --           3.86
   Other consumer loans .................         148             6.03          113           7.44
   Commercial loans .....................          64             7.21            5          11.11
   Unallocated ..........................         246                           350
                                               ---------------------------------------------------
            Total .......................      $1,055           100.00%      $  884         100.00%
                                               ====================================================



Other Sources of Revenue

     Trust Services. Mutual's Trust Department provides agency services, trust services, guardianships and estate services to individuals and families. The Trust Department establishes and manages trusts, administers estates, establishes power of attorney arrangements and offers individual retirement accounts in addition to other products and services. As of December 31, 2003, the Trust Department had 188 accounts representing $6.0 million, including funeral trusts. For the year ended December 31, 2003, revenues generated by the Trust Department totaled $81,000.

     Credit Card Underwriting. Mutual also issues the Mutual Savings Bank Credit Card, which are personal unsecured lines of credit in amounts from $2,500 to $50,000. The annual percentage rate is 9.90%. There is no annual fee.

     Other Fees. Mutual also realizes income from checking account service charges, safe deposit fees and fees for other miscellaneous services.



Investments and Federal Home Loan Bank Stock

     Mutual's investment policy is designed primarily to maximize the yield on the investment portfolio subject to minimal liquidity risk, default risk, interest rate risk, and prudent asset/liability management. Mutual has retained an investment advisor registered with the Securities and Exchange Commission to provide it with investment and financial advice including recommendations regarding risk strategies and risk assessment, investment purchases and sales, and dealer selection.

     Mutual's investment portfolio consists of U.S. government agency securities, state and municipal bonds, mortgage-backed securities, corporate obligations, and Federal Home Loan Bank stock. At December 31, 2003, approximately $1.7 million or 1.6% of its total assets, consisted of such investments. All of Mutual's securities, except for Federal Home Loan Bank stock, were classified as held to maturity at December 31, 2003.

     The following table sets forth the carrying value and market value of Mutual's investments at the dates indicated.

                                                        At December 31,
                                            ------------------------------------------
                                                    2003                  2002
                                            ------------------------------------------
                                            Amortized    Fair     Amortized     Fair
                                               Cost      Value       Cost       Value
                                            ------------------------------------------
                                                          (In thousands)
Held to Maturity:
   Agency securities .............           $   201    $  202      $2,902      $2,925
   State and municipal ..........                 --        --         600         604
   Mortgage-backed securities ...                 --        --       1,713       1,699
   Corporate obligations ........                488       488         909         911
FHLB stock (1) ..................                975       975         550         550
                                             -----------------------------------------

Total investment securities .....            $ 1,664    $1,665      $6,674      $6,689
                                             =========================================
--------------------------
(1)  Market  value is based on the price at which the stock may be resold to the
     FHLB of Indianapolis.




     Investment securities, excluding Federal Home Loan Bank stock, which has no stated maturity, all mature within one year of December 31, 2003. At December 31, 2003, the weighted average yield on agency securities, mortgage-backed securities and FHLB stock was 1.49%, 1.41% and 5.0%, respectively.

     Management intends to temporarily hold the proceeds from the conversion in U.S. government securities, other U.S. agency securities and equity securities. See "Use of Proceeds."


Sources of Funds

     General. Deposits have traditionally been Mutual's primary source of funds for use in lending and investment activities. In addition to deposits, Mutual derives funds from scheduled loan payments, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Mutual can use borrowings from the Federal Home Loan Bank of Indianapolis in the short-term to compensate for reductions in deposits or deposit inflows at less than projected levels. Mutual occasionally borrows on a longer-term basis, for example to assist in asset/liability management.

     Deposits. Mutual attracts deposits principally from within Johnson County through the offering of a broad selection of deposit instruments including fixed-rate certificates of deposit, NOW and other transaction accounts, and savings accounts. Mutual does not actively solicit or advertise for deposits outside of Johnson County. Substantially all of its depositors are residents of Johnson County. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate. Mutual does not pay a fee for any deposits it receives.

     Mutual establishes the interest rates paid, maturity terms, service fees and withdrawal penalties on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and applicable regulations. Mutual relies, in part, on customer service and long-standing relationships with customers to attract and retain its deposits. Mutual also closely prices its deposits in relation to rates offered by its competitors.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts Mutual offers has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. Mutual has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate sensitive. Mutual manages the pricing of its deposits in keeping with its asset/liability management and profitability objectives. Based on its experience, Mutual's management believes that Mutual's passbook, NOW, money market savings and non-interest-bearing checking accounts are relatively stable sources of deposits. However, Mutual's ability to attract and maintain certificates of deposit, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

An analysis of Mutual's deposit accounts by type, maturity, and rate at December 31, 2003, is as follows:




                                                  Balance at                           Weighted
                                                 December 31,          %  of            Average
Type of Account                                     2003              Deposits            Rate
-----------------------------------------------------------------------------------------------
Withdrawable:
   Non-interest bearing demand .....              $ 5,948                7.56%           0.00%
   Interest bearing demand .........                1,041                1.32            0.98
   Savings, NOW and money market ...               35,779               45.46            0.50
                                                  -------               -----
      Total Withdrawable ...........               42,768               54.34            0.44

Certificates (original terms):
   91-day ..........................                  823                1.05            1.30
   182-day .........................                2,587                3.29            1.44
   Short-term ......................                   33                0.04            5.14
   12 month ........................                6,415                8.15            2.01
   15 month ........................                3,169                4.03            2.01
   18 month ........................                3,796                4.82            2.51
   24 month ........................                6,106                7.76            3.10
   30 month ........................                2,407                3.06            2.99
   36 month ........................                2,203                2.80            3.85
   42 month ........................                   43                0.05            3.11
   48 month ........................                  806                1.02            4.68
   60 month ........................                2,718                3.45            4.71
   IRA .............................                4,834                6.14            2.41
                                                  -------               ------
       Total certificates ..........              $35,940               45.66%           2.69%
                                                  -------               ------

Total Deposits .....................              $78,708              100.00%           1.47%
                                                  =======              =======

     The following table sets forth by various interest rate categories the composition of Mutual's term deposits at the dates indicated.


                                                          At December 31,
                                                      -----------------------
                                                      2003              2002
                                                      -----------------------
                                                          (In thousands)

1.00% to 1.99% ..................................     $ 12,656       $ 4,939
2.00% to 2.99% ..................................       11,038        11,517
3.00% to 3.99% ..................................        7,063         8,783
4.00% to 4.99% ..................................        3,307         5,513
5.00% to 5.99% ..................................        1,238         2,862
6.00% to 8.00% ..................................          638         2,109
                                                      --------       -------
         Total ..................................     $ 35,940       $35,723
                                                      ========       =======

     The following table represents, by various interest rate categories, the amounts of term deposits maturing during each of the three years following December 31, 2003, and the total amount maturing thereafter. Matured certificates that have not been renewed as of December 31, 2003, have been allocated based on certain rollover assumptions.

                                                           Amounts at December 31, 2003
                                                --------------------------------------------------
                                                One Year        Two         Three     Greater Than
                                                or Less        Years        Years     Three Years
                                                --------------------------------------------------
                                                                  (In thousands)
1.00% to 1.99% ............................     $ 9,239       $3,236          181      $    --
2.00% to 2.99% ............................       7,892        2,465          591           90
3.00% to 3.99% ............................       3,992        2,156          374          541
4.00% to 4.99% ............................       1,215          702          336        1,054
5.00% to 5.99% ............................         277          250          176          535
6.00% to 8.00% ............................         382          256           --           --
                                                ----------------------------------------------
    Total .................................     $22,997       $9,065       $1,658      $ 2,220
                                                ==============================================

     The following table indicates the amount of Mutual's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2003.

                                                           At December 31, 2003
                                                            --------------------
                                                               (In thousands)
Maturity Period
   Three months or less ............................                $2,123
   Greater than three month through six months .....                   932
   Greater than six months through twelve months....                 1,456
   Over twelve months ..............................                 2,330
                                                                    ------
      Total ........................................                $6,841
                                                                    ======



     The following table indicates the change in deposit balances during 2002 and 2003.


                                                                Year Ended December 31,
                                                                ------------------------
                                                                   2003           2002
                                                                ------------------------
                                                                    (In thousands)

Beginning Balance ........................................      $ 35,723       $ 38,652
   Net deposits (withdrawals) before interest credited....          (899)        (4,514)
   Interest credited .....................................         1,116          1,585
                                                                -----------------------
   Net increase in deposits ..............................           217         (2,929)
                                                                ------------------------
Ending Balance ...........................................      $ 35,940       $ 35,723
                                                                ========================

     In the unlikely event that Mutual's liquidation occurs after the conversion, all claims of creditors (including those of deposit account holders, to the extent of their deposit balances) would be paid first and followed by distribution of the liquidation account to certain deposit account holders, with any assets remaining thereafter distributed to Third Century as the sole shareholder of Mutual's capital stock. See "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights."

     Borrowings. Mutual focuses on generating high quality loans and then seeks the best source of funding from deposits, investments or borrowings. At December 31, 2003, Mutual had $19.5 million in borrowings from the Federal Home Loan Bank of Indianapolis. Mutual had approximately $57 million in eligible assets available  as  collateral  for  advances  from the  Federal  Home  Loan  Bank of
Indianapolis as of December 31, 2003. Based on Mutual's blanket collateral agreements, advances from the Federal Home Loan Bank of Indianapolis must be
collateralized  by  145%  of  eligible  assets.  Therefore,   Mutual's
eligible collateral would have supported approximately $39.5 million in advances from the Federal Home Loan Bank of Indianapolis as of December 31, 2003. Mutual's Board of Directors has adopted a resolution that limits the amount of authorized borrowings. As of December 31, 2003, authorized borrowings were limited by that resolution to $40 million. Mutual does not anticipate any difficulty in obtaining advances appropriate to meet its requirements in the future.

     The following table presents certain information relating to Mutual's borrowings at or for the years ended December 31, 2003 and 2002.

                                                         Year Ended December 31,
                                                         -----------------------
                                                           2003           2002
                                                         -----------------------
                                                             (In thousands)
FHLB Advances:
   Outstanding at end of period ........................  $19,500       $10,500
   Average balance outstanding for period ..............   15,244         5,280
   Maximum amount outstanding at any month-end
            during the period ..........................   19,500        10,500
   Weighted average interest rate during the period.....     3.98%         5.25%
   Weighted average interest rate at end of period......     3.79%         4.38%



                                                                   Amounts at December 31, 2003
                                                      --------------------------------------------------------
                                                                                                        2008
                                                        2004        2005       2006         2007     thru 2012
                                                       -------------------------------------------------------
                                                                          (In thousands)

1.00% to 1.99%...................................      $2,000      $   --      $   --      $   --      $   --
2.00% to 2.99%...................................          --         500          --          --          --
3.00% to 3.99%...................................          --         500       2,000       3,000       5,000
4.00% to 4.99%...................................          --          --          --          --       4,000
5.00% to 5.99%...................................       1,000       1,000          --          --         500
Above 5.99%......................................          --          --          --          --          --
                                                       ------------------------------------------------------
 Total                                                 $3,000      $2,000      $2,000      $3,000      $9,500
                                                       ======================================================


Properties

     Mutual conducts its business from its main office at 80 East Jefferson Street, Franklin, Indiana 46131. In addition to its main office, it has three other offices in Franklin: on North Main Street, at the Franklin United Methodist Community (retirement community) and the Indiana Masonic Home (retirement community). It also has an office in Trafalgar and an office in Nineveh. All of its offices are in Johnson County. Mutual owns its main office, its office on North Main Street in Franklin and its Trafalgar office and it leases its other offices.

     Mutual currently operates three automatic teller machines, with one ATM located at its office on North Main Street in Franklin and one located at each of its offices in Trafalgar and Nineveh. Mutual's ATMs participate in the STAR(R) network.

     The following table provides certain information with respect to Mutual's offices as of December 31, 2003:



                                                                                             Net Book
                                                                                              Value
                                          Owned    Lease                                   of Property,     Approximate
Description                                or    Expiration   Year          Total           Furniture         Square
and Address                              Leased     Date     Opened        Deposits         & Fixtures        Footage
------------------------------------------------------------------------------------------------------------------------
Main Office
   80 East Jefferson Street              Owned        N/A       1890      $38,014,582      $   704,296         18,000
Main Street Office
         1124 North Main Street          Owned        N/A       1995      $14,534,055      $   906,944          4,800
Methodist Community
         1070 West Jefferson Street      Leased      2004(1)    1997      $10,420,864      $    22,020            770
Indiana Masonic Home
         690 South State Street          Leased      2004(2)    2001      $ 1,409,988      $     7,378            184
Trafalgar Office
         2 Trafalgar Square              Owned        N/A       1993      $ 8,192,329      $   367,421          2,400
Nineveh Office
         7459 South Nineveh Road         Leased      2007(3)    2001      $ 6,136,266      $    73,756          1,300

---------------------
(1)  The lease is for a period of five years beginning on January 1, 2000.
(2) The original lease term ended December 31, 2002, and Mutual has options to renew the lease for additional two-year periods.
(3)  The lease is for a term of five years commencing on January 1, 2002.



     Mutual's management believes that Mutual's properties are in good condition and are suitable and adequate for continuing to conduct its business as it is now being conducted.

     Mutual owns the computer and data processing equipment that it uses for transaction processing, loan origination, and accounting. The net book value of this equipment was approximately $106,000 at December 31, 2003. The Bank also has contracted for the data processing and reporting services of Intrieve Incorporated in Cincinnati, Ohio. The cost of these data processing services is approximately $27,000 per month.


Service Corporation Subsidiary

     Mutual's service corporation subsidiary, Mutual Financial Services, Inc. ("Mutual Financial Services"), was organized in 1991 and has historically engaged in mortgage life insurance sales and servicing. Mutual Financial Services purchased its insurance business from Robert D. Heuchan, the President and Chief Executive Officer of Mutual. All of Mutual's loan officers who solicit and sell mortgage loans have limited agent licenses issued by the Indiana Department of Insurance. Mutual sells mortgage insurance products in affiliation with American General Financial Group, Inc. Mr. Heuchan receives a $100 monthly management fee for the services he provides for Mutual Financial Services.

     All of Mutual's directors serve as directors of Mutual Financial Services and the executive officers of Mutual Financial Services are as follows:

         Robert L. Ellett               Chairman
         Robert D. Heuchan              President and Secretary
         Pamela J. Spencer              Treasurer

Employees

     As of December 31, 2003, Mutual employed 42 persons on a full-time basis and four persons on a part-time basis. None of its employees is represented by a collective bargaining group. Management considers employee relations to be good.

     Mutual's employee benefits for full-time employees include, among other things, the Financial Institutions Retirement Fund defined contribution pension plan and the Financial Institutions Thrift Plan 401(k) plan, both of which are sponsored by Pentegra Group. Other benefits include medical, dental, and short-term and long-term disability insurance.

     Employee benefits are considered by management to be competitive with those offered by other financial institutions and major employers in our area. See "Executive Compensation and Related Transactions."


Legal Proceedings

     Although  Mutual  is  involved,   from  time  to  time,  in  various  legal
proceedings in the normal course of business, there are no material legal proceedings to which Mutual presently is a party or to which any of its property is subject.


                                   MANAGEMENT

Directors and Executive Officers of Third Century Bancorp

     The board of directors of Third Century consists of the same individuals who serve as directors of Mutual. Third Century's articles of incorporation and by-laws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Third Century's officers will be elected annually by its board of directors and will serve at the board's discretion. The terms of the present directors expire at Third Century's first shareholders' meeting, which is anticipated to be held in April 2005. At that meeting, it is anticipated that the directors will be nominated to serve for the following terms: the terms of David A. Coffey and Jerry D. Petro will expire in 2006; the term of Robert D. Heuchan will expire in 2007; and the terms of Robert L. Ellett and Robert D. Schafstall will expire in 2008.

     The executive officers of Third Century are identified below. The executive officers of Third Century are elected annually by Third Century's board of directors.


    Name                  Position with Third Century Bancorp
    -----------------     ----------------------------------------------------
    Robert D. Heuchan     President and Chief Executive Officer
    David A. Coffey       Executive Vice President and Chief Operating Officer
    Debra K. Harlow       Chief Financial Officer


Directors of Mutual Savings Bank

     Mutual's board of directors currently consists of five persons. Each director holds office for a term of three years, and approximately one-third of the board is elected at each annual meeting of Mutual's members. There are no arrangements or understandings between Mutual and any person pursuant to which that person has been selected a director. Each of Mutual's directors also serves as a director of Mutual Financial Services.

     Mutual's board of directors met 15 times during the fiscal year ended December 31, 2003. No director attended fewer than 75% of the meetings of the board of directors held while he served as a director and the meetings of committees on which he served.



     Listed below are the directors of Mutual:


                               Director of
                             Mutual Savings     Expiration
Director                        Bank Since        of Term          Position with Mutual Savings Bank
-----------------------------------------------   -------          ---------------------------------
David A. Coffey                 1999               2006             Chief Operating Officer, Executive
                                                                       Vice President and Director
Robert L. Ellett                1987               2005             Chairman
Robert D. Heuchan               1991               2007             President, Chief Executive Officer,
                                                                       Vice Chairman and Director
Jerry D. Petro                  1997               2006             Director
Robert D. Schafstall            1999               2005             Director



     Presented below is certain information concerning the directors of Mutual:

     David A. Coffey (age 41) has served as Chief Operating Officer of Mutual since 1998 and as a director of Mutual since 1999. He also has served as Executive Vice President of Mutual since 1999. He was a Senior Vice President prior to being named Executive Vice President. Mr. Coffey is a graduate of Franklin College.

     Robert L. Ellett (age 64) has served as Chairman of the board of directors of Mutual since 1999 and as a director of Mutual since 1987. Mr. Ellett also serves Chairman of Mutual Financial Services. He was the General Manager of Rytex Company, a stationery products company, until his retirement in December 2001.

     Robert D. Heuchan (age 50) has served as the President, Chief Executive Officer and director of Mutual since 1991. He has served on Mutual Board of Directors since 1991 and has served as Vice Chairman of the Board since 1999. He also has been President of Mutual Financial Services since its formation in 1991. Mr. Heuchan is a graduate of Franklin College and has an MBA from the University of Indianapolis.

     Jerry D. Petro (age 58) has served as a director of Mutual since 1997. He is the owner and President of J.D. Petro & Associates, Inc., which sells protective coatings in Indiana, and R.T.I. L.L.C., which sells protective coatings in Kentucky. He also is the owner and President of R.T.I., which sells chemical and architectural coatings; Petro's Water Conditioning of Johnson County; Petro Group, Inc., a manufacturer of buildings for light industrial use; and Petro Group, L.L.C., which leases office space.

     Robert D. Schafstall (age 60) has served as a director of Mutual since 1999. Since 1972, he has been the Franklin City judge and an attorney in the law firm of Cutsinger and Schafstall.

     Three former directors of Mutual, David B. Ditmars, Sterling M. Haltom and Robert G. Smith, serve as directors emeritus. They attend Board of Director meetings and certain committee meetings but do not vote on matters.


Executive Officers of Mutual Savings Bank Who Are Not Directors

     Presented below is certain information regarding the executive officer of Mutual who is not a director:


         Name                 Position
         ---------------      -----------------------
         Debra K. Harlow      Chief Financial Officer


Debra K. Harlow (age 52) has served as Chief Financial Officer since January 1, 2004. Prior to that time she had served as EDP Coordinator.

Committees of the Boards of Directors of Mutual Savings Bank and Third Century Bancorp

     Third Century has one standing committee, the Audit Committee. The members of the Audit Committee are Robert L. Ellett, Jerry D. Petro and Robert D. Schafstall. Emeritus Director Robert G. Smith also attends meetings of the Audit Committee. The Audit Committee oversees Mutual's internal and external auditors and monitors Mutual's compliance with regulations.

     Mutual has the following committees:


     Asset Classification Committee              Executive Committee
     ------------------------------              -------------------
      Sterling M. Haltom, Chairman                 Robert L. Ellett
      Robert L. Ellett, Alternate                   Jerry D. Petro
       Jerry D. Petro, Alternate                 Robert D. Schafstall
     Robert D. Schafstall, Alternate

            Audit Committee                         Loan Committee
            ---------------                         --------------
        Jerry D. Petro, Chairman                   Robert L. Ellett
           Robert L. Ellett                         Jerry D. Petro
         Robert D. Schafstall                   Robert D. Schafstall
           Robert G. Smith

          Compensation Committee                    Trust Committee
          ----------------------                    ---------------
        Robert L. Ellett, Chairman           Robert D. Schafstall, Chairman
             Jerry D. Petro                         David B. Ditmars
          Robert D. Schafstall


     The Asset Classification Committee reviews the monthly past due and problem loans and monthly loan review report and the quarterly review of loans to one borrower. The Audit Committee conducts a quarterly review of the internal audit program of Mutual and meetings with Mutual's external auditors no less frequently that annually. Mutual's internal auditor and Accounting Department manager also attend Audit Committee meetings. The Compensation Committee meets annually to review salary and bonus recommendations for officers and staff and to set the salary and bonus for Mutual's President. The Executive Committee provides the outside board members with a manner in which to meet in private session concerning management and other issues of Mutual on an as needed basis. The Loan Committee meets as needed to review and approve those loans as outlined in Mutual's Loan Policy. Lending personnel from Mutual also attend the meetings. The Trust Committee meets at least quarterly or on an as needed basis to review trust accounts and policies as outlined in Mutual's Trust Policy. The Trust
Department Manager, Pamela J. Spencer, Mutual's President, Robert D. Heuchan, and Mutual's Executive Vice President, David A. Coffey, also attend the Trust Department meetings.



                 EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS

Compensation of Named Executive Officer

     The following table sets forth information as to annual, long-term and other compensation for services in all capacities to Mutual's President and Chief Executive Officer and for Mutual's Chief Operating Officer for the fiscal year ended December 31, 2003. Mutual did not have any other executive officers who earned over $100,000 in salary and bonuses during that fiscal year.

                                  Summary Compensation Table


                                           Annual Compensation
Name and                            ----------------------------     All Other
Principal Position           Year      Salary ($)     Bonus ($)    Compensation
------------------           ----   --------------  ------------   ------------
Robert D. Heuchan,
  President and Chief
  Executive Officer          2003    $100,000 (1)       $30,000      $21,040 (2)
David A. Coffey,
  Chief Operating Officer    2003    $ 83,500 (1)       $20,000      $17,366 (3)
----------------------
(1) For 2004, Mr. Heuchan's salary is $120,000 and Mr. Coffey's salary is $100,000.
(2) Consists of director fees in the amount of $12,900, matching contributions under the Thrift Plan in the amount of $6,340 and $1,800 in fees from Mutual Financial Services.
(3) Consists of director fees in the amount of $12,000, matching contributions under the Thrift Plan in the amount of $5,266 and $100 in fees from Mutual Financial Services.


     The value of perquisites and other personal benefits received by Mr. Heuchan and Mr. Coffey did not exceed the disclosure threshold of the lesser of $50,000 or 10% of total annual salary and bonus.


Employment Contracts

     We have entered into three-year employment contracts with Robert D. Heuchan and with David A. Coffey. The contracts become effective as of the effective date of the conversion and extend annually for an additional one-year term to maintain their three-year term if our board of directors determines to so extend them, unless notice not to extend is properly given by either party to the contract. Mr. Heuchan and Mr. Coffey receive an initial salary under the contract equal to their current salary, subject to increases approved by the board of directors. Each contract also provides, among other things, for participation in other fringe benefits and benefit plans available to our employees.

     Mr. Heuchan or Mr. Coffey may terminate his employment upon sixty days' written notice to us. We may discharge Mr. Heuchan or Mr. Coffey for cause (as defined in the contract) at any time. If we terminate Mr. Heuchan's or Mr. Coffey's employment for other than cause or if either of them terminates his own employment for cause (as defined in the contract), he will receive his base compensation under the contract for an additional three years if the termination follows a change of control in Third Century (as defined below), or for the remaining term of the contract if the termination does not follow a change of control. In addition, during such period, Mr. Heuchan and Mr. Coffey will continue to participate in our group insurance plans and retirement plans, or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, each of them will have the right to cause us to purchase any stock options he holds for a price equal to the fair market value (as defined in the contact) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to Mr. Heuchan or Mr. Coffey, are deemed to be payments in violation of the "golden parachute" rules of the Internal Revenue Code, such payments will be reduced to the largest amount which would not cause us to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contracts to Mr. Heuchan and Mr. Coffey if the contracts were terminated either after a change of control of Third Century, without cause by us, or for cause by either Mr. Heuchan or Coffey, would be $360,000 for Mr. Heuchan and $300,000 for Mr. Coffey. For purposes of these employment contracts, a change of control of Third Century is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Bank Holding Company Act.

     The employment contracts provide us with protection of our confidential business information and protection from competition by Mr. Heuchan and Mr. Coffey should either of them voluntarily terminate their employment without cause or be terminated by us for cause.


Compensation of Directors

     All of our Bank directors are entitled to receive monthly director fees for their services. The Chairman receives $1,050 per month, the Vice Chairman receives $975 per month and each of the other directors receives $900 per month. Directors also receive $200 for each board meeting attended and $100 for each committee meeting attended. Emeritus directors receive $450 per month and non-employee directors receive $100 for each committee meeting attended. Aggregate fees paid to our directors for the year ended December 31, 2003, were $70,000 and the aggregate fees paid to our emeritus directors were $14,900.
Directors of Third Century are paid $500 for each quarterly Board meeting attended.

     Each director of Mutual Financial Services receives a quarterly director fee of $25. In addition to the quarterly fee, Mr. Heuchan also receives a monthly management fee in the amount of $100. The Board of Mutual Financial Services meets quarterly.


Benefits

     Insurance Plans. Our directors, officers and employees are provided with medical, vision and dental insurance under group plans sponsored by the Indiana Financial Institutions Group Insurance Trust and short-term and long-term disability insurance and accidental death insurance under group plans sponsored by the GE Group Life Assurance Company. Pension Plan. Our full-time employees are included in the Financial Institutions Retirement Fund, which is a noncontributory multiple employer comprehensive pension plan sponsored by Pentegra Group. Separate actuarial valuations are not made for individual employer members of the pension plan. Our employees are eligible to participate in the plan once they have completed one year of service for us and attained age 21, if they complete 1,000 hours of service in a calendar year. An employee's pension benefits are 100% vested after five years of service.

     The pension plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary for the employee's highest five consecutive years of salary multiplied by the employee's years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the pension plan, depending upon the participant's age and years of service. We expensed $121,500 for the pension plan during the fiscal year ended December 31, 2003.

     The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the pension plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).

                               Pension Plan Table

                           Years of Service at Age 65
--------------------------------------------------------------------------------
Remuneration      15            20            25            30            35
--------------------------------------------------------------------------------
$125,000      $ 37,500      $ 50,000      $ 62,500      $ 75,000      $ 87,500
 150,000        45,000        60,000        75,000        90,000       105,000
 175,000        52,500        70,000        87,500       105,000       122,500
 200,000        60,000        80,000       100,000       120,000       140,000
 225,000        67,500        90,000       112,500       135,000       157,500
 250,000        75,000       100,000       125,000       150,000       175,000
 300,000        90,000       120,000       150,000       180,000       210,000
 400,000       120,000       160,000       200,000       240,000       280,000
 450,000       135,000       180,000       225,000       270,000       315,000
 500,000       150,000       200,000       250,000       300,000       350,000


     Benefits are currently subject to maximum Internal Revenue Code limitations of $160,000 per year. Robert D. Heuchan and David A. Coffey are the only named executive officers covered by Mutual's Retirement Plan. Years of service for pension plan purposes of named executive officers are as follows: Mr. Heuchan - 14 and Mr. Coffey- 5.

     Thrift Plan. Employees also participate in a 401(k) called the "Financial Institutions Thrift Plan" and sponsored by Pentegra Group. The thrift plan is a contributory multiple employer tax-exempt trust and savings plan. Participants may elect to make monthly contributions up to 50% of their salary. We make a matching contribution of 100% of the employee's contribution that does not exceed 8% of salary. All employee and employer contributions under the plan are fully vested. During the fiscal year ended December 31, 2003, we made contributions aggregating $58,337 to this plan, of which $6,340 were allocable to Mr. Heuchan and $5,266 were allocable to Mr. Coffey.

     Currently, participants may invest their accounts under the thrift plan in and among several funds with varying investment characteristics including equity funds, government bond funds and money market funds. We intend to add, as an investment option, an employer stock fund, in which participants may invest all or a portion of their account balances primarily in Third Century common stock, within the limitations set forth in the plan document. In connection with the conversion, a participant's ability to invest in the employer stock fund may be based on his or her status as an Eligible Account Holder or Supplemental Eligible Account Holder in the conversion. Regardless of the source of funds,
Eligible Account Holders and Supplemental Eligible Account Holders will be subject to the restrictions that otherwise apply to the purchase of common stock in the conversion. See "The Conversion -- Limitations on Common Stock Purchases."

     Generally, distributions from the thrift plan may commence upon a participant's separation from service for any reason. However, participants may request in-service distributions from the thrift plan in the form of hardship withdrawals and loans. The normal distribution is a lump sum upon termination of employment, but other payment options may be elected. Distributions from the thrift plan are generally subject to federal and state income taxes and distributions made before a participant attains age 59 1/2 may also be subject to a federal excise tax.

     Bonus Program. During each of the years ended December 31, 2003 and 2002, Mutual has paid discretionary cash bonuses to its officers and other employees pursuant to a bonus program adopted by the board of directors. The bonus program provides that cash bonuses are paid to Mutual's officers and other employees in the discretion of the board of directors based the officer's or employee's responsibilities, the performance of Mutual and the officer's or employee's performance. For the year ended December 31, 2003, Mutual paid an aggregate of $101,615 in cash bonuses under the bonus program.


Employee Stock Ownership Plan and Trust


     We have established for eligible employees of Mutual an employee stock ownership plan effective June 1, 2004, subject to the conversion to stock form. Employees who have completed at least one year of service with Mutual and who have attained age 21 are eligible to participate. (An employee completes a year of service when he or she is credited with 1,000 hours of service with Mutual within a certain consecutive 12-month period of time.) Employees who already meet the employee stock ownership plan's eligibility requirements on June 1, 2004 will automatically become participants in the employee stock ownership plan at that time. Otherwise, they must wait until the following July 1 or January 1 after they become eligible to participate.


     As part of the conversion, we intend to loan to the employee stock ownership plan the amount the employee stock ownership plan needs to purchase a number of shares equal to 8% of the common stock to be sold in the conversion. The employee stock ownership plan will purchase the shares in the subscription offering to the extent that sufficient shares remain available after the purchase of shares by Eligible Account Holders. If insufficient shares are available for the purchase of 8% of the shares to be sold in the conversion, the employee stock ownership plan will purchase shares following the conversion in the open market or in private transactions to the extent that shares are available for purchase on reasonable terms. The purchase price of shares purchased in the open market or private transactions is likely to exceed the $10 per share price to be paid in the conversion and, therefore, the purchase of shares in the open market or private transactions would increase the amount of the loan that we would need to make to the employee stock purchase plan. Collateral for the loan to the employee stock ownership plan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from our discretionary contributions to the employee stock ownership plan over a period of 15 years. The initial interest rate for the loan will be the prime rate on the date the loan is executed. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participant accounts as the loan is repaid.

     Contributions to the employee stock ownership plan and shares released from the suspense accounts in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participant accounts based on each participant's compensation. Benefits generally become 100% vested after five years of credited service. Participants in the employee stock ownership plan will receive credit for service prior to the effective date of the employee stock ownership plan. Prior to the completion of five years of credited service, a participant who terminates employment for reasons other than death, retirement, or disability will not receive any benefits under the employee stock ownership plan. Forfeitures will first be used to reinstate forfeitures for any re-employed participants, and the remaining forfeitures, if any, will be reallocated among the remaining accounts of eligible participating employees as soon as possible after the end of the year in which the forfeitures occur.

     Upon death, early, normal or deferred retirement, disability, or severance from employment, a participant, beneficiary or surviving spouse, where applicable, may receive his benefits in cash or stock, with fractional shares of stock payable in cash. The employee stock ownership plan provides for Third Century to issue a put option to any participant, beneficiary or surviving spouse who receives a distribution of common stock. The option permits the participant (or beneficiary or surviving spouse, if applicable) to sell the common stock to Third Century at any time during two option periods, as defined in the employee stock ownership plan, at the then fair market value of the common stock.

     If any recipient of shares of stock from the employee stock ownership plan decides to sell all or a portion of his or her stock, the recipient must notify the Trustee in writing if an offer to purchase the stock is received. The Trustee will have the right to purchase the stock for the employee stock ownership plan before any other potential buyer. However, this right will lapse within 14 days after the Trustee receives notice of the offer. If the Trustee does, in fact, buy the stock, the price paid will not be less than the fair market value of the stock or the price offered by another potential buyer (that is not Mutual or Third Century) in a good faith, bona fide offer, whichever price is greater. The Trustee's right of first refusal ends if the stock becomes publicly traded on a readily established market.

     Our contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated. In 1993, the American Institute of Certified Public Accountants issued Statement of Position 93-6, which requires us to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.

     In connection with the establishment of the employee stock ownership plan, Third Century has established a committee of Mutual employees to administer the employee stock ownership plan. HomeFederal Bank will serve as Trustee of the employee stock ownership plan. The employee stock ownership plan committee may instruct the Trustee regarding investment of funds contributed to the employee stock ownership plan. The employee stock ownership plan Trustee, subject to its fiduciary duty, must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of participating employees or, if applicable, their beneficiaries. Under the employee stock ownership plan, subject to the Trustee's fiduciary duty, nondirected shares, and shares held in the suspense account, will be voted in proportion to the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended. In all other cases, the employee stock ownership plan committee is authorized to vote shares of stock held in the employee stock ownership plan.


Stock Option Plan

     At a meeting of Third Century's shareholders to be held at least six months after the completion of the conversion, the board of directors intends to submit for shareholder approval the stock option plan for directors, officers and key employees of Mutual and Third Century. If approved by the shareholders and as of the date of such approval, common stock in an aggregate amount equal to 10% of the shares issued in the conversion will be reserved for issuance by Third Century upon the exercise of the stock options granted under the stock option plan. Assuming the sale of 1,250,000 shares in the conversion, an aggregate of 125,000 shares would be reserved for issuance under the stock option plan. No options would be granted under the stock option plan until the date on which shareholder approval is received. At that time, it is anticipated that options for the following percentages of shares issued in the conversion will be granted to the following directors, executive officers and employees of Mutual and Third
Century:

                                       Percentage of Shares
         Optionee                      Issued in Conversion
         ------------------------      --------------------
         Robert D. Heuchan                    1.33%
         David A. Coffey                      1.20%
         Other Executive Officers              .33%
         Other Directors                      3.00%
         All other employees                  2.79%
                                              ----
               Total                          8.65%
                                              ====


     It is anticipated that these options would be granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. If the stock option plan is adopted within one year following the conversion, options will become exercisable at a rate of 20% at the end of each twelve (12) months of service with us after the date of grant, subject to early vesting in the event of death or disability, or a change in control of Third Century. Options granted under the stock option plan are adjusted for capital changes such as stock splits and stock dividends. Unless Third Century decides to call an earlier special meeting of shareholders, the date of grant of these options is expected to be the date of Third Century's annual meeting of shareholders to be held at least six months after the conversion.

     The stock option plan will be administered by a committee of non-employee members of Third Century's board of directors. Options granted under the stock option plan to employees could be "incentive" stock options designed to result in a beneficial tax treatment to the employee but no tax deduction to Third Century. Non-qualified stock options could also be granted under the stock option plan and will be granted to the non-employee directors who receive grants of stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.


Recognition and Retention Plan

     At a meeting of Third Century's shareholders to be held at least six months after the completion of the conversion, the board of directors also intends to submit the recognition and retention plan for shareholder approval. The recognition and retention plan will provide our directors, officers and key employees with an ownership interest in Third Century in a manner designed to encourage them to continue their service with us. Mutual will contribute funds to the recognition and retention plan from time to time to enable it to acquire an aggregate amount of common stock equal to up to 4% of the shares of common stock sold in the conversion, either directly from Third Century or on the open market. Four percent of the shares sold in the conversion would amount to 42,500 shares, 50,000 shares, 57,500 shares or 66,125 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. In the event that additional authorized but unissued shares would be acquired by the recognition and retention plan after the conversion, the interests of existing shareholders would be diluted. Our executive officers and directors will be awarded common stock under the recognition and retention plan without having to pay cash for the shares.

     No awards under the recognition and retention plan would be made until the date the recognition and retention plan is approved by Third Century's shareholders. At that time, it is anticipated that awards of the following number of shares would be made to the following directors and executive officers of Third Century and Mutual:

                                                   Percentage of Shares
                                                  Issued in Conversion to
                                                    Be Awarded Under
         Recipient of Awards                   Recognition and Retention Plan
         -------------------------             ------------------------------
         Robert D. Heuchan                              1.00%
         David A. Coffey                                1.00%
         Other Executive Officers                        .07%
         Other Directors                                1.20%
         All other employees                            0.50%
                                                        ----
              Total                                     3.77%
                                                        ====

     Awards would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by and made to him or her. If the recognition and retention plan is adopted within one year of the conversion, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full twelve (12) months of service with us after the date of grant of the award. Awards are adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability and upon a change in control of Third Century. Assuming the recognition and retention plan is adopted within one year of the conversion, if an executive officer's or director's employment and/or service were to terminate for other reasons, the grantee would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the recognition and retention plan), or if conduct would have justified termination or removal for cause, shares not already delivered under the recognition and retention plan, whether or not vested, could be forfeited by resolution of the board of directors of Third Century.

     When shares become vested and could actually be distributed in accordance with the recognition and retention plan, the participants would also receive amounts equal to accrued dividends and other earnings or distributions payable with respect thereto. When shares become vested under the recognition and retention plan, the participant will recognize income equal to the fair market value of the common stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for Mutual.


Transactions With Certain Related Persons

     We follow a policy of offering to our directors, officers, and employees real estate mortgage loans secured by their principal residence and other loans. These loans are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans at December 31, 2003 were secured by the principal residences of directors and executive officers, except that Mr. Ellett has a loan secured by rental real estate and a loan secured by commercial real estate and Mr. Petro has two loans secured by commercial real estate and a loan secured by a commercial vehicle.


     Current law requires that all loans or extensions of credit to executive officers, directors, and principal shareholders be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, Mutual's lending to each of its executive officers for loans other than the purchase of a residence is limited to an amount equal to the greater of $25,000 or 2.5 percent of Mutual's capital and unimpaired surplus, but not to exceed $100,000. Our policy regarding loans to directors and all employees meets the requirements of current law. All loans to our officers, directors and employees are and have been approved by a majority of the disinterested members of the board of directors. The aggregate amount of loans to directors and executive officers at December 31, 2003, was approximately $1.3 million.


     Bob Heuchan, Mutual's President and Chief Executive Officer, also serves as President and Treasurer of Mutual Financial Services. He receives a $100 monthly management fee for the services he provides to Mutual Financial Services, which include keeping the financial records and preparing financial statements, negotiating agreements with insurance companies and overseeing compliance with insurance regulations. The disinterest directors on Mutual's Board of Board of Directors review and approve his services and fee on a quarterly basis.


     The law firm of Cutsinger and Schafstall, of which Director Robert D. Schafstall is a partner, serves as counsel to Mutual in connection with loan delinquencies and related matters. Mutual expects to continue to use the service of this law firm for such matters following the conversion.

                                   REGULATION

Bank Holding Company Regulation

     Third Century will become registered as a bank holding company and will be subject to the regulations of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Bank holding companies are required to file periodic reports with, and are subject to periodic examination by, the Federal Reserve Board. The Federal Reserve Board has issued regulations under the Bank Holding Company Act requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the policy of the Federal Reserve Board that, pursuant to this requirement, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" (as defined in the statute) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of
(i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the Bank Holding Company Act, the Federal Reserve Board has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

     Third Century will be prohibited by the Bank Holding Company Act from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or merging or consolidating with another bank holding company without prior approval of the Federal Reserve Board. Additionally, Third Century will be prohibited by the Bank Holding Company Act from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.


Capital Adequacy Guidelines for Bank Holding Companies

     The Federal Reserve Board is the federal regulatory and examining authority for bank holding companies. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies.

     Bank holding companies are required to comply with the Federal Reserve Board's risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities such as standby letters of credit) of 8%. At least half of the total required capital must be "Tier I capital," consisting principally of common stockholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder ("Tier II capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve Board has adopted a Tier I (leverage) capital ratio under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 1% to 2% above the stated minimum.

Bank Regulation

     Mutual is organized under the laws of Indiana and as such is subject to the supervision of the Indiana Department of Financial Institutions (the "DFI"), whose examiners conduct periodic examinations of state banks. We are not a member of the Federal Reserve System, so our principal federal regulator is the FDIC, which also conducts periodic examinations of us. Our deposits continue to be insured by the Savings Association Insurance Fund administered by the FDIC and are subject to FDIC's rules and regulations respecting the insurance of deposits. See "-- Insurance of Deposits."

     Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

     Insured state-chartered banks are prohibited under the FDIC Improvement Act from engaging as principal in activities that are not permitted for national banks, unless: (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards.


Federal Home Loan Bank System

     We are a member of the Federal Home Loan Bank System, which consists of 12 regional banks. The Federal Home Loan Bank System provides a central credit facility primarily for member savings and loan associations and savings banks and other member financial institutions. At December 31, 2003, our investment in stock of the Federal Home Loan Bank of Indianapolis was $975,000. For the year ended December 31, 2003, dividends paid to us by the Federal Home Loan Bank of Indianapolis totaled $35,647.

     All 12 Federal Home Loan Banks are required by law to provide funds to establish affordable housing programs through direct loans or interest subsidies on advances to members to be used for lending at subsidized interest rates for low- and moderate-income, owner-occupied housing projects, affordable rental housing, and certain other community projects. These contributions and obligations could adversely affect the value of the Federal Home Loan Bank stock in the future. A reduction in the value of such stock may result in a corresponding reduction in our capital.

     The Federal Home Loan Bank of Indianapolis serves as a reserve or central bank for member institutions within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes advances to members in accordance with policies and procedures established by the Federal Home Loan Bank and the Board of Directors of the Federal Home Loan Bank of Indianapolis.

     All Federal Home Loan Bank advances must be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. Eligible collateral includes first mortgage loans less than 60 days delinquent or securities evidencing interests therein, securities (including mortgage-backed securities) issued, insured or guaranteed by the federal government or any agency thereof, Federal Home Loan Bank deposits and, to a limited extent, real estate with readily ascertainable value in which a perfected security interest may be obtained. Other forms of collateral may be accepted as over collateralization or, under certain circumstances, to renew outstanding advances. All long-term advances are required to provide funds for residential home financing and the Federal Home Loan Bank has established standards of community service that members must meet to maintain access to long-term advances.

     Interest rates charged for advances vary depending upon maturity, the cost of funds to the Federal Home Loan Bank of Indianapolis and the purpose of the borrowing.

Insurance of Deposits

     Deposit Insurance. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the Bank Insurance Fund for commercial banks and state savings banks and the Savings Association Insurance Fund for savings institutions and banks that have acquired deposits from savings institutions or that previously were savings institutions.

     Assessments. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the Bank Insurance Fund and members of the Savings Association Insurance Fund. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease such rates if such target level has been met. The FDIC has established a risk-based assessment system for both Savings Association Insurance Fund and Bank Insurance Fund members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. Such risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution. In addition to the assessment for deposit insurance, insured institutions are required to pay on bonds issued in the late 1980s by the Financing Corporation, which is a federally-chartered corporation that was organized to provide some of the financing to resolve the thrift crisis in the 1980s. By law, payments on Financing Corporation obligations have been shared equally between Bank Insurance Fund members and Savings Association Insurance Fund members since January 1, 2000.

     Although Congress has considered merging the Savings Association Insurance Fund and the Bank Insurance Fund, unless and until that occurs, savings banks with Savings Association Insurance Fund deposits may not transfer deposits into the Bank Insurance Fund system without paying various exit and entrance fees. Such exit and entrance fees need not be paid if a Savings Association Insurance Fund institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the Savings Association Insurance Fund, and as long as certain other conditions are met. Therefore, although Mutual converted to a state savings bank in 1994, its deposits continue to be insured by the Savings Association Insurance Fund.


Bank Regulatory Capital

     The FDIC has adopted risk-based capital ratio guidelines to which Mutual generally is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

     Like the capital  guidelines  established by the Federal  Reserve Board for
Third Century, these guidelines divide a bank's capital into two tiers. The first tier ("Tier I") includes common equity, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Supplementary ("Tier II") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Banks are required to maintain a total risk-based capital ratio of 8.0%, of which 4% must be Tier I capital. The FDIC may, however, set higher capital requirements when a bank's particular circumstances warrant.

Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     In addition, the FDIC established guidelines prescribing a minimum Tier I leverage ratio (Tier I capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier I leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier I leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.


Prompt Corrective Regulatory Action

     The Federal Deposit Insurance Corporation Improvement Act requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, the Federal Deposit Insurance Corporation Improvement Act establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At December 31, 2003, Mutual was categorized as "well capitalized," meaning that its total risk-based capital ratio exceeded 10%, its Tier I risk-based capital ratio exceeded 6%, its leverage ratio exceeded 5%, and it was not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

     The FDIC may order savings banks that have insufficient capital to take corrective actions. For example, a savings bank that is categorized as "undercapitalized" would be subject to growth limitations and would be required to submit a capital restoration plan, and a holding company that controls such a savings bank would be required to guarantee that the savings bank complies with the restoration plan. "Significantly undercapitalized" savings banks would be subject to additional restrictions. Savings banks deemed by the FDIC to be "critically undercapitalized" would be subject to the appointment of a receiver or conservator.


Dividend Limitations

     Under Federal Reserve Board supervisory policy, a bank holding company generally should not maintain its existing rate of cash dividends on common shares unless (i) the organization's net income available to common shareholders over the past year has been sufficient to fully fund the dividends and (ii) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition. The FDIC also has authority under the Financial Institutions Supervisory Act to prohibit a bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of the bank. Under Indiana law, Third Century is precluded from paying cash dividends if, after giving effect to such dividends, Third Century would be unable to pay its debts as they become due or Third Century's total assets would be less than its liabilities and obligations to preferential shareholders.

     Pursuant to the plan of conversion, Mutual will establish a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "The Conversion -- Principal Effects of Conversion." Mutual will not be permitted to pay dividends to Third Century if its net worth would be reduced below the amount required for the liquidation account.

     Under Indiana law, Mutual may pay dividends without the approval of the DFI so long as its capital is unimpaired and those dividends in any calendar year do not exceed its net profits for that year plus its retained net profits for the previous two years. Dividends may not exceed undivided profits on hand (less losses, bad debts and expenses). Additional stringent regulatory requirements affecting dividend payments by Mutual, however, are established by the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act, which are discussed above. Mutual's capital levels at

December 31, 2003 exceeded the criteria established to be designated as a "well capitalized" institution. Such institutions are required to have a total risk-based capital ratio of 10% or greater, a Tier I risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater.


Repurchase Limitations

     Regulations promulgated by the Federal Reserve Board provide that a bank holding company must file written notice with the Federal Reserve Board prior to any repurchase of its equity securities if the gross consideration for the purchase, when aggregated with the net consideration paid by the bank holding company for all repurchases during the preceding 12 months, is equal to 10% or more of the holding company's consolidated net worth. This notice requirement is not applicable, however, to a bank holding company that exceeds the thresholds established for a well capitalized bank and that satisfies certain other regulatory requirements.

     Under Indiana law, Third Century will be precluded from repurchasing its equity securities if, after giving effect to such repurchase, Third Century would be unable to pay its debts as they become due or Third Century's assets would be less than its liabilities and obligations to preferential shareholders.


Loans-to-One Borrower

     Under Indiana law, the total loans and extension of credit by an Indiana-chartered savings bank to a borrower outstanding at one time and not fully secured may not exceed 15% of such bank's capital and unimpaired surplus. An additional amount up to 10% of the bank's capital and unimpaired surplus may be loaned to the same borrower if such loan is fully secured by readily marketable collateral having a market value, as determined by reliable and continuously available price quotations, at least equal to the amount of such additional loans outstanding.

     As of December 31, 2003, the principal amount of the largest aggregate amount of loans which Mutual had to any one borrower was approximately $894,828. Mutual had no loans outstanding which management believes violate the applicable loans-to-one borrower limits. Mutual does not believe that the loans-to-one borrower limits will have a significant impact on its business, operations and earnings following the conversion.


Limitations on Rates Paid for Deposits

     Regulations promulgated by the FDIC pursuant to the Federal Deposit Insurance Corporation Improvement Act place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in such depository institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act. Mutual does not believe that these regulations will have a materially adverse effect on its current operations.


Federal Reserve System

     Federal Reserve Board regulations require savings institutions and savings banks to maintain reserves against their transaction accounts (primarily negotiable order of withdrawal accounts) and certain




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

nonpersonal time deposits. The reserve requirements are subject to adjustment by the Federal Reserve Board. As of December 31, 2003, Mutual was in compliance with the applicable reserve requirements of the Federal Reserve Board.


Additional Limitations on Activities

     Laws and regulations of the FDIC generally provide that Mutual may not engage as principal in any type of activity, or in any activity in an amount, not permitted for national banks, or directly acquire or retain any equity investment of a type or in an amount not permitted for national banks. The FDIC has authority to grant exceptions from these prohibitions (other than with respect to non-service corporation equity investments) if it determines no significant risk to the insurance fund is posed by the amount of the investment or the activity to be engaged in, and if Mutual is and continues to be in compliance with fully phased-in capital standards. National banks are generally not permitted to hold equity investments other than shares of service corporations and certain federal agency securities. Moreover, the activities in which service corporations are permitted to engage are limited to those of service corporations for national banks.


Other Indiana Regulations

     As an Indiana-chartered savings bank, Mutual derives its authority from, and is regulated by, the DFI. The DFI has the right to promulgate rules and regulations necessary for the supervision and regulation of Indiana-chartered savings banks under its jurisdiction and for the protection of the public investing in such institutions. The regulatory authority of the DFI includes, but is not limited to, the establishment of reserve requirements; the regulation of the payment of dividends; the regulation of stock repurchases, the regulation of incorporators, shareholders, directors, officers and employees; the establishment of permitted types of withdrawable accounts and types of contracts for savings programs, loans and investments; and the regulation of the conduct and management of savings banks, chartering and branching of institutions, mergers, conversions and conflicts of interest.

     The DFI generally conducts regular annual examinations of Indiana-chartered savings banks such as Mutual. The purpose of such examination is to assure that institutions are being operated in compliance with applicable Indiana law and regulations and in a safe and sound manner. In addition, the DFI is required to conduct an examination of any institution as often as it deems necessary. The DFI has the power to issue cease and desist orders if any person or institution is engaging in, or has engaged in, any unsafe or unsound practice in the conduct of its business or has or is violating any other law, rule or regulation and, as to officers and directors of an Indiana savings bank, breached his fiduciary duty as an officer or director.

     With the approval of the DFI, a savings bank may merge or consolidate with another savings bank, a state bank, a national bank, or a federal or state savings association. In considering whether to approve or disapprove such a merger or consolidation, the DFI is to consider the following factors: (i) whether the institutions are operated in a safe, sound and prudent manner; (ii) whether the financial conditions of any of the institutions will jeopardize the financial stability of the other institutions; (iii) whether the proposed merger or consolidation will result in an institution that has inadequate capital, unsatisfactory management or poor earnings prospects; (iv) whether the management or other principals of the resulting institution are qualified by character and financial responsibility to control and operate in a legal and proper manner the resulting institution; (v) whether the interests of the depositors and creditors of the institutions and the public generally will be jeopardized by the transaction; and (vi) whether the institutions furnish all of the information the DFI requires in reaching its decision.

     Acquisitions of control of Mutual by a bank or bank holding company would require the prior approval of the DFI. Control is defined as the power, directly
or  indirectly,   (i)  to  vote  25.0%  or  more  of




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the voting  stock of an  Indiana-chartered  savings  bank or (ii) to  exercise a controlling influence over the management or policies of a savings bank.


Safety and Soundness Standards

     In 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings.


Transactions with Affiliates

     Mutual is subject to Sections 22(h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.


Federal Securities Law

     The shares of common stock of Third Century will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act"). Third Century will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the 1934 Act and the rules of the Securities and Exchange Commission issued under the 1934 Act. After three years following Mutual's conversion to stock form, if Third Century has fewer than 300 shareholders of record, it may deregister its shares under the 1934 Act and cease to be subject to the foregoing requirements.

     Shares of common stock held by persons who are affiliates of Third Century may not be resold without registration unless sold in accordance with the resale restrictions of Rule 144 under the Securities Act of 1933 as amended (the "1933 Act"). If Third Century meets the current public information requirements under Rule 144, each affiliate of Third Century who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of Third Century or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.


Community Reinvestment Act Matters

     Federal law requires disclosures of depository institutions' ratings under the Community Reinvestment Act of 1977. The disclosure includes both a four-unit descriptive rating -- outstanding, satisfactory, needs to improve, and substantial noncompliance -- and a written evaluation of each institution's performance. Each Federal Home Loan Bank is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the Federal Home Loan Banks. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers. The examiners have determined that Mutual has a satisfactory record of meeting community credit needs.





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

                                    TAXATION

Federal Taxation

     Historically, savings institutions, such as Mutual, have been permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, no savings institution could use the percentage of taxable income method of computing its allowable bad debt deduction for tax purposes. Instead, all savings institutions are required to compute their allowable deduction using the experience method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for associations meeting a residential mortgage loan origination test. We do not have any reserves taken after 1987 that must be recaptured. However, our pre-1988 reserve, for which no deferred taxes have been recorded, must be recaptured into income if (i) Mutual no longer qualifies as a bank under the Internal Revenue Code, or (ii) it pays out excess dividends or distributions. Although we do have some reserves from before 1988, we are not required to recapture these reserves.

     Depending on the composition of its items of income and expense, a savings institution may be subject to the alternative minimum tax. A savings institution must pay an alternative minimum tax on the amount (if any) by which 20% of alternative minimum taxable income, as reduced by an exemption varying with alternative minimum taxable income, exceeds the regular tax due. Alternative minimum taxable income equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over alternative minimum taxable income (before this adjustment and before any alternative tax net operating loss). Alternative minimum taxable income may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years.

     For federal income tax purposes, we have been reporting our income and expenses on the accrual method of accounting. Our federal income tax returns have not been audited in recent years.


State Taxation

     Mutual is subject to Indiana's Financial Institutions Tax, which is imposed at a flat rate of 8.5% on "adjusted gross income." "Adjusted gross income," for purposes of the Financial Institutions Tax, begins with taxable income as defined by Section 63 of the Internal Revenue Code and, thus, incorporates federal tax law to the extent that it affects the computation of taxable income. Federal taxable income is then adjusted by several Indiana modifications. Other applicable state taxes include generally applicable sales and use taxes and real and personal property taxes. Mutual's state income tax returns have not been audited in recent years.

     For further information relating to the tax consequences of the conversion, see "The Conversion -- Principal Effects of Conversion -- Tax Effects."



                                 THE CONVERSION


     The boards of directors of Mutual and Third Century and the DFI have approved the plan of conversion subject to approval of the plan of conversion by our members at a special meeting of members and subject to the satisfaction of certain other conditions imposed by the DFI. The approval of the plan of conversion





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

by the DFI does not constitute a recommendation or endorsement of the plan of conversion by the DFI. A Notice of Intent to Convert from mutual to stock form was filed with the FDIC and we have received a letter of non-objection from the FDIC.


General

     On February 12, 2004, our board of directors adopted a plan of conversion pursuant to which we will convert from an Indiana mutual savings bank to an Indiana stock savings bank and become a wholly owned subsidiary of Third Century. The plan was amended on March 12, 2004. The conversion will include adoption of the proposed Articles of Stock Charter Conversion and Code of By-Laws that will authorize our issuance of capital stock. Under the plan of conversion, our capital stock is being sold to Third Century and the common stock of Third Century is being offered to our customers and, if necessary, to the general public, with a preference given to residents of Johnson County, Indiana.

     We have mailed a proxy statement to each person eligible to vote at the special meeting. The proxy statement contains information concerning the business purposes of the conversion and the effects of the plan of conversion and the conversion with respect to voting rights, liquidation rights, continuation of our business and of existing savings accounts, FDIC insurance and loans. The proxy statement also describes the manner in which the plan of conversion may be amended or terminated.


Reasons for Conversion

     As a  stock  institution,  we  will  be  structured  in the  form  used  by commercial banks, most business entities, and most savings institutions. Converting to the stock form is intended to have a positive effect on our future growth and performance by: (i) affording our depositors, other customers and employees the opportunity to become shareholders of Third Century and thereby participate more directly in both Mutual's and Third Century's future; (ii) providing Third Century with the flexibility, if deemed appropriate, to engage in new banking-related activities, to improve the breadth of services offered by Mutual, and potentially to expand through mergers and acquisitions by permitting the offering of equity participations to the shareholders of acquired companies;
(iii)  providing  substantially  increased  net worth  and  equity  capital  for investment  in  our  business,  thus  enabling  management  to  pursue  new  and additional lending and investment  opportunities and to expand  operations;  and
(iv) providing future access to capital markets through the sale of stock of Third Century in order to generate additional capital to accommodate or promote future growth. We believe that the increased capital and operating flexibility will enhance our competitiveness with other types of financial services organizations. Although our current members will, upon conversion, lose the voting and liquidation rights they presently have as members (except to the limited extent of their rights in the liquidation account established in the conversion), they are being offered a priority right to purchase shares in the conversion and thereby obtain voting and liquidation rights in Third Century.

     The net proceeds to us from the sale of common stock offered hereby, after retention by Third Century of 50% of the net proceeds, will increase our net worth and thus provide an even stronger capital base to support our lending and investment activities. This increase in our net worth, when combined with the extra expenses we will incur as a publicly-traded company, will also, however, likely cause our return on equity to decrease in comparison with our performance in previous years. The conversion also will provide us with new opportunities to attract and retain talented and experienced personnel through offering stock incentive programs.

     Our board of directors believes that the conversion to a holding company structure is the best way to enable us to diversify our business activities should we choose to do so. Currently, there are no plans, written or oral, for Third Century to engage in any material activities apart from holding our shares of stock, although the board may determine to expand Third Century's activities after the conversion.





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

     The preferred stock and additional common stock of Third Century being authorized in the conversion will be available for future acquisitions (although Third Century has no current discussions, arrangements or agreements, written or oral, with respect to any acquisition) and for issuance and sale to raise additional equity capital, subject to market conditions and generally without shareholder approval. Third Century's ability to raise additional funds through the sale of debt securities to the public or institutional investors also should be enhanced by the increase in its equity capital base provided by the conversion. Although Third Century currently has no plans with respect to future issuances of equity or debt securities, the more flexible operating structure provided by Third Century and the stock form of ownership is expected to assist us in competing aggressively with other financial institutions in our market area.

     The conversion also will permit our members who subscribe for shares of common stock to become shareholders of Third Century, thereby allowing members to indirectly own stock in the financial organization in which they maintain deposit accounts. Such ownership may encourage shareholders to promote us to others, thereby further contributing to our growth.


Principal Effects of Conversion

     General. Each savings depositor in a mutual savings bank such as Mutual has both a savings account and a pro rata ownership in the net worth of that institution, based upon the balance in his or her savings account, which has no tangible market value separate from the savings account. Any other depositor who opens a savings account obtains a pro rata interest in the net worth of the savings bank without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest, which is lost to the extent that the balance in the account is reduced. As a result, depositors normally can only realize the value of their ownership in the unlikely event that the mutual bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual retained earnings (any remaining net worth) after other claims are paid.

     Upon conversion to stock form, the ownership of our net worth will be represented by the outstanding shares of stock that will be owned by Third Century. Certificates representing ownership of the common stock of Third Century will be issued and shareholders will be able to transfer these certificates with no effect on any account the seller may hold with us.

     Continuity. While the conversion is being accomplished, we will continue without interruption our normal business of accepting deposits and making loans. After the conversion, we will continue to provide services for account holders and borrowers under current policies carried on by our present management and staff.

     Our directors at the time of conversion will continue to serve as our directors after the conversion until the expiration of their current terms, and thereafter, if reelected. All of our executive officers at the time of conversion will retain their positions after the conversion.

     Effect on Deposit Accounts. Under the plan of conversion, each of our depositors at the time of the conversion will automatically continue as a depositor after the conversion, and each deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each account also will continue to be insured by the FDIC in exactly the same way as before. Depositors will continue to hold their existing certificates, passbooks and other evidence of their accounts.

     Effect on Loans of Borrowers. None of our loans will be affected by the conversion. The amount, interest rate, maturity and security for each loan will be unchanged.

     Effect on Voting Rights of Members. Currently in our mutual form, our depositor and borrower members have voting rights and may vote for the election of directors. Following the conversion,




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

depositors and borrowers will cease to have voting rights. All voting rights in Mutual will be vested in Third Century as our sole shareholder. Voting rights in Third Century will be vested exclusively in its shareholders, with one vote for each share of common stock. Neither the common stock to be sold in the conversion nor the capital stock of Mutual will be insured by the FDIC or by any other government entity.

     Effect on Liquidation Rights. If Mutual were to liquidate as a mutual savings bank, all claims of creditors (including those of deposit account holders, to the extent of their deposit balances) would be paid first and, if there were any assets remaining, account holders would then receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts just prior to liquidation. If Mutual were to liquidate after the conversion, all claims of creditors (including those of deposit account holders, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain deposit account holders, with any assets remaining thereafter distributed to Third Century as the sole shareholder of Mutual.

     The plan of conversion provides for the establishment of a "liquidation account" by us for the benefit of our Eligible Account Holders, who are our deposit account holders with balances of no less than $50.00 on December 31, 2002, and our Supplemental Eligible Account Holders, who are our deposit account holders with balances of no less than $50.00 on March 31, 2004, who continue to maintain their accounts with us after the conversion. The liquidation account, which will be an account that does not appear on our balance sheet, will be credited with the net worth of Mutual as reflected in the latest statement of financial condition in the final prospectus used in the conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder will have, with respect to each deposit account held, a related inchoate interest in a portion of the balance of the liquidation account. This inchoate interest is referred to in the plan of conversion as a "subaccount balance." In the event of a complete liquidation of Mutual after the conversion (and only in such event), Eligible Account Holders and Supplemental Eligible Account Holders would be entitled to a distribution from the liquidation account in an amount equal to the then current adjusted subaccount balance then held, before any liquidation distribution would be made to Third Century as our sole shareholder. We believe that a liquidation of Mutual is unlikely.

     Each Eligible Account Holder will have a subaccount balance in the liquidation account for each deposit account held as of the Eligibility Record Date, which is December 31, 2002. Each Supplemental Eligible Account Holder will have a subaccount balance in the liquidation account for each deposit account held as of the Supplemental Eligibility Record Date, which is March 31, 2004. Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the liquidation account by a fraction, the numerator of which is the amount of the qualifying deposit (a deposit of at least $50.00 as of December 31, 2002, or March 31, 2004) of such deposit account, and the denominator of which is the total of all qualifying deposits on that date. If the amount in the deposit account on any subsequent annual closing date of Mutual is less than the balance in such deposit account on any other annual closing date, or the balance in such account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, this interest in the liquidation account will be reduced by an amount proportionate to any such reduction and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's, as well as a Supplemental Eligible Account Holder's, interest in the liquidation account will cease to exist if the deposit account is closed. The liquidation account will never increase and will be correspondingly reduced as the interests in the liquidation account are reduced or cease to exist. In the event of liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied will be distributed to Third Century as our sole shareholder.






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


     A merger, consolidation, sale of bulk assets, or similar combination or transaction in which we are not the surviving entity would not be considered to be a "liquidation" under which distribution of the liquidation account could be made, provided the surviving institution is insured by the FDIC. In such a transaction, the liquidation account would be assumed by the surviving institution.

     The creation and maintenance of the liquidation account will not restrict the use of or application of any of the net worth accounts, except that we may not declare or pay a cash dividend on or repurchase our capital stock if the effect of such dividend or repurchase would be to cause our net worth to be reduced below the aggregate amount then required for the liquidation account.

     Tax Effects. We intend to proceed with the conversion on the basis of an opinion from our special counsel, Barnes & Thornburg LLP, Indianapolis, Indiana, as to certain tax matters. The opinion is based, among other things, on certain representations made by us, including the representation that the exercise price of the subscription rights to purchase Third Century common stock will be approximately equal to the fair market value of the stock at the time of the completion of the conversion. We have received an opinion of Keller & Company which, based on certain assumptions, concludes that the subscription rights to purchase the common stock issued in the conversion do not have any economic value at the time of distribution or the time the subscription rights are exercised, whether or not a Direct Community Offering takes place. Barnes & Thornburg LLP's opinion is given in reliance on the Keller & Company opinion. Barnes & Thornburg LLP's opinion provides substantially as follows:

     1. The change in form of Mutual from a mutual savings bank to a stock savings bank will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code and no gain or loss will be recognized to Mutual in either its mutual form or its stock form by reason of the conversion.

     2. No gain or loss will be recognized by the converted bank upon receipt of money from Third Century for the converted bank's capital stock, and no gain or loss will be recognized to Third Century upon the receipt of money for common stock of Third Century.

     3. The basis of the assets of the converted bank will be the same as the basis in Mutual's hands prior to the conversion.

     4. The holding period of the assets of the converted bank will include the period during which the assets were held by Mutual in its mutual form prior to conversion.

     5. No gain or loss will be realized by the deposit account holders of Mutual, upon the constructive issuance to them of withdrawable deposit accounts of the converted bank immediately after the conversion, interests in the liquidation account, and/or on the distribution to them of nontransferable subscription rights to purchase Third Century common stock.

     6. The basis of an account holder's deposit accounts in the converted bank after the conversion will be the same as the basis of his or her deposit account in Mutual prior to the conversion.

     7. The basis of each account holder's interest in the liquidation account will be zero. The basis of the non-transferable subscription rights will be zero.

     8. The basis of Third Century common stock to its shareholders will be the actual purchase price ($10.00) thereof, and a shareholder's holding period for Third Century common stock acquired through the exercise of subscription rights will begin on the date on which the subscription rights are exercised.

     9. No taxable income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights.



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


     10. The converted bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits of Mutual, in its mutual form, as of the date of conversion.

The opinion also concludes in effect that:

     1. No taxable income will be realized by Mutual on the issuance of subscription rights to eligible subscribers to purchase shares of Third Century common stock at fair market value.

     2. The converted bank will succeed to and take into account the dollar amounts of those accounts of Mutual in its mutual form that represent bad debt reserves in respect of which Mutual in its mutual form has taken a bad debt deduction for taxable years on or before the date of the transfer.

     3. The creation of the liquidation account will have no effect on Mutual's taxable income, deductions, or additions to bad debt reserves or distributions to shareholders under Section 593 of the Internal Revenue Code.

     Special counsel also has concluded that there are no other material federal income tax consequences in connection with the conversion.

     Barnes & Thornburg LLP also has issued an opinion stating in essence that the conversion will not be a taxable transaction to Third Century or to us under any Indiana tax statute imposing a tax on income, and that our depositors will be treated under such laws in a manner similar to the manner in which they will be treated under federal income tax law.

     The opinions of Barnes & Thornburg LLP and Keller & Company, unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Service and the conclusions expressed in this Prospectus may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described in this Prospectus.


Offering of Third Century Common Stock

     Under the plan of conversion, up to 1,437,500 shares of common stock are being offered for sale, initially through the Subscription Offering (subject to a possible increase to 1,653,125 shares). See "-- Subscription Offering." The plan of conversion requires, with certain exceptions, that a number of shares equal to at least 1,062,500 be sold in order for the conversion to be effective. Shares also may be offered to the public in a Direct Community Offering that will commence concurrently with the Subscription Offering. The Direct Community Offering may expire as early as June 14, 2004 or at any time thereafter (until July 29, 2004, unless extended by us and Third Century) when orders for at least 1,062,500 shares have been received in the Subscription Offering and Direct Community Offering. The offering may be extended until 24 months following the members' approval of the plan of conversion, or until June 21, 2006. The actual number of shares to be sold in the conversion will depend upon market and financial conditions at the time of the conversion, provided that no fewer than 1,062,500 shares or more than 1,653,125 shares will be sold in the conversion. The per share price to be paid by purchasers in the Direct Community Offering for any remaining shares will be $10.00, the same price paid by subscribers in the Subscription Offering. See "-- Stock Pricing."

     The Subscription Offering expires at 12:00 p.m., Franklin time, on June 14, 2004. The plan of conversion requires that we complete the sale of common stock within 45 days after the close of the Subscription Offering. This 45-day period expires on July 29, 2004. In the event we are unable to complete the sale of common stock within the 45-day period, an extension of this time period may be provided by us and Third Century. If an extension is granted, we will promptly notify subscribers of the granting of the extension of time and will promptly return subscriptions unless subscribers affirmatively elect to continue their subscriptions during the period of extension. Such extensions may not be made beyond June 21, 2006.


     The plan of conversion provides that if, for any reason, shares remain unsold after the Subscription Offering and the Direct Community Offering, if any, the board of directors of Mutual will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the DFI. If such other purchase arrangements cannot be made, the plan of conversion will terminate. In the event that the conversion is not effected, Mutual will remain a mutual savings bank, all subscription funds will be promptly returned to subscribers with interest earned thereon at the passbook rate, which is currently 0.15% per annum (except for payments to have been made through withdrawal authorizations which will have continued to earn interest at the contractual account rates), and all withdrawal authorizations will be canceled.


Subscription Offering

     In accordance with applicable law, nontransferable rights to subscribe for the purchase of Third Century's common stock have been granted under the plan of conversion to the following persons in the following order of priority: (1) Mutual's Eligible Account Holders; (2) the employee stock ownership plan; (3) Mutual's Supplemental Eligible Account Holders; and (4) Mutual's members other than Eligible Account Holders and Supplemental Eligible Account Holders at the close of business on the voting record date for the special meeting ("Other Members"). Mutual's account holders have rights to subscribe for shares in the conversion if they had "qualifying deposits" in their accounts at Mutual on certain specified dates as discussed below for Categories I, III and IV. For determining the rights of account holders, a holder has "qualifying deposits" if the aggregate balance of the holder's deposit accounts at Mutual is not less than $50.00 on the applicable date. The voting record date for the special meeting is April 30, 2004. All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the plan of conversion (and described below). The December 31, 2002 date for determination of Eligible Account Holders and the March 31, 2004 date for determination of Supplemental Eligible Account Holders were selected in accordance with statutes and regulations applicable to the conversion.

     Category I: Eligible Account Holders. Each Eligible Account Holder, acting through a single account (counting all persons on a single joint account as one Eligible Account Holder), will receive, without payment therefor, nontransferable subscription rights to purchase up to 15,000 shares of the common stock offered in the conversion, provided that each Eligible Account Holder may not subscribe for more than 25,000 shares in the conversion, including shares subscribed for by such person's Associates or persons acting in concert as a group.

     If sufficient shares are not available in this Category I, shares will be allocated in a manner that will allow each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her allocation consist of the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing
Eligible Account Holders. For example, if an Eligible Account Holder with an unfilled subscription had qualifying deposits totaling $100, and the total amount of qualifying deposits for all Eligible Account Holders were $1,000, then the number of shares that may be allocated to that Eligible Account Holder's subscription would be 10% of the shares remaining available, up to the amount subscribed for.

     The "qualifying deposits" of an Eligible Account Holder is the amount of the deposit balances (provided such aggregate balance is not less than $50.00) in his or her deposit accounts as of the close of business on December 31, 2002. Subscription rights received by directors and officers in this category based upon their increased deposits in Mutual during the year preceding December 31, 2002, are subordinated to the subscription rights of other Eligible Account Holders.

     Category II: The Employee Stock Ownership Plan. Third Century's tax-qualified employee stock ownership plan is permitted to subscribe for up to 8% of the aggregate number of shares of Third Century common stock sold in the conversion, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders. The employee stock ownership plan currently intends to purchase 8% of the shares sold to investors in the conversion. The employee stock ownership plan's right to purchase shares of common stock under this category shall be subordinated to all rights received by the Eligible Account Holders to purchase shares pursuant to Category I. Any purchase by the employee stock ownership plan of authorized but unissued shares could dilute the interests of Third Century's shareholders.

     Category III: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder, acting through a single account (counting all persons on a single account as one Supplemental Eligible Account Holder), will receive, without payment therefor, nontransferable subscription rights to purchase up to 15,000 shares of the common stock offered in the conversion; provided that each Supplemental Account Holder may not subscribe for more than 25,000 shares in the conversion including shares subscribed for by the person's Associates or persons acting in concert as a group, to the extent that shares of Third Century common stock remain available for purchase after satisfaction of the subscription rights of all Eligible Account Holders and the employee stock ownership plan. Such subscription rights will be applicable only to such shares as remain available after the subscriptions of the Eligible Account Holders and the employee stock ownership plan have been satisfied. Any subscription rights received by a person as a result of his or her status as an Eligible Account Holder will reduce to the extent thereof the subscription rights granted to such person as a result of his or her status as a Supplemental Eligible Account Holder.

     If sufficient shares are not available in this Category III, shares will be allocated in a manner that will allow each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her allocation consist of the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders.

     The "qualifying deposits" of a Supplemental Eligible Account Holder is the amount of the deposit balances (provided such aggregate balance is not less than $50) in his or her deposit accounts as of the close of business on March 31, 2004.

     Category IV: Other Members. Each deposit account holder, other than an Eligible Account Holder or a Supplemental Eligible Account Holder, who is entitled to vote at the special meeting of members due to the existence of a deposit account on April 30, 2004 and each borrower of Mutual on April 30, 2004, through a single account (counting all persons on a single joint account as one Other Member) will receive non-transferable subscription rights for up to 15,000 shares of Third Century common stock, provided that each Other Member may not subscribe for more than 25,000 shares in the conversion, including shares subscribed for by such person's Associates or persons acting in concert as a group. Such subscription rights will be applicable only to such shares as remain available after the subscriptions of Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders have been satisfied.

     If sufficient shares are not available in this Category IV, shares will be allocated pro rata among subscribing Other Members in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.


     Timing of Offering and Method of Payment. The Subscription Offering will expire at 12:00 p.m., Franklin time, on June 14, 2004 (the "Expiration Date"). The Expiration Date may be extended by Mutual and Third Century for successive 90-day periods, subject to regulatory approval, to June 21, 2006.


     Subscribers must, before the Expiration Date, or such date to which the Expiration Date may be extended, return Order Forms to us that list each account at Mutual held by the subscriber and that is otherwise properly completed, together with checks or money orders in an amount equal to the purchase price ($10.00 per share) multiplied by the number of shares for which subscription is made. Payment for stock purchases can also be accomplished through authorization on the Order Form of withdrawals from accounts (including a certificate of deposit but excluding IRA accounts). Funds must actually be in the account when an order for the purchase of common stock is submitted. We have the right to reject any orders transmitted by facsimile and any payments made by wire transfer.

     The beneficiaries of IRA accounts are deemed to have the same subscription rights as other depositors. However, the IRA accounts maintained with us do not permit investment in the common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA account. Depositors wishing to establish self-directed IRA accounts should call the Stock Information Center at (317) 736-7492 for information. There will be no early withdrawal or Internal Revenue Service interest penalties for any such transfer of your IRA account with Mutual to a self-directed account. The new trustee would hold the common stock in a self-directed account in the same manner that we now hold the depositor's IRA funds. An annual administrative fee would be payable to the new trustee.

     In the event an Order Form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee, (ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed Order Form within the time period specified. We may, but will not be required to, waive any irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an Order Form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, Order Form. Waivers will be considered on a case by case basis. Photocopies of Order Forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the Order Forms will be final. We have the right to investigate any irregularity on any Order Form.

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the 1934 Act, no prospectus will be mailed any later than five days prior to such date or delivered by hand to persons who come to the Stock Information Center any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a prospectus.

     Until completion or termination of the conversion, subscribers who elect to make payment through authorization of withdrawal from accounts with us will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which they subscribed. In such




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cases  interest  will  continue  to  be  credited  on  deposits  authorized  for withdrawal until the completion of the conversion. Interest at the passbook rate, which is currently 0.15% per annum, will be paid on amounts submitted in cash or by check. Authorized withdrawals from certificate accounts for the purchase of common stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of such accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts at the effective date of the conversion, and the remaining balance will earn interest at the passbook savings rate. Stock subscriptions received and accepted by us may not be revoked by the purchaser. Subscriptions may be withdrawn only if we extend the Expiration Date of the Subscription Offering as described above.

     Members in Non-Qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, no person will be offered or sold or receive any stock pursuant to the Subscription Offering if such person resides in a foreign country or resides in a state in the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of common stock reside in such state; (ii) the granting of subscription rights or the offer or sale of common stock to such persons would require us or Third Century or our respective officers and directors, under the securities laws of such state, to register as a dealer, dealer, salesman or selling agent, or to register or otherwise qualify the common stock for sale in such state; and (iii) such registration, qualification or filing in our judgment or the judgment of Third Century would be impracticable or unduly burdensome for reasons of cost or otherwise.

     To assist in the Subscription and Direct Community Offerings, Third Century has established a Stock Information Center. The phone number for the Stock Information Center is (317) 736-7492. Callers to the Stock Information Center will be able to request a Subscription and Direct Community Offering Prospectus and other information relating to the offering.


Direct Community Offering

     To the extent such shares remain available after satisfaction of all orders received in the Subscription Offering, we may offer shares of Third Century common stock in a Direct Community Offering to the general public, with preference given to residents of Johnson County. The right of any person to purchase shares in the Direct Community Offering is subject to our right to accept or reject such purchase in whole or in part. We have the right to terminate the Direct Community Offering as soon as we have received orders for at least the minimum number of shares available for purchase in the conversion.

     The Direct Community Offering may expire as early as June 14, 2004, or at any time thereafter (until July 29, 2004, unless extended by Mutual and Third Century) when orders for at least 1,062,500 shares have been received in the Subscription Offering and Direct Community Offering. Accordingly, persons wishing to purchase stock in the Direct Community Offering directly from Third Century, if the Direct Community Offering is conducted, should return the Order Form on or before June 14, 2004, to Mutual, properly completed, together with check or money order in the amount equal to the purchase price ($10.00 per share) multiplied by the number of shares which that person desires to purchase. As mentioned above, Mutual may terminate the Direct Community Offering as soon as it has received orders for at least the minimum number of shares available for purchase in the conversion.


     The maximum number of shares of common stock which may be purchased in the Direct Community Offering by any person (including such person's Associates) or persons acting in concert is 15,000 in the aggregate. A member who, together with his Associates and persons acting in concert, has subscribed for shares in the Subscription Offering may subscribe for a number of additional shares in the Direct




                                       90
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Community  Offering that does not exceed the lesser of (i) 15,000 shares or (ii)
the number of shares which, when added to the number of shares subscribed for by
the  member  (and  his   Associates  and  persons  acting  in  concert)  in  the
Subscription Offering, would not exceed 25,000.

     If all Third Century common stock offered in the Subscription Offering is subscribed for, no Third Century common stock will be available for purchase in the Direct Community Offering and all funds submitted pursuant to the Direct Community Offering will be promptly refunded, with interest, as hereafter described. Purchase orders received during the Direct Community Offering will be filled up to a maximum of 2% of the total number of shares of common stock issued in the conversion, with any remaining unfilled purchase orders to be allocated on an equal number of shares basis. If the Direct Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. All sales of Third Century common stock in the Direct Community Offering will be at the same price per share as the sales of Third Century common stock in the Subscription Offering.

     Cash and checks received in the Direct Community Offering will be placed in a special escrow account at Mutual, and will earn interest at the passbook rate, which is currently 0.15% per annum, from the date of deposit until completion or termination of the conversion. In the event that the conversion is not consummated for any reason, all funds submitted pursuant to the Direct Community Offering will be promptly refunded with interest as described above.


Delivery of Certificates

     Certificates representing shares issued in the Subscription Offering and in the Direct Community Offering pursuant to Order Forms will be mailed to the persons entitled to them at the last addresses of such persons appearing on the books of Mutual or to such other addresses as may be specified in properly completed Order Forms as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by Third Century until claimed by the person legally entitled to them or otherwise disposed of in accordance with applicable law.


Marketing Arrangements

     To assist us and Third Century in marketing the common stock, we have retained the services of Keefe, Bruyette & Woods, Inc. as our financial advisor. Keefe, Bruyette & Woods is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities
Dealers, Inc. Keefe, Bruyette & Woods will assist us in the conversion as follows: (1) in training and educating our employees regarding the mechanics and regulatory requirements of the conversion process; (2) in conducting informational meetings for subscribers and other potential purchasers; (3) in keeping records of all stock subscriptions; and (4) in obtaining proxies from our members with respect to the special meeting. For providing these services, we have agreed to pay Keefe, Bruyette & Woods a success fee of 1.50% based on the aggregate purchase price of the common stock sold in the Subscription Offering and the Direct Community Offering (excluding shares purchased by Mutual's officers, directors and employees and members of their immediate families, the ESOP, and compensation or similar plans (other than IRAs) created by Mutual for directors or employees). Keefe, Bruyette & Woods also will receive a management fee of $25,000 for services provided in connection with the stock offering, which fee will be credited against the 1.50% success fee. Offers and sales in the Direct Community Offering will be on a best efforts basis and, as a result, Keefe, Bruyette & Woods is not obligated to purchase any shares of the common stock.

     We also have agreed to reimburse Keefe, Bruyette & Woods for out-of-pocket expenses in an amount not to exceed $10,000 and for legal fees in an amount not to exceed $35,000. The total cost of the fees and expenses to be paid to Keefe, Bruyette & Woods is estimated to be as follows at the indicated points




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

in the estimated value range: Minimum: $135,675;  Midpoint:  $163,800;  Maximum:
$191,925; and 15% Above the Maximum: $224,269. We and Third Century also have agreed to indemnify Keefe, Bruyette & Woods, under certain circumstances, against liabilities and expenses (including legal fees) arising out of Keefe, Bruyette & Woods' engagement by us, including liabilities under the Securities Act of 1933.

     Our directors and executive officers may participate in the solicitation of offers to purchase common stock by mailing written materials to our members and other prospective investors, responding to inquiries of prospective investors, and performing ministerial or clerical work. In each jurisdiction in which the securities laws require that the offer and/or sale of the common stock be made through a broker-dealer registered in such jurisdiction, all written materials will be mailed under cover of a letter from Keefe, Bruyette & Woods. Certain of our employees may participate in the offering in ministerial capacities or by performing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the 1934 Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. We will not compensate our officers, directors or employees in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.


Selected Dealers

     If any shares of common stock remain available after the Subscription Offering and any Direct Community Offering, Mutual may decide, upon consultation with Keefe, Bruyette & Woods, to enter into an agreement with certain dealers to assist in the sale of those shares. We have agreed to pay Keefe, Bruyette & Woods a fee of 5.5% of the aggregate purchase price of the shares remaining after the Subscription Offering and Direct Community Offering. From this fee, Keefe, Bruyette & Woods will pass on fees to any dealers who assist in the sale of shares.


Limitations on Common Stock Purchases

     The plan of conversion includes a number of limitations on the number of shares of common stock which may be purchased during the conversion. These are summarized below:

     1. No fewer than 25 shares may be purchased by any person purchasing shares of common stock in the conversion (provided that sufficient shares are available).

     2. No Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, acting through a single account (including all persons on a single joint account as one member), may subscribe for more than 15,000 shares. Notwithstanding the foregoing, the maximum number of shares of common stock which may be purchased in the conversion by any Eligible Account Holder, Supplemental Eligible Account Holder or Other Member (including such person's Associates or group acting in concert and counting all persons on a single joint account as one member) shall be 25,000 shares in the aggregate, except that the employee stock ownership plan may purchase in the aggregate not more than 10% of the total number of shares offered in the conversion. The maximum number of shares of common stock which may be purchased in the Direct Community Offering, if any, by any person (including such person's Associates or persons acting in concert) is 15,000 in the aggregate. A member who, together with his Associates and persons acting in concert, has subscribed for shares in the Subscription Offering may subscribe for a number of additional shares in the Direct Community Offering that does not exceed the lesser of (i) 15,000 shares or (ii) the number of shares which, when added to the number of shares



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

          subscribed for by the member (and his Associates and persons acting in concert) in the Subscription Offering (including all persons on a joint account), would not exceed 25,000. The employee stock ownership plan expects to purchase a number of shares equal to 8% of the total number of shares sold in the conversion. Mutual's and Third Century's boards of directors may, however, in their sole discretion, increase the maximum purchase limitation set forth above up to 9.99% of the shares of common stock sold in the conversion, provided that orders for shares exceeding 5% of the shares of common stock sold in the conversion may not exceed, in the aggregate, 10% of the shares sold in the conversion. The maximum purchase limitation likely would be increased only if an insufficient number of subscriptions is received to sell the number of shares of common stock at the minimum of the Estimated Valuation Range. If the boards of directors decide to increase the purchase limitation, all persons who subscribe for shares of common stock offered in the conversion will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. Subscribers will be notified in writing delivered to the address indicated on their respective Stock Order Forms. The overall purchase limitation may be reduced in the sole discretion of the boards of directors of Third Century and Mutual. See "Questions and Answers" at page 4.

     3. No more than 33% of the shares of common stock may be purchased in the conversion by directors and officers of Mutual and Third Century. This restriction does not apply to shares purchased by the employee stock ownership plan.

     Applicable regulations define "acting in concert" as (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Third Century Bancorp and Mutual Savings Bank may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that such persons have filed joint Schedules 13D with the Securities and Exchange Commission with respect to other companies.

     The term "Associate" of a person is defined to mean (i) any corporation or organization (other than Mutual or its subsidiary or Third Century) of which such person is a director, officer, partner or 10% stockholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of Third Century or Mutual in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of Mutual or its subsidiary or Third Century. Directors are not treated as Associates of one another solely because of their board membership. Compliance with the foregoing limitations does not necessarily constitute compliance with other regulatory restrictions on acquisitions of the common stock. For a further discussion of limitations on purchases of Third Century common stock during and subsequent to conversion, see "-- Restrictions on Sale of Stock by Directors and Officers," "-- Restrictions on Purchase of Stock by Directors and Officers Following Conversion," and "Restrictions on Acquisition of Third Century Bancorp."


Restrictions on Repurchase of Stock by Third Century

     Regulations promulgated by the Federal Reserve Board provide that a bank holding company must file written notice with the Federal Reserve Board prior to any repurchase of its equity securities if the gross consideration for the purchase, when aggregated with the net consideration paid by the bank holding company for all repurchases during the preceding 12 months, is equal to 10% or more of the bank




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

holding company's consolidated net worth. This notice requirement is not applicable, however, to a bank holding company that exceeds the thresholds established for a well capitalized bank and that satisfies certain other regulatory requirements.

     Regulations promulgated by the FDIC provide that an insured mutual state savings bank that has converted from the mutual to stock form of ownership may not repurchase its capital stock within one year following the date of its conversion to stock form, except that stock repurchases of no greater than 5% of the bank's outstanding capital stock may be repurchased during this one-year period where compelling and valid business reasons are established, to the satisfaction of the FDIC. Any stock repurchases are subject to the prior approval of the FDIC.

     Under Indiana law, Third Century will be precluded from repurchasing its equity securities if, after giving effect to such repurchase, Third Century would be unable to pay its debts as they become due or Third Century's assets would be less than its liabilities and obligations to preferential shareholders.


Restrictions on Sale of Stock by Directors and Officers

     All shares of the common stock purchased by directors and officers of Mutual or Third Century in the conversion will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Third Century's directors and officers also will be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation -- Federal Securities Laws" and "Description of Capital Stock."

     Each certificate for such restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to Third Century's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of common stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.


Restrictions on Purchase of Stock by Directors and Officers Following Conversion

     For a period of three years following the conversion, without prior written approval of the DFI, neither directors nor officers of Mutual or Third Century nor their Associates may purchase shares of the common stock of Third Century, except from a dealer registered with the Securities and Exchange Commission. This restriction does not, however, apply to negotiated transactions involving more than one percent of Third Century's outstanding common stock, to shares purchased pursuant to stock option or other incentive stock plans approved by Third Century's shareholders, or to shares purchased by employee benefit plans maintained by Third Century that may be attributable to individual officers or directors.


Restrictions on Transfer of Subscription Rights and Common Stock

     Prior to the completion of the conversion, the plan of conversion prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are guaranteed and only for his/her account. Each person exercising such subscription rights will be required to certify that he/she is purchasing shares solely for his/her own account and that he/she has no agreement or understanding regarding the sale or transfer of such shares.

     Third Century and Mutual will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.


Stock Pricing

     The aggregate purchase price of Third Century common stock being sold in the conversion will be based on the appraised aggregate pro forma market value of the common stock, as determined by an independent valuation. We retained Keller & Company, which is experienced in the valuation and appraisal of business entities, including savings institutions involved in the conversion process, to prepare an appraisal. Keller & Company will receive a fee of $28,000 for its appraisal, plus out-of-pocket expenses of $500. Keller & Company also has prepared a business plan for Mutual for a fee of $10,000, plus out-of-pocket expenses of $250. We have agreed to indemnify Keller & Company, under certain circumstances, against liabilities and expenses (including legal fees) arising out of Keller & Company's engagement by us.

     Keller & Company has prepared an appraisal of the estimated pro forma market value of the common stock. Keller & Company's appraisal concluded that as of February 27, 2004, the appropriate valuation range (the "Estimated Valuation Range") for the estimated pro forma market value of the common stock was from a minimum of $10,625,000 to a maximum of $14,375,000, with a midpoint of $12,500,000. A copy of the appraisal is on file and available for inspection at the offices of Mutual, 80 East Jefferson Street, Franklin, Indiana 46131. The appraisal also has been filed as an exhibit to Third Century's Registration Statement with the Securities and Exchange Commission, and may be reviewed at the Securities and Exchange Commission's public reference facilities and at the website of the Securities and Exchange Commission (the "SEC"). See "Additional Information." The appraisal involved a comparative evaluation of the operating and financial statistics of Mutual with those of a peer group of ten publicly-traded thrift institutions.

     Compared to the average pricing of the peer group, Third Century's pro forma pricing ratios indicated a premium of 51.81% on a price-to-earnings basis and a discount of 45.48% on a price-to-book basis at the mid-point of the Estimated Valuation Range and a premium of 78.93% on a price-to-earnings basis and a discount of 42.44% on a price to-book basis at the maximum of the Estimated Valuation Range. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion.

     The appraisal also took into account such other factors as the market for savings institutions generally, prevailing economic conditions, both nationally and in Indiana, which affect the operations of savings institutions, the competitive environment within which Mutual operates, and the effect of Mutual becoming a subsidiary of Third Century. No detailed individual analysis of the separate components of Mutual's and Third Century's assets and liabilities was performed in connection with the evaluation. The board of directors reviewed with management Keller & Company's methods and assumptions and accepted Keller & Company's appraisal as reasonable and adequate. Third Century, has determined to offer the common stock in the conversion at a price of $10.00 per share. Third Century's decision regarding the purchase price was based solely on its determination that $10.00 per share is a customary purchase price in conversion transactions. The Estimated Valuation Range may be increased or decreased to reflect market and financial conditions prior to the completion of the conversion.

     Promptly after the completion of the Subscription Offering and the Direct Community Offering, if any, Keller & Company will confirm to Mutual that, to the best of Keller & Company's knowledge and judgment, nothing of a material nature has occurred which would cause Keller & Company to conclude that the amount of the aggregate proceeds received from the sale of the common stock in the conversion was incompatible with its estimate of the total pro forma market value of Mutual at the time of the sale. If, however, the facts do not justify such a statement, a new Estimated Valuation Range and price per share may be set. Under such circumstances, Third Century may resolicit subscriptions. In that event, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced; provided that if the pro forma market value of Mutual upon conversion has increased to an amount which does not exceed $16,531,250 (15% above the maximum of the Estimated Valuation Range), Third Century and Mutual do not intend to resolicit subscriptions.

     Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. A change in the number of shares to be issued in the conversion will not affect subscription rights. In the event of an increase in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such increase and of their right to purchase additional shares. Conversely, in the event of a decrease in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such decrease and of the concomitant reduction in the number of shares for which subscriptions may be made. In the event of a resolicitation, subscribers will be afforded the opportunity to increase, decrease or maintain their previously submitted order. Third Century will be required to resolicit if the price per share is changed such that the total aggregate purchase price is not within the minimum and 15% above the maximum of the Estimated Valuation Range.

     THE INDEPENDENT VALUATION IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE CONVERSION OR OF PURCHASING THE SHARES OF THE COMMON STOCK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS (INCLUDING CERTAIN ASSUMPTIONS AS TO THE AMOUNT OF NET PROCEEDS AND THE EARNINGS THEREON), ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL THE SHARES AT PRICES RELATED TO THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE.


Number of Shares to Be Issued

     It is anticipated that the total offering of common stock (the number of shares of common stock issued in the conversion multiplied by the purchase price of $10.00 per share) will be within the current minimum and 15% above the maximum of the Estimated Valuation Range. Unless otherwise required by the DFI, no resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions so long as the change in the number of shares to be issued in the conversion, in combination with the purchase price, results in an offering within the minimum and 15% above the maximum of the Estimated Valuation Range.

     An increase in the total number of shares of common stock to be issued in the conversion would decrease both a subscriber's ownership interest and Third Century's pro forma net worth on a per share basis while increasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. A decrease in the number of shares to be issued in the conversion would increase both a subscriber's ownership interest and Third Century's pro forma net worth on a per share basis while decreasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

Interpretation and Amendment of the Plan of Conversion

     To the extent permitted by law, all interpretations of the plan of conversion by Mutual and Third Century will be final. The plan of conversion provides that, if deemed necessary or desirable by the Boards of Directors of Third Century and Mutual, the plan of conversion may be substantively amended by the boards of directors, as a result of comments from regulatory authorities or otherwise. Moreover, if the plan of conversion is so amended, subscriptions that have been received prior to such amendment will not be refunded unless otherwise required by the DFI.


Conditions and Termination

     Completion of the conversion requires the approval of the plan of conversion by the affirmative vote of not less than a majority of the total number of votes of the members of Mutual eligible to be cast at the special meeting and the sale of all shares of the common stock within 24 months following approval of the plan of conversion by the members. If these conditions are not satisfied, the plan of conversion will be terminated and we will continue our business in the mutual form of organization. The plan of conversion may be terminated by the boards of directors of Mutual and Third Century at any time prior to the special meeting and, with the approval of the DFI, by such boards of directors at any time thereafter. Furthermore, the plan of conversion requires that Third Century complete the sale of common stock within 45 days after the close of the Subscription Offering. Third Century and Mutual may extend this time period if necessary, but no assurance can be given that an extension would be undertaken. See "-- Offering of Third Century Common Stock."



              RESTRICTIONS ON ACQUISITION OF THIRD CENTURY BANCORP

General

     Although the boards of directors of Mutual and Third Century are not aware of any effort that might be made to obtain control of Third Century after the conversion, the boards of directors believe that it is appropriate to include certain provisions in Third Century's articles of incorporation to protect the interests of Third Century and its shareholders from unsolicited changes in the control of Third Century in circumstances that the board of directors of Third Century concludes will not be in the best interests of Mutual, Third Century or Third Century's shareholders.

     Although Third Century's board of directors believes that the restrictions on acquisition described below are beneficial to shareholders, the provisions may have the effect of rendering Third Century less attractive to potential acquirors, thereby discouraging future takeover attempts that would not be approved by the board of directors but that certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. These provisions also will render the removal of the incumbent board of directors and of management more difficult. The board of directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

     The following general discussion contains a summary of the material provisions of Third Century's the articles of incorporation and Code of By-Laws and certain other regulatory provisions, that may be deemed to have an effect of delaying, deferring or preventing a change in the control of Third Century. The following description of certain of these provisions is general and not necessarily complete, and with respect to provisions contained in the articles of incorporation and by-laws, reference should be made in each case to the document in question, each of which is part of our application for approval of the conversion and Third Century's Registration Statement filed with the SEC. See "Additional Information."

Provisions of Third Century's Articles of Incorporation and By-Laws

     Directors. Certain provisions in the articles of incorporation and by-laws will impede changes in majority control of the board of directors of Third Century. The articles of incorporation provide that the board of directors of Third Century will be divided into three classes, with directors in each class elected for three-year staggered terms. The Indiana Business Corporation Law provides, however, that the terms of initial directors of a corporation expire at the first shareholders' meeting at which directors are elected even if the corporation's articles of incorporation provide for a classified board. Therefore, at the first shareholders' meeting, shareholders will be voting on the election of the five director nominees to serve terms ranging from one to three years. After that first shareholders' meeting, it would take two annual elections to replace a majority of Third Century's board. Moreover, our by-laws provide that our directors must be residents of Johnson County or Bartholomew County in Indiana, must have had a loan or deposit relationship with us which they have maintained for nine months prior to their nomination to the board (or in the case of existing directors, prior to March 16, 2004), and, if nonemployee directors, must have served as a member of a civic or community organization based in Johnson County, Indiana for at least twelve months during the five years prior to their nomination to the board. Our board may waive one or more of these requirements for new members appointed to the board in connection with our acquisition of another financial institution or the acquisition or opening of a new branch by Mutual. Therefore, the ability of a shareholder to attract qualified nominees to oppose persons nominated by the board of directors may be limited.

     The articles of incorporation also provide that the size of the board of directors shall range between five and fifteen directors, with the exact number of directors to be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of directors of Third Century.

     The articles of incorporation provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors then in office. Finally, the by-laws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

     The articles of incorporation provide that a director or the entire board of directors may be removed only for cause and only by the affirmative vote of at least 80% of the shares eligible to vote generally in the election of directors.

     Restrictions on Call of Special Meetings. The articles of incorporation provide that a special meeting of shareholders may be called only by the chairman of the board of Third Century or pursuant to a resolution adopted by a majority of the total number of directors of Third Century. Shareholders are not authorized to call a special meeting.

     No Cumulative Voting. The articles of incorporation provide that there shall be no cumulative voting rights in the election of directors.

     Authorization of Preferred Stock. The articles of incorporation authorize 2,000,000 shares of preferred stock, without par value. Third Century is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of Third Century not approved by the board of directors, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the board of directors deems to be in the best interests of Third Century and its shareholders.

     Limitations on 10% Shareholders. The articles of incorporation provide that: (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Third Century (provided that such limitation shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by Third Century, if the plan or plans beneficially own no more than 25% of any class of such equity security of Third Century); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of shareholders. For these purposes, a person (including management) who has obtained the right to vote shares of the common stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

     Evaluation of Offers. The articles of incorporation of Third Century provide that the board of directors of Third Century, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to Third Century's shareholders, may, in connection with the exercise of its judgment in determining what is in the best interest of Third Century, Mutual and the shareholders of Third Century, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on Third Century's customers and Mutual's present and future account holders, borrowers, employees and suppliers; the effect on the communities in which Third Century and Mutual operate or are located; and the effect on the ability of Third Century to fulfill the objectives of a holding company and of Mutual or future financial institution subsidiaries to fulfill the objectives of a financial institution under applicable statutes and regulations. The articles of incorporation of Third Century also authorize the board of directors to take certain actions to encourage a person to negotiate for a change of control of Third Century or to oppose such a transaction deemed undesirable by the board of directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the articles of incorporation of Third Century, the board of directors may be in a stronger position to oppose such a transaction if the board concludes that the transaction would not be in the best interest of Third Century, even if the price offered is significantly greater than the then market price of any equity security of Third Century.

     Procedures for Certain Business Combinations. The articles of incorporation require that certain business combinations between Third Century (or any majority-owned subsidiary thereof) and a 10% or greater shareholder either be approved (i) by at least 80% of the total number of outstanding voting shares of Third Century or (ii) by a majority of certain directors unaffiliated with such 10% or greater shareholder or involve consideration per share generally equal to the higher of (A) the highest amount paid by such 10% shareholder or its affiliates in acquiring any shares of the common stock or (B) the "Fair Market Value" (generally, the highest closing bid paid for the common stock during the thirty days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater shareholder became such, whichever is higher).

     Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by a majority vote of Third Century's board of directors and also by a majority of the outstanding shares of Third Century's voting shares; provided, however, that approval by at least 80% of the outstanding voting shares is required for certain provisions (i.e., provisions relating to number, classification, and removal of directors; provisions relating to the manner of amending the by-laws; call




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

of special shareholder meetings; criteria for evaluating certain offers; certain business combinations; and amendments to provisions relating to the foregoing). The provisions concerning limitations on the acquisition of shares may be amended only by an 80% vote of Third Century's outstanding shares unless at least two-thirds of Third Century's Continuing Directors (directors of Third Century on March 16, 2004, or directors recommended for appointment or election by a majority of such directors) approve such amendments in advance of their submission to a vote of shareholders (in which case only a majority vote of shareholders is required).

     The by-laws may be amended only by a majority vote of the total number of directors of Third Century.

     Purpose  and Effects of the  Anti-Takeover  Provisions  of Third  Century's
Articles of Incorporation and By-Laws. Third Century's board of directors believes that the provisions described above are prudent and will reduce Third Century's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. These provisions will also assist in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The board of directors believes these provisions are in the best interest of Mutual and Third Century and its shareholders. In the judgment of the board of directors, Third Century's board of directors will be in the best position to determine the true value of Third Century and to negotiate more effectively for what may be in the best interests of Third Century and its shareholders. The board of directors believes that these provisions will encourage potential acquirors to negotiate directly with the board of directors of Third Century and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflecting the true value of Third Century and which is in the best interests of all shareholders.

     Attempts to take over financial institutions and their holding companies have recently increased. Takeover attempts that have not been negotiated with and approved by the board of directors present to shareholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time to obtain maximum value for Third Century and its shareholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of Third Century's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to undertake defensive measures at a great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objective may not be similar to that of the remaining shareholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive Third Century's remaining shareholders of the benefits of certain protective provisions of the 1934 Act if the number of shareholders of record becomes less than 300 and Third Century terminates its registration under the 1934 Act.

     Despite the belief of Third Century's board of directors in the benefits to shareholders of the foregoing provisions, the provisions may also have the effect of discouraging future takeover attempts that would not be approved by the board of directors but that certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the



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incumbent  board of directors and of  management  more  difficult.  The board of
directors  has,  however,   concluded  that  the  potential  benefits  of  these
restrictive provisions outweigh the possible disadvantages.


Other Restrictions on Acquisition of Third Century and Mutual

     State Law. Under Indiana law, no person can acquire effective control (including, without limitation, acquisition of 25% or more of its voting stock) of Third Century or Mutual without prior approval of the DFI.

     Several provisions of the Indiana Business Corporation Law could also affect the acquisition of shares of the common stock or otherwise affect the control of Third Century. Chapter 43 of the Indiana Business Corporation Law prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as Third Century (assuming that it has over 100 shareholders) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the acquisition was approved in advance of that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to those contained in Third Century's articles and described in " -- Provisions of Third Century's Articles and By-Laws -- Procedures for Certain Business Combinations". In general, the price requirements contained in the Indiana Business Corporation Law may be more stringent than those imposed in Third Century's articles. However, the procedural restraints imposed by Third Century's articles are somewhat broader than those imposed by the Indiana Business Corporation Law. Also, the provisions of the Indiana Business Corporation Law may change at some future date, but the relevant provisions of Third Century's articles may only be amended by an 80% vote of the shareholders of Third Century.

     In addition, the Indiana Business Corporation Law contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person made a tender offer for, or otherwise acquired, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisitions Statute"). Under the Control Share Acquisitions Statute, if an acquiror purchases those shares at a time that the corporation is subject to the Control Share Acquisitions Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof and by the acquiror), approves in a special or annual meeting the rights of the acquiror to vote the shares which take the acquiror over each level of ownership as stated in the statute, the acquiror cannot vote these shares. An Indiana corporation otherwise subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its Articles of Incorporation or By-Laws. Third Century, however, will be subject to this statute following the conversion because of its desire to discourage non-negotiated hostile takeovers by third parties.

     The Indiana Business Corporation Law specifically authorizes Indiana corporations to issue options, warrants or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants or rights may, but need not be, issued to shareholders on a pro rata basis.

     The Indiana Business Corporation Law specifically authorizes directors, in considering the best interest of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. As described above, Third Century's articles contain a provision having a similar effect. Under the Indiana Business Corporation Law, directors are not required to approve a proposed business combination or other corporate action if the



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directors determine in good faith that such approval is not in the best interest of the corporation.  In addition,  the Indiana  Business  Corporation Law states
that   directors  are  not  required  to  redeem  any  rights  under  or  render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The Indiana Business Corporation Law explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be "reasonable in relation to the threat posed."

     In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the Indiana Business Corporation Law to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

     Because of the foregoing provisions of the Indiana Business Corporation Law, the Board will have flexibility in responding to unsolicited proposals to acquire Third Century, and accordingly it may be more difficult for an acquiror to gain control of Third Century in a transaction not approved by the Board.

     Federal Limitations. The Change in Bank Control Act provides that no "person," acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a bank or of a bank holding company unless at least 60 days' prior written notice is given to the Federal Reserve Board and the Federal Reserve Board has not objected to the proposed acquisition.

     The Bank Holding Company Act also prohibits any "company," directly or indirectly or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured institution without the prior approval of the Federal Reserve Board. In addition, any company that acquires such control becomes a "bank holding company" subject to registration, examination and regulation as a bank holding company by the Federal Reserve Board.

     The term "control" for purposes of the Change in Bank Control Act and the Bank Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the insured institution or to control, in any manner, the election of a majority of the directors of the insured institution. It also includes a determination by the Federal Reserve Board that such company or person has the power, directly or indirectly, to exercise a controlling influence over or to direct the management or policies of the insured institution.

     Federal Reserve Board regulations also set forth certain "rebuttable control determinations" which arise upon (a) the acquisition of any voting securities of a state member bank or bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with power to vote 25 percent or more of any class of voting securities of the institution; or (b) the acquisition of any voting securities of a state member bank or bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with power to vote 10 percent or more (but less than 25 percent) of any class of voting securities of the institution, and if (i) the institution has registered securities under Section 12 of the 1934 Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction.

     The regulations also specify the criteria which the Federal Reserve Board uses to evaluate control applications. The Federal Reserve Board is empowered to disapprove an acquisition of control if it finds, among other things, that (i) the acquisition would substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors, or (iii) the




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

competency, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution, or the public to permit the acquisition of control by such person.


                          DESCRIPTION OF CAPITAL STOCK

     Third Century is authorized to issue 20,000,000 shares of Third Century common stock, without par value, all of which have identical rights and preferences, and 2,000,000 shares of preferred stock, without par value. Third Century expects to issue up to 16,531,250 shares of common stock and no shares of preferred stock in the conversion. Third Century has received an opinion of its counsel that the shares of common stock issued in the conversion will be validly issued, fully paid, and not liable for further call or assessment. This opinion was filed with the SEC as an exhibit to Third Century's Registration Statement under the 1933 Act. The following sets forth the material aspects of the common stock.

     Shareholders of Third Century will have no preemptive rights to acquire additional shares of Third Century common stock that may be subsequently issued. The common stock will represent nonwithdrawable capital, will not be of an insurable type and will not be federally insured by the FDIC or any government entity.

     Under Indiana law, the holders of the common stock will possess exclusive voting power in Third Century, unless preferred stock is issued and voting rights are granted to the holders thereof. Each shareholder will be entitled to one vote for each share held on all matters voted upon by shareholders, subject to the limitations discussed under the caption "Restrictions on Acquisition of Third Century Bancorp." Shareholders may not cumulate their votes in the election of the board of directors. Holders of common stock will be entitled to payment of dividends as may be declared from to time by Third Century's board of directors.

     In the unlikely event of the liquidation or dissolution of Mutual and Third Century, the holders of the common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of Third Century (including all deposits in Mutual and accrued liabilities thereon) and after payment of the liquidation account established in the conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue their deposit accounts at Mutual, all assets of Third Century available for distribution, in cash or in kind. See "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights." If preferred stock is issued subsequent to the conversion, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.

     The board of directors of Third Century will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

     Except as discussed elsewhere herein, Third Century has no specific plans for the issuance of the additional authorized shares of common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of common stock will be available for general corporate purposes including, but not limited to, possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, or in future underwritten or other public or private offerings. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in future underwritten public offerings or private placements or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of common stock




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or authorized shares of preferred stock would be issued, no shareholder approval will be required for the issuance of these shares. Accordingly, Third Century's board of directors without shareholder approval can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock.

     The offering and sale of common stock in the conversion will be registered under the 1933 Act. The subsequent sale or transfer of common stock is governed by the 1933 Act, which requires that sales or exchanges of subject securities be made pursuant to an effective registration statement or qualified for an exemption from registration requirements of the 1933 Act. Similarly, the securities laws of the various states also require generally the registration of shares offered for sale unless there is an applicable exemption from registration.

     Third Century, as a newly organized corporation, has never issued capital stock, and, accordingly, there is no market for the common stock. See "Market for the Common Stock" and "Restrictions on Acquisition of Third Century Bancorp -- Provisions of Third Century's Articles and By-Laws" for a description of certain provisions of Third Century's Articles and By-Laws that may affect the ability of Third Century's shareholders to participate in certain transactions relating to acquisitions of control of Third Century. Also, see "Dividend Policy" for a description of certain matters relating to the possible future payment of dividends on the common stock.



                                 TRANSFER AGENT

     Registrar and Transfer Company will act as transfer agent and registrar for the common stock. Registrar and Transfer Company's phone number is (800) 368-5948.



                            REGISTRATION REQUIREMENTS

     Upon the conversion, Third Century's common stock will be registered pursuant to Section 12(g) of the 1934 Act and will not be deregistered for a period of at least three years following the conversion. As a result of the registration under the 1934 Act, certain holders of common stock will be subject to certain reporting and other requirements imposed by the 1934 Act. For example, beneficial owners of more than 5% of the outstanding common stock will be required to file reports pursuant to Section 13(d) or Section 13(g) of the 1934 Act, and officers, directors and 10% shareholders of Third Century will generally be subject to reporting requirements of Section 16(a) and to the liability provisions for profits derived from purchases and sales of Third Century common stock occurring within a six-month period pursuant to Section 16(b) of the 1934 Act. In addition, certain transactions in common stock, such as proxy solicitations and tender offers, will be subject to the disclosure and filing requirements imposed by Section 14 of the 1934 Act and the regulations promulgated thereunder.



                              LEGAL AND TAX MATTERS

     Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana 46204, special counsel to Mutual, will pass upon the legality and validity of the shares of common stock being issued in the conversion. Barnes & Thornburg LLP has issued an opinion concerning certain federal and state income tax aspects of the conversion and that the conversion, as proposed, constitutes a tax-free reorganization under federal and Indiana law. Barnes & Thornburg LLP has consented to the references herein to their opinions. Certain legal matters related to this offering will be passed upon for Keefe, Bruyette & Woods, Inc., by Luse Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Ave., N.W., Suite 400, Washington, D.C. 20015.




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

                                     EXPERTS

     Our consolidated financial statements at and for the year ended December 31, 2003, appearing in this Prospectus and the Registration Statement have been audited by BKD, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Our consolidated financial statements at and for the year ended December 31, 2002, appearing in this Prospectus and Registration Statement have been audited by Woodbury & Company, LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Keller & Company has consented to the publication of the summary herein of its appraisal report as to the estimated pro forma market value of the common stock of Third Century to be issued in the conversion, to the reference to its opinion relating to the value of the subscription rights, and to the filing of the appraisal report as an exhibit to the registration statement filed by Third Century under the 1933 Act.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On May 27, 2003, Mutual engaged the accounting firm of BKD, LLP to examine the consolidated financial statements of Mutual as of and for the year ended December 31, 2003. This action was taken following a recommendation of Mutual's Audit Committee to the board of directors to take such action and the approval of the change in auditors by the board of directors. Woodbury & Company, LLC, which had acted as the independent public accountant for Mutual since 1975 and whose audited consolidated financial statements as of and for the one-year period ended December 31, 2002, are in this Prospectus, was notified on May 27, 2003, of Mutual's decision to engage BKD, LLP.

     The audit reports issued by Woodbury & Company, LLC, with respect to Mutual's consolidated financial statements as of and for the year ended December 31, 2002, did not contain an adverse opinion or disclaimer of opinion, and were not qualified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2002 (and any subsequent interim period), there had been no disagreements between Mutual and Woodbury & Company, LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Woodbury & Company, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its audit report. Moreover, none of the events listed in Item 304(a)(1)(iv)(B) of Regulation S-B occurred during the year ended December 31, 2002, or any subsequent interim period.

     Prior to its engagement, BKD, LLP had not been consulted by Mutual as to the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on Mutual's financial statements.



                             ADDITIONAL INFORMATION


     Third Century Bancorp has filed with the SEC a registration statement under the 1933 Act with respect to the common stock offered by this Prospectus. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices in New York (233 Broadway, New York, New York 10279) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and copies of such material can be obtained from the Public Reference




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

Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This information can also be found on the SEC's website, located at www.sec.gov.

     Third Century Bancorp has also filed with the Federal Reserve Bank of Chicago an Application on Form FR Y-3. This Prospectus omits certain information contained in such Application. The Application may be inspected at the offices at the Federal Reserve Board of Chicago, 230 South LaSalle Street, Chicago, Illinois 60604-1413.

     Mutual Savings Bank has filed with the DFI an Application to Convert to an Indiana stock savings bank. This Prospectus omits certain information contained in such Application. The Application may be inspected at the offices of the Indiana Department of Financial Institutions, 402 West Washington Street, Room W-066, Indianapolis, Indiana 46204. A Notice of Intent to Convert and a copy of the Application to Convert that was filed with the DFI have been filed with the Federal Deposit Insurance Corporation, Chicago Regional Office, 500 W. Monroe, Suite 300, Chicago, Illinois 60661-3697.





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










                               Mutual Savings Bank

            Accountants' Report and Consolidated Financial Statements

                           December 31, 2003 and 2002




                                    Contents


   Independent Accountants' Reports .........................       F-2
   Consolidated Financial Statements.........................
      Balance Sheets ........................................       F-4
      Statements of Income ..................................       F-5
      Statements of Equity Capital ..........................       F-6
      Statements of Cash Flows ..............................       F-7
      Notes to Financial Statements .........................       F-8

                         Independent Accountants' Report



Board of Directors
Mutual Savings Bank
Franklin, Indiana

     We have audited the accompanying consolidated balance sheet of Mutual Savings Bank as of December 31, 2003, and the related consolidated statements of income, equity capital and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Mutual Savings Bank as of and for the year ended December 31, 2002, were audited by other accountants whose report dated February 18, 2003, expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mutual Savings Bank as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ BKD, LLP

Indianapolis, Indiana
January 16, 2004, except for Note 15
   as to which the date is February 12, 2004

                          Independent Auditor's Report



Board of Directors
Mutual Savings Bank
80 East Jefferson Street
Franklin, Indiana  46131

     We have audited the accompanying statement of financial condition of Mutual Savings Bank as of December 31, 2002 and 2001, and the related statements of income, retained earnings, and cash flows, for the years then ended. These financial statements are the responsibility of the bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly in all material respects the financial position of Mutual Savings Bank as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



/s/ Woodbury & Company, LLC


February 18, 2003
Franklin, Indiana

                                          Mutual Savings Bank

                                       Consolidated Balance Sheets
                                        December 31, 2003 and 2002


                                                                                   2003              2002
                                                                              -------------------------------

Assets
   Cash and due from banks .............................................      $    779,294       $    790,371
   Interest-bearing demand deposits ....................................         3,959,471          6,395,793
                                                                              -------------------------------
      Cash and cash equivalents ........................................         4,738,765          7,186,164
   Held-to-maturity securities .........................................           688,609          6,124,409
   Loans, net of allowance for loan losses of $1,054,766 and
      $884,185 at December 31, 2003 and 2002 ...........................        96,955,033         79,336,025
   Premises and equipment ..............................................         2,081,815          2,176,841
   Federal Home Loan Bank stock ........................................           975,000            550,000
   Interest receivable .................................................           463,551            524,573
   Other ...............................................................           658,507            611,398
                                                                              -------------------------------
        Total assets ...................................................      $106,561,280       $ 96,509,410
                                                                              ===============================

Liabilities and Equity Capital
   Liabilities
      Deposits
         Demand ........................................................      $  6,989,144       $  4,797,990
         Savings, NOW and money market .................................        35,779,346         37,606,054
         Time ..........................................................        35,939,575         35,722,914
                                                                              -------------------------------
            Total deposits .............................................        78,708,065         78,126,958
      Federal Home Loan Bank advances ..................................        19,500,000         10,500,000
      Interest payable and other liabilities ...........................           313,010            337,038
                                                                              -------------------------------
             Total liabilities .........................................        98,521,075         88,963,996

Commitments and Contingencies

Equity Capital-- retained earnings .....................................         8,040,205          7,545,414
                                                                              -------------------------------
             Total liabilities and equity capital ......................      $106,561,280       $ 96,509,410
                                                                              ===============================


See Notes to Consolidated Financial Statements



                                Mutual Savings Bank

                           Consolidated Statements of Income
                        Years Ended December 31, 2003 and 2002

                                                            2003              2002
                                                         ----------------------------

Interest and Dividend Income
   Loans ..........................................      $5,877,351        $5,511,815
   Securities .....................................          62,047           196,681
   Dividends on Federal Home Loan Bank stock ......          35,647            33,343
   Deposits with financial institutions ...........          36,677            98,775
                                                         ----------------------------
      Total interest and dividend income ..........       6,011,722         5,840,614
                                                         ----------------------------

Interest Expense
   Deposits .......................................       1,346,831         1,980,287
   Federal Home Loan Bank advances ................         607,125           277,040
                                                         ----------------------------
      Total interest expense ......................       1,953,956         2,257,327
                                                         ----------------------------

Net Interest Income ...............................       4,057,766         3,583,287

Provision for Loan Losses .........................         200,000           140,000
                                                         ----------------------------

Net Interest Income After Provision for Loan Losses       3,857,766         3,443,287
                                                         ----------------------------

Noninterest Income
   Fiduciary activities ...........................          80,772           126,183
   Service charges on deposits accounts ...........         204,004           177,735
   Other service charges and fees .................         223,005           233,386
   Net gains on loan sales ........................          72,363            48,516
   Merchant processing ............................         100,851            83,045
   Loan servicing fees ............................          23,581            49,027
   Other ..........................................          19,251            24,222
                                                         ----------------------------
       Total noninterest income ...................         723,827           742,114
                                                         ----------------------------

Noninterest Expense
   Salaries and employee benefits .................       2,122,203         1,787,961
   Net occupancy expense ..........................         349,581           310,740
   Equipment expense ..............................          72,896            55,089
   Data processing fees ...........................         344,803           288,606
   Conversion expense .............................         117,038                --
   Professional fees ..............................          62,119            51,046
   Directors' fees ................................          89,500            82,413
   Bank charges ...................................         144,195           152,168
   Merchant processing ............................          80,789            72,501
   Other ..........................................         372,868           372,696
                                                         ----------------------------
      Total noninterest expense ...................       3,755,992         3,173,220
                                                         ----------------------------

Income Before Income Tax ..........................         825,601         1,012,181

Provision for Income Taxes ........................         330,810           401,885
                                                         ----------------------------
Net Income ........................................      $  494,791        $  610,296
                                                         ============================


See Notes to Consolidated Financial Statements


                               Mutual Savings Bank

                    Consolidated Statements of Equity Capital
                     Years Ended December 31, 2003 and 2002



                                                           Retained
                                                           Earnings
                                                          ----------
Balance, January 1, 2002 ...........................      $6,935,118
    Net income .....................................         610,296
                                                          ----------

Balance, December 31, 2002 .........................       7,545,414
    Net income .....................................         494,791
                                                          ----------

Balance, December 31, 2003 .........................      $8,040,205
                                                          ==========









See Notes to Consolidated Financial Statements



                               Mutual Savings Bank

                      Consolidated Statements of Cash Flows
                     Years Ended December 31, 2003 and 2002



                                                                             2003                  2002
                                                                         ----------------------------------

Operating Activities
   Net income ............................................               $    494,791          $    610,296
   Items not requiring (providing) cash
      Depreciation and amortization ......................                    168,947               144,951
      Provision for loan losses ..........................                    200,000               140,000
      Amortization of premiums and discounts on securities                    109,504               (87,108)
      Deferred income taxes ..............................                    (61,000)              (28,520)
   Loans originated for sale .............................                 (4,408,723)           (6,513,017)
   Sale of loans .........................................                  4,481,086             6,561,533
   Gains on sales of loans ...............................                    (72,363)              (48,516)
   Changes in
      Interest receivable ................................                     61,022                (8,304)
      Other assets .......................................                     13,891               101,604
      Interest payable and other liabilities .............                    (65,271)             (143,318)
                                                                         ----------------------------------
         Net cash provided by operating activities .......                    921,884               729,601
                                                                         ----------------------------------

Investing Activities
   Purchases of held to-maturity securities ..............                   (711,006)          (12,373,207)
   Proceeds from maturities of held-to-maturity securities                  6,037,302             6,335,906
   Net change in loans ...................................                (17,819,008)           (5,982,152)
   Purchase of premises and equipment ....................                    (73,921)             (494,308)
   Purchase of Federal Home Loan Bank stock ..............                   (425,000)                   --
                                                                         ----------------------------------
       Net cash used in investing activities .............                (12,991,633)          (12,513,761)
                                                                         ----------------------------------

Financing Activities
   Net increase in demand deposits, money market, NOW
      and savings accounts ...............................                    364,446             2,315,077
   Net increase (decrease) in certificates of deposit ....                    216,661            (2,928,743)
   Proceeds from Federal Home Loan Bank advances .........                 12,000,000             6,500,000
   Repayment of Federal Home Loan Bank advances ..........                 (3,000,000)           (1,000,000)
   Net increase in advances from borrowers for taxes
      and insurance ......................................                     41,243                18,559
                                                                         ----------------------------------
         Net cash provided by financing activities .......                  9,622,350             4,904,893
                                                                         ----------------------------------

Decrease in Cash and Cash Equivalents ....................                 (2,447,399)           (6,879,267)

Cash and Cash Equivalents, Beginning of Year .............                  7,186,164            14,065,431
                                                                         ----------------------------------

Cash and Cash Equivalents, End of Year ...................               $  4,738,765          $  7,186,164
                                                                         ==================================

Supplemental Cash Flows Information
   Interest paid .........................................               $  1,977,285          $  2,345,234
   Income taxes paid (net of refunds) ....................                    377,500               265,500


See Notes to Consolidated Financial Statements


                               Mutual Savings Bank

                   Notes to Consolidated Financial Statements
                           December 31, 2003 and 2002

Note 1: Nature of Operations and Summary of Significant Accounting Policies

     Nature of Operations

          Mutual Savings Bank (Mutual) is primarily engaged in providing a full range of banking and financial services to individual and corporate customers in Johnson County and surrounding counties. Mutual is subject to competition from other financial institutions. Mutual is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Bank is a 100 percent owner of Mutual Financial Services, Inc. (Financial), a service corporation providing insurance services for the customers of Mutual.



     Principles of Consolidation

          The consolidated financial statements include the accounts of Mutual and Financial. All significant intercompany accounts and transactions have been eliminated in consolidation.



     Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.


     Cash Equivalents

          Mutual considers all liquid investments with original maturities of three months or less to be cash equivalents.



     Securities

          Held-to-maturity securities, which include any security for which the Bank has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

          Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.


     Loans Held for Sale

          Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Commitments to originate loans held for sale, if any, are recorded at fair value. There were no loans held for sale or commitments to originate loans to be sold at December 31, 2003 or 2002.

     Loans

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on non-accrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

          Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.


     Allowance for Loan Losses

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          A loan is considered impaired when, based on current information and events, it is probable that Mutual will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, Mutual does not separately identify individual consumer and residential loans for impairment measurements.

     Premises and Equipment

          Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line and accelerated methods over the estimated useful lives of the assets.


     Federal Home Loan Bank Stock

          Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.


     Income Taxes

          Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.


     Reclassifications

          Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 financial statement presentation. These reclassifications had no effect on net income.


Note 2: Securities

          The amortized cost and approximate fair values of held-to-maturity securities are as follows:




                                                             Gross           Gross
                                            Amortized     Unrealized      Unrealized      Approximate
                                              Cost           Gains          Losses        Fair Value
                                           ----------------------------------------------------------

December 31, 2003:
   U. S. Government agencies .....         $  201,365       $   513         $    --        $  201,878
   Corporate obligations .........            487,244           337              --           487,581
                                           ----------------------------------------------------------
                                           $  688,609       $   850         $    --        $  689,459
                                           ==========================================================

December 31, 2002:
   U. S. Government agencies .....         $2,902,365       $22,300         $    --        $2,924,665
   Mortgage-backed securities ....          1,712,715            --          13,891         1,698,824
   State and political subdivision            600,000         4,458              --           604,458
   Corporate obligations .........            909,329         2,085              --           911,414
                                           ----------------------------------------------------------
                                           $6,124,409       $28,843         $13,891        $6,139,361
                                           ==========================================================



          At December 31, 2003, all securities mature within one year. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Note 3: Loans and Allowance for Loan Losses

          Categories of loans at December 31, include:

                                                        2003           2002
                                                     ---------------------------
Residential real estate
   One- to four-family residential ..............    $56,132,745     $41,011,083
   Multi-family residential .....................        362,509         386,079
   Construction and land development ............      7,236,399       4,768,230
Commercial ......................................     24,993,360      25,024,673
Consumer and other ..............................      9,327,126       9,070,296
                                                     ---------------------------
   Total loans ..................................     98,052,139      80,260,361

Less
   Net deferred loan fees, premiums and discounts         42,340          40,151
   Allowance for loan losses ....................      1,054,766         884,185
                                                     ---------------------------
       Net loans ................................    $96,955,033     $79,336,025
                                                     ===========================


Activity in the allowance for loan losses was as follows:

                                                         2003            2002
                                                     --------------------------
Balance, beginning of year ........................  $  884,185        $771,548
Provision charged to expense ......................     200,000         140,000
Losses charged off, net of recoveries of $2,202 for
   2003 and $24,557 for 2002 ......................     (29,419)        (27,363)
                                                     --------------------------
Balance, end of year ..............................  $1,054,766        $884,185
                                                     ==========================

Impaired loans totaled $359,350 at December 31, 2003. An allowance for loan losses of $55,578 was recorded on impaired loans at December 31, 2003. There were no impaired loans at December 31, 2002.

Interest of $14,600 was recognized on average impaired loans of $378,000 for 2003. Interest of $14,600 was recognized on impaired loans on a cash basis during 2003.


Non-accruing loans at December 31, 2003 and 2002 were $429,000 and $62,000, respectively. Non-accruing loans at December 31, 2003 and 2002 totaling $70,000 and $62,000 were not deemed impaired as those loans were considered well collateralized.






Note 4: Premises and Equipment


          Major classifications of premises and equipment, stated at cost, are as follows:

                                           2003                 2002
                                       --------------------------------

Land .........................         $   205,295          $   205,295
Buildings and improvements ...           2,247,596            2,250,895
Equipment ....................             914,785              854,539
                                       --------------------------------
                                         3,367,676            3,310,729
Less accumulated depreciation           (1,285,861)          (1,133,888)
                                       --------------------------------

    Net premises and equipment         $ 2,081,815          $ 2,176,841
                                       ================================

Note 5: Loan Servicing

          Mortgage   loans   serviced   for  others  are  not  included  in  the
          accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $10,962,000 and $15,509,000 at December 31, 2003 and 2002, respectively.



Note 6: Interest-Bearing Deposits

          Interest-bearing deposits in denominations of $100,000 or more were $6,841,000 on December 31, 2003, and $6,705,000 on December 31, 2002.

          At December 31, 2003, the scheduled maturities of time deposits are as follows:

          2004 ..................................   $22,995,668
          2005 ..................................     9,065,216
          2006 ..................................     1,659,449
          2007 ..................................     1,159,704
          2008 ..................................     1,059,538
                                                    -----------
                                                    $35,939,575
                                                    ===========


Note 7: Federal Home Loan Bank Advances

          The Federal Home Loan Bank advances are secured by mortgage loans totaling $57,311,000 and $42,597,000 at December 31, 2003 and 2002.
          Advances at December 31, 2003, at interest  rates ranging from 1.11 to
          5.96 percent are subject to restrictions or penalties in the event of prepayment.

          Aggregate annual maturities of the advances at December 31, 2003, are:

          2004 ..................................       $ 3,000,000
          2005 ..................................         2,000,000
          2006 ..................................         2,000,000
          2007 ..................................         3,000,000
          2008 ..................................         2,000,000
          Thereafter ..................................   7,500,000
                                                        -----------
                                                        $19,500,000
                                                        ===========


Note 8: Income Taxes

          The provision for income taxes includes these components:

                                       2003            2002
                                     ------------------------
Taxes currently payable
   Federal ..................        $306,241        $333,379
   State ....................          85,569          97,026
Deferred income taxes payable
   Federal ..................         (50,000)        (19,908)
   State ....................         (11,000)         (8,612)
                                     ------------------------
      Income tax expense ....        $330,810        $401,885
                                     ========================

          A reconciliation of income tax expense at the statutory rate to Mutual's actual income tax expense is shown below:


                                              2003             2002
                                            -------------------------
Computed at the statutory rate (34%)        $301,440         $344,140
Increase (decrease) resulting from
   State income taxes ..............          49,215           58,353
   Other ...........................         (19,845)            (608)
                                            -------------------------
      Actual tax expense ...........        $330,810         $401,885
                                            =========================




The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:


                                          2003            2002
                                        ------------------------
    Deferred tax assets
      Allowance for loan losses         $447,738        $382,674
      Deferred compensation ....           3,219           3,223
      Other ....................          11,556           3,035
                                        ------------------------
                                         462,513         388,932
                                        ------------------------
    Deferred tax liabilities
      Depreciation .............          75,832          88,911
      FHLB stock dividend ......          11,504              --
      Other ....................          14,156              --
                                        ------------------------
                                         101,492          88,911
                                        ------------------------
          Net deferred tax asset        $361,021        $300,021
                                        ========================

          Retained earnings at December 31, 2003 and 2002, includes approximately $1,038,000 for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liabilities on the preceding amounts that would have been recorded if they were expected to reverse into taxable income in the foreseeable future were approximately $353,000 at December 31, 2003 and 2002.


Note 9: Regulatory Matters

          Mutual is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Mutual's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Mutual must meet specific capital guidelines that involve quantitative measures of Mutual's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Mutual's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require Mutual to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2003 and 2002, that Mutual meets all capital adequacy requirements to which it is subject.

          As of December 31, 2003, the most recent notification categorized Mutual as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Mutual must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Mutual's category.

          Mutual's actual capital amounts and ratios are also presented in the table.


                                                                    For Capital        To Be Well Capitalized
                                                                     Adequacy          Under Prompt Corrective
                                                Actual               Purposes            Action Provisions
                                        -----------------------------------------------------------------------
                                          Amount      Ratio      Amount      Ratio       Amount       Ratio
                                        -----------------------------------------------------------------------

As of December 31, 2003
   Total risk-based capital
      (to risk-weighted assets)         $8,991,000    11.8%    $6,076,000     8.0%      $7,596,000    10.0%
   Tier I capital
      (to risk-weighted assets)          8,040,000    10.6      3,038,000     4.0        4,557,000     6.0
   Tier I capital
      (to adjusted total assets)         8,040,000     7.5      4,274,000     4.0        5,343,000     5.0


As of December 31, 2002

   Total risk-based capital
        (to risk-weighted assets)       $8,379,000    12.6%    $5,047,000     8.0%      $6,667,000    10.0%
   Tier I capital
        (to risk-weighted assets)        7,545,000    11.3      2,667,000     4.0        4,000,000     6.0
   Tier I capital
        (to adjusted total assets)       7,545,000     8.0      3,770,000     4.0        4,712,000     5.0


Note 10: Related Party Transactions

          Mutual has entered into transactions with certain executive officers, directors and their affiliates. In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

          The aggregate amount of loans, as defined to such related parties is as follows:

         Balance, January 1.................................     $1,603,000
         New loans..........................................        535,000
         Repayments.........................................       (966,000)
         Change in composition..............................        102,000
                                                                 ----------
         Balance, December 31...............................     $1,274,000
                                                                 ==========

          Deposits  from  related  parties,  as  defined,  held  by the  Bank at
          December  31,  2003  and  2002  totaled   $1,296,000  and  $1,474,000,
          respectively.



Note 11: Employee Benefits

          Mutual is a participant in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. This plan provides pension benefits for substantially all of Mutual's employees. According to FIRF administrators, the value of the vested benefits exceeded the market value of the fund's assets at the most recent valuation date and accordingly Mutual recorded a pension liability of $39,000 at December
          31. Pension expense was $121,500 and $71,600 for 2003 and 2002.

          Mutual has a retirement savings plan covering substantially all employees. Employees may contribute up to 50 percent of their compensation with Mutual matching 100 percent of the employee's contribution on the first 8 percent of the employee's compensation. Employer contributions charged to expense for 2003 and 2002 were $58,000 and $40,000, respectively.



Note 12: Leases

          Mutual has several noncancellable operating leases, primarily for branch facilities, that expire over the next three years. Rental expense for these leases was $40,800 and $44,400 for the years ended December 31, 2003 and 2002, respectively. Future lease commitments are immaterial.



Note 13: Disclosures About Fair Value of Financial Instruments

          The following table presents estimated fair values of Mutual's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, Mutual does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                                                           December 31, 2003
                                                     ---------------------------
                                                        Carrying         Fair
                                                         Amount         Value
                                                     ---------------------------
       Financial assets
          Cash and cash equivalents .............    $  4,738,765   $  4,738,765
          Held-to-maturity securities ...........         688,609        689,459
          Loans, net of allowance for loan losses      96,955,033    101,015,000
          Federal Home Loan Bank stock ..........         975,000        975,000
          Interest receivable ...................         463,551        463,551

       Financial liabilities
          Deposits ..............................      78,708,065     79,389,000
          Federal Home Loan Bank advances .......      19,500,000     20,320,000
          Interest payable ......................         138,077        138,077



          The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

     Cash and Cash Equivalents, Interest-Bearing Deposits, Federal Home Loan Bank Stock, Interest Receivable, Interest Payable and Advances From Borrowers for Taxes and Insurance

          The carrying amount approximates fair value.


     Securities

          Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.


     Loans Held for Sale

          For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.


     Loans

          The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.


     Deposits

          Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

     Federal Home Loan Bank Advances

          Rates currently available to Mutual for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.


     Commitments to Originate Loans, Letters of Credit and Lines of Credit


          The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair values of letters of credit and lines of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.



Note 14:  Commitments

     Commitments to Originate Loans

          Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

          At December 31, 2003 and 2002, Mutual had outstanding commitments to originate loans aggregating approximately $212,000 and $450,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period and were at fixed rates of interest.



     Letters of Credit

          Letters of credit are conditional commitments issued by Mutual to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.


          Mutual had total outstanding letters of credit amounting to $73,000 at December 31, 2003 with terms of three years and Mutual has assessed any liabilities associated with these letters of credit as immaterial.






     Lines of Credit

          Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

          At December 31, 2003, Mutual had granted unused lines of credit to borrowers aggregating approximately $4,478,000 and $7,130,000 for commercial lines and open-end consumer lines, respectively. At December 31, 2002, unused lines of credit to borrowers aggregated approximately $4,784,000 for commercial lines and $6,015,000 for open-end consumer lines.



Note 15:  Subsequent Event - Plan of Conversion

          On February 12, 2004, the Board of Directors adopted a plan of conversion (Plan) whereby Mutual will convert from a state-chartered mutual savings bank to a state-chartered stock savings bank. The Plan is subject to approval of regulatory authorities and members at a special meeting. The stock of Mutual will be issued to Third Century Bancorp, a holding company formed in connection with the conversion, and Mutual will become a wholly-owned subsidiary of Third Century Bancorp. Pursuant to the Plan, shares of capital stock of Third Century Bancorp are expected to be offered initially for subscription to eligible members of Mutual and certain other persons as of specified dates subject to various subscription priorities as provided in the Plan. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the subscription price. At least the minimum number of shares offered in the conversion must be sold. Any stock not purchased in the subscription offering will be sold in a community offering expected to be commenced following the subscription offering.

          The Plan provides that when the conversion is completed, a liquidation account will be established in an amount equal to the retained income of Mutual as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account is established to provide a limited priority claim to the assets of Mutual to qualifying depositors (eligible account holders) at December 31, 2002 and other depositors (supplemental eligible account holders) as of March 31, 2004, who continue to maintain deposits in Mutual after conversion. In the unlikely event of a complete liquidation of Mutual, and only in such event, eligible account holders would receive from the liquidation account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.

          Current regulations allow Mutual to pay dividends on its stock after the conversion equal to net retained profits for the current year and the two preceding years, and if its regulatory capital would not thereby be reduced below the amount then required for the liquidation account.

          Costs of conversion will be netted from proceeds of sale of common stock and recorded as a reduction of additional paid-in capital or common stock.

          Third Century Bancorp plans to set up an employee stock ownership plan
          (ESOP), a tax-qualified benefit plan, for officers and employees of Third Century Bancorp and the Mutual. It is assumed that eight percent of the shares of common stock sold in the conversion will be purchased by the ESOP with funds loaned by Third Century Bancorp. Third Century Bancorp and Mutual intend to make annual contributions to the ESOP in an amount equal to the principal and interest requirement of the debt.

          Following consummation of the conversion, Third Century Bancorp intends to adopt a stock option plan and recognition and reward plan, pursuant to which Third Century Bancorp intends to reserve a number of shares of common stock equal to an aggregate of ten and four percent, respectively, of the common stock issued in the conversion for issuance pursuant to stock options and stock grants.

================================================================================

No person has been authorized to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Third Century Bancorp or Mutual Savings Bank. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.


                             Third Century Bancorp

                             (Holding Company for
                              Mutual Savings Bank)




                                1,437,500 Shares
                              (Anticipated Maximum)
                 (Subject to Increase to Up to 1,653,125 Shares)



                                  Common Stock
                              (without par value)



                                SUBSCRIPTION AND
                            DIRECT COMMUNITY OFFERING
                                   PROSPECTUS



                             KEEFE, BRUYETTE & WOODS




                                  May 13, 2004




                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                   AND ARE NOT FEDERALLY INSURED OR GUARANTEED






Until August 11, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.